As filed with the Securities and Exchange Commission on August 4, 1995
                                                      Registration No. 33-



                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                           FORM S-4
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      First Commerce Corporation
          (Exact name of registrant as specified in its charter)

        Louisiana                      6711                    72-0701203
(State or other jursidication (Primary Standard Industrial (I.R.S. Employer
    of incorporation or     Classification Code Number) Identification Number)
      organization)
                             210 Baronne Street
                        New Orleans, Louisiana  70112
                                (504) 561-1371
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

            Copy to:         THOMAS L. CALLICUTT, Jr.            Copy to:
ANTHONY J. CORRERO, III      925 Common St., 7th Floor      PAUL M. HAYGOOD
Correro, Fishman          New Orleans, Louisiana  70112 Stone, Pigman, Walther,
   & Casteix, L.L.P.            (504) 582-2913    Wittmann & Hutchinson, L.L.P.
201  St. Charles Avenue   (Name, address, including    546 Carondelet Street
      47th Floor          zip code, and telephone      New Orleans,Louisiana
New Orleans, Louisiana     number, including area            70170-4700
      70170-4700         code, of agent for service)



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      Upon the date of the shareholders' meetings described in this registration statement.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. _______

                            CALCULATION OF REGISTRATION FEE
___________________________________________________________________________________________
                                          Proposed       Proposed
                                           Maximum        Maximum
  Title of Each       Number of Shares    Offering      Aggregate
Class of Securities         to be         Price Per       Offering    Amount of
 to be Registered       Registered<F1>      Share<F2>  Price<F2>  Registration Fee<F2>
____________________________________________________________________________________________
Common Stock
 $5 par value  . . . . . 1,009,705        $15.433        $15,583,183     $5,373.51
______________________________________________________________________________

<F1> Based on the closing sales price of a share of Registrant's Common Stock on July
     31,  1995.   There  is also registered hereby a currently indeterminate number of additional shares that  may  be issued in the transaction described herein that may result from application of the pricing formula described herein.
<F2> Calculated in accordance with  Rule 457(f)(2), based on the aggregate book value as of March 31, 1995 of the shares  of common stock of the corporations to be acquired as described in this registration statement.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                          FIRST COMMERCE CORPORATION
                            CROSS REFERENCE SHEET


     Item of Form S-4                            Location in Prospectus
     _________________                           ______________________

                     A.  Information About the Transaction of

1.  Forepart of Registration Statement and     Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover        Inside Cover; Table of Contents

3.  Risk Factors, Ratio of Earnings to         Summary
    Fixed Charges and Other Information

4.  Terms of the Transaction                   Summary; The Plan; Certain
                                               Federal Income Tax Consequences;
                                               Comparative Rights of
                                               Shareholders

5.  Pro Form Financial Information             Pro Forma Condensed Combined
                                               Financial Statements (Unaudited)

6.  Material Contracts with the Company        The Plan - Background of and
    Being Acquired                             Reasons for the Plan

7.  Additional Information Required for                  *
    Reoffering by Persons and Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and Counsel               *

9.  Disclosure of Commission Position on                 *
    Indemnification for Securities Act
    Liabilities

                         B.  Information About the Registrant

10. Information with Respect to S-3            Information About FCC
    Registrants

11. Incorporation of Certain Information       Information About FCC
    by Reference

12. Information with Respect to S-2 or S-3                *
    Registrants

13. Incorporation of Certain Information by               *
    Reference

14. Information with Respect to Registrants               *
    Other than S-2 or S-3 Registrants

                       C.  Information About the Company Being Acquired

15. Information with Respect to S-3 Companies             *

16. Information with Respect to S-2 or S-3                *
    Companies

17. Information with Respect to Companies       Information About the Company
    Other than S-2 or S-3 Companies             and the Bank

                      D.  Voting and Management Information

18. Information if Proxies, Consents or
    Authorizations are to be Solicited

    (1)  Date, Time and Plan Information         Introductory Statement-General

    (2)  Revocability of Proxy                   Introductory Statement-
                                                 Solicitation, Voting and
                                                 Revocation of Proxies

    (3)  Dissenters' Rights of Appraisal         Dissenters' Rights

    (4)  Persons Making the Solicitation        Introductory Statement
                                                    -General

    (5)  Interests of Certain Persons in         Summary; The Plan-Interests of
         Matters to be Acted upon;               Certain Persons;  The Plan -
         Voting Securities and Principal         Employee Benefits; Information
         Holders Thereof                         about the Company and the Bank
                                                 - Security Ownership of
                                                 Principal Shareholders and
                                                 Management

    (6)  Vote Required for Approval              Introductory Statement -
                                                 Shares Entitled to Vote;
                                                 Quorum; Vote Required

    (7)  Directors and Executive Officers;       Information About FCC
         Executive Compensation; Certain
         Relationships and Related
         Transactions

19. Information if Proxies, Consents or                       *
    Authorizations are not to be Solicited
    or in an Exchange Offer

_____________________________
* Not applicable or answer is in the negative.

                               PEOPLES BANCSHARES, INC.
                     PEOPLES BANK & TRUST COMPANY OF ST. BERNARD
                                    P. O. Box 1099
                               Chalmette, LA 70044-1099

                                                , 1995

          Dear Shareholder:

               You are invited to attend joint special meetings of shareholders of Peoples Bancshares, Inc. (the "Company") and Peoples Bank & Trust Company of St. Bernard (the "Bank") to be held on September ___, 1995 at 4:00 P.M., local time, at the Company's main office, 1615 E. Judge Perez Drive, Chalmette, Louisiana.

               At the meeting  you  will be asked to approve an Amended and
          Restated Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, the Company will merge into First Commerce Corporation ("FCC"), the Bank will merge into First National Bank of Commerce, a bank subsidiary of FCC ("FNBC"), and each outstanding share of common stock of the Company and each outstanding share of common stock of the Bank not owned by the Company will be converted into shares of FCC common stock as more fully described in the attached Proxy Statement and Prospectus. You are urged carefully to read the Proxy Statement and Prospectus in its entirety for a more complete description of the terms of the Plan.

               The Plan has been approved by the Boards of Directors of the Company and the Bank. As a result of the proposed mergers, you, as a new shareholder of FCC, will own stock that is publicly traded on the NASDAQ National Market. Through FNBC, FCC will be better able to offer a broad range of banking services in our market area and to compete more effectively with other financial institutions in the changing environment facing all financial institutions. The Boards also have received the opinion of the Company's and Bank's financial advisor, Chaffe & Associates, Inc., to the effect that the consideration to be received in the mergers by the Company's and the Bank's shareholders is fair to such shareholders from a financial point of view.

               At the meeting, the Company's shareholders also will be asked to vote on an amendment to the Company's Articles of Incorporation to repeal Article Seventeen in its entirety (the "Amendment"). The purpose of the Amendment is to remove certain provisions from the Company's Articles that, if read broadly, might impede the effectiveness of the merger of the Company into FCC.

               The Boards of Directors recommend that you vote FOR the Plan and, if you are a shareholder of the Company, FOR the Amendment, and you are urged to execute the enclosed proxy and return it promptly in the accompanying envelope.

                                    Very truly yours,
                               ________________________________________
                               President, Peoples Bancshares, Inc. and
                              Peoples Bank & Trust Company of St. Bernard

                               PEOPLES BANCSHARES, INC.
                                    P. O. Box 1099
                               Chalmette, LA 70044-1099


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


          Chalmette,  Louisiana
                             , 1995

             A special meeting of shareholders of Peoples Bancshares, Inc. (the "Company") will be held on September ___, 1995 at 4:00 p.m., local time, at the Company's main office, 1615 E. Judge Perez Drive, Chalmette, Louisiana, to vote upon the following matters:

                1.A proposal to amend  the Articles of Incorporation of the
             Company to repeal Article 17 in its entirety.

                2.A proposal to approve  an  Amended and Restated Agreement and Plan of Merger (the "Plan") pursuant to which, among other things: (a) Peoples Bank & Trust Company of St. Bernard, the bank subsidiary of the Company, will merge into First National Bank of Commerce, a wholly-owned bank subsidiary of First Commerce Corporation ("FCC"), (b) the Company will merge into FCC, and (c) each outstanding share of common stock of the Company will be converted into a number of shares of FCC common stock as determined in accordance with the terms of the Plan.

                3.Such  other  matters  as  may properly  come  before  the meeting or any adjournments thereof.

             Only shareholders of record at the close of business on , 1995, are entitled to notice of and to vote at the meeting.

             Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the Plan is effected upon approval by less than eighty percent of the total voting power of the Company.

             Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to the Company's Secretary at any time prior to the voting thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                              John F. Rowley, Secretary

                     PEOPLES BANK & TRUST COMPANY OF ST. BERNARD
                                    P. O. Box 1099
                               Chalmette, LA 70044-1099

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS




          Chalmette,  Louisiana
                             , 1995


               A special meeting of shareholders of Peoples Bank & Trust Company of St. Bernard (the "Bank") will be held on September ___, 1995 at 4:00 P.M., local time, at the Bank's main office, 1615 E. Judge Perez Drive, Chalmette, Louisiana, to vote upon the following matters:

                    1. A proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, the Bank will merge into First National Bank of Commerce, a wholly-owned bank subsidiary of First Commerce Corporation ("FCC") and each outstanding share of common stock of the Bank not owned by Peoples Bancshares, Inc. will be converted into a number of shares of FCC common stock as determined in accordance with the terms of the Plan.

                    2. Such other matters as may properly come before the meeting or any adjournments thereof.

               Only shareholders of record at the close of business on , 1995, are entitled to notice of and to vote at the meeting.

               Dissenting shareholders who comply with the procedural requirements of the Louisiana Banking Law will be entitled to receive payment of the fair cash value of their shares if the Plan is effected upon approval by less than eighty percent of the total voting power of the Bank.

               Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed stamped envelope. Your proxy may be revoked by appropriate notice to the Bank's Secretary at any time prior to the voting thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS




                                               John F. Rowley, Secretary

                    FIRST COMMERCE CORPORATION

                  Common Stock, $5.00 par value






     First Commerce Corporation ("FCC") has filed a Registration Statement pursuant to the Securities Act of 1933 covering the shares of common stock of FCC ("FCC Common Stock") which may be issued in connection with a proposed merger of Peoples Bancshares, Inc. (the "Company") into FCC and of Peoples Bank & Trust Company of St. Bernard (the "Bank") into First National Bank of Commerce, the actual number of shares to be determined on the basis of the operation of the pricing formula described herein. This document constitutes a Proxy Statement of the Company and the Bank in connection with the transactions described herein and a Prospectus of FCC with respect to the shares of FCC Common Stock to be issued if the mergers are consummated.




  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by FCC, the Company or the Bank. This Proxy Statement and Prospectus shall not constitute an offer by FCC to sell or the solicitation of an offer by FCC to buy nor shall there be any sale of the securities offered by this Proxy Statement and Prospectus in any state in which, or to any person to whom, it would be unlawful prior to registration or qualification under the laws of such state for FCC to make such an offer or solicitation. Neither the delivery of this Proxy Statement and Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of FCC, the Company or the Bank since the date hereof.




     This Proxy Statement and Prospectus is dated               ,
  1995.   This  Proxy  Statement  and  Prospectus was  mailed  to
  shareholders  of  the  Company  and the Bank  on  approximately
  ____________________, 1995.

                      AVAILABLE INFORMATION


     FCC is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by FCC, can be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and from the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     FCC has filed with the Commission a Registration Statement on Form S-4 ("Registration Statement") under the Securities Act of 1933 with respect to the common stock offered hereby. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. Statements contained herein as to the contents of any documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. For further information with respect to FCC and the transactions contemplated hereby, reference is made to the Registration Statement, including the exhibits thereto.

     As more fully set forth under "Information about FCC" elsewhere herein, certain information with respect to FCC, as well as a copy of the Agreement and Plan of Merger described herein, has been incorporated by reference into this Proxy Statement and Prospectus. FCC hereby undertakes to provide without charge to each person to whom a copy of this Proxy Statement and Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the information or documents which have been incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Mr. Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, P. O. Box 60279, New Orleans, Louisiana 70160, or 925 Common Street, 7th Floor, New Orleans, Louisiana 70112, telephone (504) 582-2913. In order to ensure timely delivery of the documents, any request should be made by , 1995. [Five business days before the date of the meeting]

                        TABLE OF CONTENTS
               Page

  SUMMARY

  INTRODUCTORY STATEMENT
     General
     Purpose of the Meeting
     Shares Entitled to Vote; Quorum; Vote Required
     Solicitation, Voting and Revocation of Proxies

  AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION
     General
     Article 17 and Reasons for Repeal
     Required Vote

  THE PLAN
     General
     Background of and Reasons for the Plan
     Opinion of Investment Banker.
     Conversion of Common Stock
     Effective Date
     Exchange of Certificates
     Conditions
     Conduct of Business Prior to the Effective Date
     Waiver, Amendment and Termination
     Interests of Certain Persons
     Insiders' Commitments
     Employee Benefits
     Expenses
     Status Under Federal Securities Laws;
       Certain Restrictions on Resales
     Accounting Treatment

  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  DISSENTERS' RIGHTS

  INFORMATION ABOUT THE COMPANY AND THE BANK
     Principal Business
     Competitive Conditions
     Properties
     Employees
     Market Prices and Dividends
     Security Ownership of Principal
       Shareholders and Management


  COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  INFORMATION ABOUT FCC

  COMPARATIVE RIGHTS OF SHAREHOLDERS
     General
     Preferred Stock
     Preemptive Rights
     Special Meetings of Shareholders
     Issuance or Sale of Common Stock
     Shareholder Vote Requirements
     Restrictions on Certain Stock Acquisitions
     Assessment of Stock
       Inspection Rights
     Voluntary Dissolution
     Anti-Takeover Provisions

  LEGAL MATTERS

  EXPERTS

  OTHER MATTERS

  PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS (UNAUDITED)

  PEOPLES BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED
  FINANCIAL STATEMENTS TABLE OF CONTENTS

  PEOPLE'S BANK & TRUST COMPANY OF ST. BERNARD
  CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS

  Appendix - Fairness Opinion of Chaffe & Associates, Inc.  .

                             SUMMARY


     The following summary is necessarily incomplete and is qualified in its entirety by the more detailed information appearing elsewhere herein, the appendix hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully all such material.

  The Companies

     First Commerce Corporation, a Louisiana corporation ("FCC"), is a multi-bank holding company with five wholly-owned bank subsidiaries in New Orleans, Baton Rouge, Alexandria, Lake Charles and Lafayette, Louisiana. FCC's principal executive offices are at 210 Baronne Street, New Orleans, Louisiana
  70112,  and  its  telephone  number  is  (504)  561-1371.   See
  "Information About FCC."

     Peoples Bancshares, Inc., a Louisiana corporation (the "Company"), is a one bank holding company that owns 96.3% of the outstanding stock of Peoples Bank & Trust Company of St. Bernard (the "Bank"). The Company's and Bank's principal executive offices are at 1615 E. Judge Perez Drive, Chalmette, Louisiana 70043-4582, telephone number (504) 279-5211. See "Information about the Company and the Bank."

     Unless   the   context  otherwise  requires,  FCC  and   its
  subsidiaries are referred to collectively herein as "FCC", and FCC, the Company and the Bank are collectively referred to as the "Companies."

  The Special Meeting

     Date; Voting. Special meetings of shareholders of the Company and the Bank will be held on September ___, 1995 at the time and place set forth in the accompanying notices of special meeting of shareholders of the Company and of the Bank (each of the special meetings is hereafter referred to as the
  "Meeting"). Only record holders of the common stock of the Company ("Company Common Stock") and the common stock of the Bank ("Bank Common Stock") on ____________, 1995 are entitled to notice of and to vote at the Meeting. On that date, there were outstanding 23,408 shares of Company Common Stock and 25,000 shares of Bank Common Stock, each of which is entitled to one vote on each matter properly to come before the Meeting. See "Introductory Statement - General and - Shares Entitled to Vote; Quorum; Vote Required."

     Purpose. The purpose of the Meeting is to vote (i) in the case of both the Company and Bank, upon a proposal to approve an Amended and Restated Agreement and Plan of Merger (the "Plan") pursuant to which, among other things, the Company will merge into FCC (the "Merger"), the Bank will merge into First National Bank of Commerce ("FNBC"), a wholly-owned subsidiary of FCC (the "Bank Merger," and collectively with the Merger, the "Mergers"), and shareholders of the Company and the Bank will receive the consideration described below under "Conversion of Common Stock" and (ii) in the case of the
  Company only, upon a proposal to amend its Articles of Incorporation. See "Introductory Statement - Purpose of the Meeting."
     Vote Required. The Plan must be approved by the affirmative vote of the holders of at least 75% of the Company Common Stock present in person or represented by proxy at the Meeting of the Company and by holders of two-thirds of the outstanding Bank Common Stock. The affirmative vote of holders of at least 75% of the shares of Company Common Stock present at the Meeting is required to approve the Amendment. Directors, executive officers and certain principal shareholders of the Company beneficially owning an aggregate of 13,069 shares, or 55.83%, of the outstanding Company Common Stock have agreed, subject to certain conditions, to vote in favor of the Plan and the Amendment at the Company's Meeting. The Company, as the holder of 96.3% of the outstanding stock of the Bank, has agreed, subject to certain conditions, to vote in favor of the Plan at the Bank's Meeting. Under Louisiana law, shareholders of FCC are not required to approve the Plan. See "Introductory Statement - Shares Entitled to Vote; Quorum; Vote Required."

  Amendment to Company's Articles of Incorporation

     At the meeting, the Company's shareholders will be asked to vote on an amendment to the Company's Articles of Incorporation to repeal Article Seventeen in its entirety (the "Amendment"). Under a broad reading of Article Seventeen, it might be contended that its provisions are violated by the Merger. Accordingly, the purpose of the Amendment is to repeal Article Seventeen, which might impede the effectiveness of the Merger. The Company's Board of Directors recommends that you vote FOR approval of the Amendment. See "Amendment to Company's Articles of Incorporation."

  The Plan

     Board Recommendation. The Boards of Directors of the Company and the Bank approved the Plan after seeking and reviewing proposals from a number of financial institutions. The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. The Boards believe that the Plan is in the best interests of the Company, the Bank and their respective shareholders and recommend that shareholders vote FOR approval of the Plan.

     See "The Plan - Background of and Reasons for the Plan and -
  Interests of Certain Persons."

     Opinion of Investment Banker. Chaffe & Associates, Inc. ("Chaffe"), an independent financial advisor to the Company and the Bank, has issued an opinion dated July ___, 1995, to the Boards of Directors of the Company and the Bank that: (i) the "Aggregate Consideration" (defined in "Conversion of Common Stock" below) is fair, from a financial point of view, to the Company, the Bank and their respective shareholders; (ii) the allocation of the Aggregate Consideration between shareholders of the Company and the Bank is fair, from a financial point of view, to the shareholders of each; and (iii) the allocation of the "Enterprise Consideration" (meaning the Aggregate Consideration plus the consideration being paid to purchase certain real estate and related facilities as described under "Interests of Certain Persons") among the shareholders of the Company and the Bank, on the one hand, and the partnership that owns such real estate and related facilities (the "Partnership"), on the other hand, is fair to each of them. The opinion referred to in clause (iii) was rendered by Chaffe at the request of FCC and its independent accountants, and is based upon, and assumes the correctness of, a real estate appraisal made by a real estate firm unaffiliated with the Company, the Bank, the Partnership or Chaffe.

     On _______________, 1995, Chaffe reissued the foregoing opinion with respect to the matters described in clauses (i) and (ii) in the preceding paragraph. A copy of the reissued opinion is attached and should be read in its entirety. The original and reissued opinions are directed only to the fairness of the consideration from a financial point of view and do not constitute a recommendation to any shareholder on how to vote at the Meeting.

  See "The Plan - Opinion of Investment Banker."

     Conversion of Common Stock. The Plan provides that, assuming no fractional shares or perfected dissenters' rights, shareholders of the Company and the Bank will receive a total number of shares of common stock of FCC ("FCC Common Stock") equal to $30.796 million less the Deductible Amount as defined below (the "Aggregate Consideration") divided by the average of the closing sales prices on the NASDAQ National Market of a share of FCC Common Stock for the ten business days ending on the last business day prior to the date the Plan becomes effective ("Market Value"). The term "Deductible Amount" means the excess over $200,000 of the Company's and Bank's aggregate legal, accounting, investment banking, printing and mailing fees and costs from January 1, 1994, through the date the Plan becomes effective (the "Effective Date") related to the prospective sale of the Company and the Bank, the process leading to the execution of the Plan, and the negotiation, implementation and consummation of the Plan ("Transaction Costs"), other than (i) any such fees and costs that had been accrued on or before December 31, 1994, and (ii) any such fees and costs, up to but not exceeding $300,000, that are accrued and paid at any time from January 1, 1995 through the date that is 30 days prior to the date set for consummation of the Plan.

     On the Effective Date, each outstanding share of Company Common Stock will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) 96.33% of the Aggregate Consideration divided by the Market Value, divided by
  (b) the number of outstanding shares of Company Common Stock on the Effective Date, currently 23,408 shares.

     On the Effective Date, each outstanding share of Bank Common Stock not owned by the Company will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) 3.67% of the Aggregate Consideration divided by the Market Value, divided by (b) the number of outstanding shares of Bank Common Stock on the Effective Date that are not owned by the Company, currently 918 shares.

     The following table provides examples of the number of shares of FCC Common Stock into which each share of Company Common Stock and Bank Common Stock would be converted on the Effective Date, assuming that on such date the Market Value is as specified below, the number of outstanding shares of Company Common Stock and Bank Common Stock does not change from the number on the date hereof, and there is no Deductible Amount. As of the date hereof, it is expected that Transaction Costs will not result in any Deductible Amount, but there can be no assurance to this effect.

     Assumed Market       Number of FCC         Numberof FCC
        Value of            Shares Per          Shares Per
    FCC Common Stock      Company Share         Bank Share
  ____________________ ___________________ ____________________

        $24                 52.805641            51.298711
         26                 48.743669            47.352656
         28                 45.261978            43.970324
         30                 42.244513            41.038969
         32                 39.604230            38.474033
         34                 37.274570            36.210855

  On _____________, 1995, the actual closing sales price for a share of FCC Common Stock was $________, and if such date had been the Effective Date, the Market Value would have been $________.

     In lieu of issuing any fractional share of FCC Common Stock, each shareholder of the Company or the Bank who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

     See "The Plan - Conversion of Common Stock."

     Exchange of Certificates. Upon consummation of the Plan, a letter of transmittal, together with instructions for the exchange of certificates of Company and Bank Common Stock for FCC Common Stock certificates, will be mailed to each shareholder of record of the Company and the Bank on the Effective Date. Shareholders should not send in their stock certificates until they have received the letter of transmittal. Shareholders who cannot locate their certificates should contact promptly Dorothy R. Roper, 1615 E. Judge Perez, Chalmette, Louisiana 70043, telephone (504) 279-5211. See "The Plan - Exchange of Certificates."

     Conditions. In addition to approval by the Company's and Bank's shareholders, consummation of the Plan is subject to a number of conditions, including (i) required regulatory approvals, (ii) assurances that the mergers may be accounted for as poolings-of-interests, (iii) receipt of an opinion as to the qualification of the mergers as tax-free reorganizations under applicable law and (iv) consummation of the purchase by FCC of certain real estate from a partnership controlled by certain directors and officers of the Company and the Bank. The Companies intend to consummate the Plan as soon as practicable after all of the conditions have been met or waived.

     FCC has filed applications seeking the required regulatory approvals and expects to receive them by September, 1995; however, there can be no assurance that the approvals will be obtained or that the other conditions to consummation of the Plan will be satisfied.

     See "The Plan - Conditions."

     Waiver, Amendment and Termination. Each of the parties may waive any of the conditions to its obligation to consummate the Plan other than shareholder and regulatory approvals. The Plan may also be amended at any time before or after shareholder approval by mutual agreement, but no amendment made after such shareholder approval may alter the amount or type of shares into which Company or Bank Common Stock will be converted or alter the Plan in a manner that would adversely affect any shareholder of the Company or the Bank.

     The Plan may be terminated before it is consummated (i) by mutual consent, (ii) for certain breaches of representations, warranties or covenants, (iii) if the conditions to a party's obligation have not been met or waived, (iv) if by March 31, 1996, the Merger has not occurred, or (v) on the basis of certain other grounds specified in the Plan. See "The Plan - Waiver, Amendment and Termination."

     Certain Federal Income Tax Consequences. Consummation of the Plan is conditioned upon receipt of an opinion from Arthur Andersen LLP to the effect that, among other things, each Company and Bank shareholder who receives FCC Common Stock pursuant to the Plan will not recognize gain or loss except with respect to the receipt of cash (i) in lieu of fractional shares of FCC Common Stock or (ii) pursuant to the exercise of dissenters' rights. Because of the complexity of the tax laws, each shareholder should consult his tax advisor concerning the applicable federal, state and local income tax consequences of the mergers. See "Certain Federal Income Tax Consequences."

     Dissenters' Rights. Under certain conditions, and by complying with the specific procedures required by statute and described herein, shareholders of the Company will have the right to dissent from the Plan, in which event, if the Plan is consummated, they may be entitled to receive in cash the fair value of their shares of Company Common Stock. Because the Company will vote all of its shares of Bank Common Stock in favor of the Plan, shareholders of the Bank will not have dissenters' rights. See "Dissenters' Rights."

     Insiders' Commitments. Each director and executive officer of the Company and certain of its principal shareholders has agreed, among other things, to vote as a shareholder in favor of the Plan and against any other proposal relating to the sale of the Bank or the Company, to release FCC and FNBC from any indemnification obligations to indemnify him except as set forth in the Plan, and that for two years after the Effective Date he will not assume a significant proprietary or managerial position with a financial institution that competes with the business of the Bank as continued by FCC. The Company has also agreed to vote its shares of Bank Common Stock in favor of the Plan. See "The Plan - Insiders' Commitments."

     Employee Benefits. FCC has agreed that after the Effective Date, subject to certain limitations, it will provide employees of the Company or the Bank who become employees of FCC the same employee benefits as are provided by FCC to its employees, as well as certain additional benefits. See "The Plan - Employee Benefits."

  Interests of Certain Persons.

     Indemnification. FCC has agreed that after the Effective Date it will indemnify each officer or director of the Company or the Bank against certain liability and expenses related to this Proxy Statement and Prospectus, and in an amount up to $5 million in the aggregate against certain liabilities and expenses arising out of their service as directors or officers of the Company or the Bank.

     Real Estate Agreements. FCC has agreed to purchase from a partnership controlled by certain directors and executive officers of the Company and the Bank, certain real estate and related facilities currently leased to the Bank (the "Real Estate Agreements"). The purchase price under the Real Estate Agreements is $2.504 million, effected by means of the assumption by FCC of existing indebtedness of the partnership in that amount guaranteed by the partners. The purchase price is based upon the appraised value of the real estate and related facilities. See "The Plan - Interests of Certain Persons - Real Estate Agreements."

     Life Insurance. FCC has agreed that each director of the Bank who participates in the Bank's split dollar life insurance program will be permitted to purchase from the Bank the policy covering such director's life upon payment to the Bank of the cash surrender value of the policy. As of May 24, 1995, the cash surrender values of the policies ranged from approximately $2,624 to $12,319. All directors, other than Nicholas P. Trist, Jr., and Dorothy R. Roper, participate in this program.

     Severance Pay. Nicholas P. Trist, Jr., and Ronald W. Mistrot, who are directors and officers of the Company, are eligible to receive severance pay under the Bank's Change of Control Severance Plan (the "Severance Plan") if they suffer a termination of employment within one year after the Effective Date. Under the Severance Plan, if a loss of employment occurs within one year after the consummation of the Mergers, Mr. Trist would be entitled to receive severance pay equal to approximately 15 months of his salary, or $170,000, and Mr. Mistrot would be entitled to receive approximately 5 months of his salary, or $31,250.

     Employment and Severance Agreements. The Company and the Bank intend to enter into an agreement with Dorothy R. Roper, the Executive Vice-President and a director of the Company and Bank (the "Employment Agreement"), under which she will be employed by the Bank or its successor, FNBC, for a period of six months following consummation of the Bank Merger and will receive total salary of $55,000 for such six-month period. The Company and the Bank also expect to enter into a Severance Agreement under which, subject to certain conditions, after her period of employment ends she will be paid as severance $240,000 in installments over an 18-month period. Under the Severance Agreement, Mrs. Roper will waive her right to receive severance pay under the Severance Plan. FNBC has agreed to honor the Severance Agreement following the effective date of the Bank Merger.
     Release of Personal Guarantees. At the time the Companies entered into the Plan, the Company was indebted to a third party lender under a promissory note dated September 30, 1994, in the original principal amount of $497,549.77 (the "Company Indebtedness"). All of the directors of the Company and Bank personally guaranteed payment of the Company Indebtedness, and it also was secured by a pledge of the Company's shares of Bank Common Stock. FCC agreed that, if the Company did not pay the Company Indebtedness before the Effective Date, FCC would pay such indebtedness in order to effectuate a release of the Bank Common Stock and other collateral securing such indebtedness, including the directors' personal guaranties. On June 15, 1995, the Company established a line of credit at FNBC, which was used in part to pay in full the Company Indebtedness in the amount of $487,881.26. Accordingly, the personal guarantees of the directors have been extinguished.

  See "The Plan - Interests of Certain Persons."

  Selected Financial Data of the Company

     The following selected financial data of the Company with respect to each of the fiscal years in the two-year period ended December 31, 1994 has been derived from the financial statements of the Company and should be read in conjunction with the Company's financial statements included herein, the notes thereto, and the Company Management's Discussion and Analysis of Financial Condition and Operations contained elsewhere herein.

                                     (In Thousands Except Per Share Amounts)

                                     Three Months            Years Ended
                                    Ended March 31,          December 31,
                                                          _________________
                                   1995     1994          1994       1993
                                 ________ _________      ________   ________
                              (Unaudited) (Unaudited)

Statements of Operations Data:
  Interest Income                $2,947      $2,885    $11,601    $12,525
  Net Interest Income             1,899       1,957      7,976      8,706
  Provision for Loan Losses           _         150          _        300
  Other Income                      444         575      1,707      1,816
  Operating Expenses              1,915       1,822      7,624      7,859
  Net Income                        274         374      1,385      1,467

Net Income Per Share:
  Net Income Before Change
   in Accounting Principle       $12.29      $16.59     $61.52     $66.59
  Change in Accounting Principle      _           _          _      (1.53)
  Minority Interest               (0.60)      (0.61)     (2.34)     (2.40)
                                 _______    _________  ________  __________
  Net Income                     $11.69      $15.98     $59.18     $62.66

  Cash Dividends Per Share       $10.00      $10.00     $15.00     $10.00

Statements of Condition Data:
  Total Assets                 $175,146     175,154   $171,476   $175,790
  Securities Available-for-Sale
   and Investment Securities     88,507      89,434     86,921     79,862
  Loans, Net of Unearned Income  55,146      58,173     58,141     61,685
  Total Deposits                156,463     157,482    153,578    158,169
  Total Stockholders' Equity     15,068      14,223     14,420     13,845

Selected Ratios:
  Return on Average
    Assets (Annualized)            0.63%       0.85%      0.81%      0.83%
  Return on Average
    Equity (Annualized)            7.27%      10.52%      9.25%     10.60%
  Net Interest Margin              4.72%       4.89%      5.03%      5.41%
  Allowance for Loan Losses
  as a Percent of Loans, Net of
  Unearned Income at Period-End     4.20%       4.13%      3.98%      3.50%
  Average Equity to Average
   Assets                           8.60%       8.12%      8.71%      7.88%
  Dividend Payout                  85.54%      62.59%     25.35%     15.96%

    Selected Financial Data of the Bank

     The following selected financial data of the Bank with respect to each of the fiscal years in the two-year period ended December 31, 1994 has been derived from the financial statements of the Bank and should be read in conjunction with the Bank's financial statements included herein, the notes thereto, and the Company Management's Discussion and Analysis of Financial Condition and Operations contained elsewhere herein.
                                     (In Thousands Except Per Share Amounts)

                                     Three Months            Years Ended
                                     Ended March 31,         December 31,
                                                         ___________________
                                    1995     1994          1994       1993
                                 _________  _________    _________  ________
                                (Unaudited)(Unaudited)

Statements of Operations Data:
  Interest Income                 $2,947      $2,885    $11,601    $12,525
  Net Interest Income              1,908       1,967      8,016      8,754
  Provision for Loan Losses            -         150          -        300
  Other Income                       445         576      1,709      1,816
  Operating Expenses               1,819       1,834      7,587      7,900
  Net Income                         377         388      1,493      1,528

Net Income Per Share:
  Net Income Before Change
   in Accounting Principle        $15.08      $15.50     $59.73     $62.56
  Change in Accounting Principle       -           -          -      (1.45)
                                 _________  __________  _________  _________
Net Income                        $15.08      $15.50     $59.73     $61.11

  Cash Dividends Per Share        $10.00      $10.00     $15.80     $16.40

Statements of Condition Data:
  Total Assets                  $174,348    $174,358   $170,684   $174,994
  Securities Available-for-Sale
   and Investment Securities      88,507      89,434     86,043     79,862
  Loans, Net of Unearned
   Income                         55,146      58,173     58,141     61,685
  Total Deposits                 156,576     157,635    153,733    158,324
  Total Stockholders' Equity      15,243      14,390     15,111     14,003

Selected Ratios:
  Return on Average
   Assets (Annualized)              0.86%       0.89%      0.87%      0.87%
  Return on Average
   Equity (Annualized)              9.89%      10.79%      9.88%     10.91%
  Net Interest Margin               4.74%       4.92%      5.06%      5.44%
  Allowance for Loan Losses
   as a Percent of Loans, Net of
   Unearned Income at Period-End    4.20%       4.13%      3.98%      3.50%
  Average Equity to Average Assets  8.74%       8.25%      8.85%      8.00%
  Dividend Payout                   66.31%      64.52%     26.45%     26.84%


  Selected Financial Data of FCC

     The following selected financial data of FCC with respect to each of the fiscal years in the five-year period ended December 31, 1994 has been derived from the consolidated financial statements of FCC and should be read in conjunction with the information concerning FCC which has been incorporated by reference in this Proxy Statement and Prospectus. Selected financial data for the years 1992 through 1994 have been restated to reflect the merger, effective February 17, 1995, of First Bancshares, Inc. into FCC, which was accounted for as a pooling-of-interests. Selected financial data for the years 1990 and 1991 would not be materially different if restated.

                 (In thousands of dollars,  except per share data)

                                 Years Ended December 31
                 ____________________________________________________________
                       1994       1993        1992         1991       1990
                     ______      _______     _______      _______     _______
                   (Restated)  (Restated)  (Restated)
Average Balance
 Sheet Data:
 Total assets      $ 6,695,681 $ 6,568,960 $ 5,969,877 $ 4,671,478 $ 4,482,019
 Earning assets      6,148,715   6,028,927   5,486,604   4,257,388   4,035,104
 Loans and leases*   2,975,045   2,555,754   2,329,899   2,323,018   2,402,541
 Securities          3,094,496   3,166,901   2,786,965   1,515,299   1,290,487
 Deposits            5,438,314   5,391,832   5,164,378   3,931,612   3,552,578
 Long-term debt         89,266      98,244     100,816     101,246     103,033
 Stockholders' equity  521,668     486,256     366,786     235,385     239,011

Income Statement Data:
 Total interest
   income            $ 427,790   $ 413,973   $ 419,196   $ 393,922    $ 408,996
 Net interest income   271,268     265,620     249,165     191,862      168,021
 Provision for loan
   losses              (11,443)     (5,804)     22,720      43,734       47,425
 Other income
   (exclusive of
   securities
   transactions)       113,049     105,387      98,338      83,419       73,213
 Operating expense     253,659     231,665     213,515     185,963      165,325
 Net income             66,762     101,202      76,155      34,029       22,038


                    (In thousands of dollars, except per share data)
                                 Years Ended December 31
                 ____________________________________________________________
                       1994       1993        1992         1991       1990
                     ______      _______     _______      _______     _______
                   (Restated)  (Restated)  (Restated)
Per Share Data:
 Fully diluted earnings
  per share          $    2.10   $   3.11   $   2.58  $    1.56   $    .94
 Primary earnings
  per share               2.15       3.36       2.73       1.56        .94
 Cash dividends           1.10        .85        .70        .64        .64
 Book value (period-end) 14.95      16.31      13.59      11.38      10.45
 High stock price        30.00      32.20      27.86      18.14      12.54
 Low stock price         21.75      23.90      16.94       7.20       6.66

KEY RATIOS:
 Net income as a percent
  of average assets       1.00%      1.54%      1.28%       .73%       .49%
 Net income as a percent
  of average total
   equity                12.80%     20.81%     20.76%     14.46%      9.22%
 Net income as a percent
 of average common
   equity                14.46%     23.74%     24.53%     14.46%      9.11%
 Net interest margin      4.50%      4.46%      4.63%      4.69%      4.37%

                 (In thousands of dollars, except per share data)

                                 Years Ended December 31
                 ____________________________________________________________
                       1994       1993        1992         1991       1990
                     ______      _______     _______      _______     _______
                   (Restated)  (Restated)  (Restated)
Allowance for loan losses
 to loans and leases*   1.65%      2.49%      3.37%        3.11%      2.44%
Leverage ratio          8.07%      7.61%      6.72%        4.87%      4.66%
Dividend payout ratio  51.16%     25.30%     25.64%       41.03%     68.09%
___________________________
  *Net of unearned income.

   Comparative Per Share Data (Unaudited)

      Bank. The following table presents net income, cash dividend and book value per common share information for FCC and the Bank on an historical, unaudited pro forma combined and unaudited pro forma equivalent basis.
   The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the companies and adjustments directly attributable to the proposed Bank Mergers based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Bank Mergers had been consummated on the date or for the periods indicated below, or the results that may be obtained in the future.

                         Historical
                    _____________________        Pro Forma           Bank
                       FCC       Bank         Combined<F1><F2>   Equivalent
                    _________ ___________    __________________ ______________

Primary earnings
  per common
    share <F3>:
Year ended:
 December 31, 1994    $2.15      $59.73            $2.13           $ 86.27
 December 31, 1993     3.36       62.56             3.30            133.65
 December 31, 1992     2.73       52.36             2.67            108.14

Three months ended
 March 31, 1995       $ .33      $15.08            $ .33           $ 13.37


Dividends declared per
 common share <F4>:
Years ended:
 December 31, 1994    $1.10      $15.80            $1.08           $ 44.55
 December 31, 1993      .85       16.40              .83             34.43
 December 31, 1992      .70       16.00              .69             28.35

Three months ended
 March 31, 1995       $ .30      $10.00              .30           $12.15

Book value per
 common share<F5>:

As of March 31, 1995  $16.87    $610.20            $16.81         $680.81

As of
  December 31, 1995   $14.95    $579.96            $14.93         $604.67

_________________________

    <F1> In accordance  with generally accepted accounting principles,
          FCC expects to account for the Bank Merger using the pooling-of-interests method.

    <F2>  To calculate pro forma  combined per share information, it has been assumed that the number of outstanding shares of FCC common stock includes shares to be issued by FCC upon consummation of the Bank Merger. Under the terms of the Plan, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 10 trading days ending on the last trading day before the closing date of the Merger. For purposes of this table, the assumed conversion rate is 40.50 (the Assumed Conversion Rate) based on the average closing sales prices of a share of stock for the 10 trading days ended July 27, 1995.

    <F3>  Pro  forma  primary earnings per common share was calculated by dividing the combined net income, adjusted for preferred stock dividends, of FCC and the Bank during the periods presented by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Bank Merger. The Bank adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in its 1993 consolidated statement of income. The effect of this change was a $36,000 decrease in net income for the Bank. This amount is not considered to be a component of ongoing results and accordingly has not been included in the historical or pro forma combined amounts presented. The Bank equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.

    <F4>  Pro forma dividends were calculated  by  multiplying FCC's and the Bank's dividend rates by the applicable weighted average outstanding shares of FCC's and the Bank's common stock. Pro forma dividends per common share were then calculated by dividing pro forma total dividends by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Bank Merger. The Bank equivalent data presented was calculated by multiplying the historical per share FCC common stock dividend by the Assumed Conversion Rate.

    <F5>  Pro forma combined book value per  common share was calculated by dividing the total of FCC's and Bank's common stockholders' equity by the total shares of FCC common stock outstanding after adjustment for unearned shares of FCC restricted and treasury stock and for shares of FCC common stock assumed to be issued in connection with the Bank Merger. The Bank equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.


      Company. The following table presents certain net income, cash dividend and book value per common share information for FCC and the Company on an historical, unaudited pro forma combined and unaudited pro form equivalent basis. The unaudited pro forma combined information is based upon the historical financial condition and results of operations of the Companies and adjustments directly attributable to the proposed Merger based on estimates derived from information currently available. They do not purport to be indicative of the results that would actually have been obtained if the Merger had been in effect on the date or for the periods indicated below, or the results that may be obtained in the future.

                         Historical
                    _____________________        Pro Forma           Bank
                       FCC       Bank         Combined<F1><F2>   Equivalent
                    _________ ___________    __________________ ______________

Primary earnings
  per common
    share <F3>:
Year ended:
 December 31, 1994    $2.15      $59.18            $2.13           $ 88.80
 December 31, 1993     3.36       64.21             3.30            137.58
 December 31, 1992     2.73       53.07             2.67            111.31

Three months ended
 March 31, 1995       $ .33      $11.69            $ .33           $ 13.76


Dividends declared per
 common share <F4>:
Years ended:
 December 31, 1994    $1.10      $15.80            $1.08           $ 45.86
 December 31, 1993      .85       10.00              .83             35.44
 December 31, 1992      .70       10.04              .68             29.18

Three months ended
 March 31, 1995       $ .30      $10.00              .30           $12.51

Book value per
 common share<F5>:

As of March 31, 1995  $16.87    $641.79            $16.82         $701.23

As of
  December 31, 1995   $14.95    $614.23            $14.94         $622.85

_________________________

    <F1>  In accordance with generally  accepted  accounting principles,
          FCC expects to account for the Bank Merger using the pooling-of-interests method.

    <F2>  To calculate pro forma combined per share information,  it has been assumed that the number of outstanding shares of FCC common stock includes shares to be issued by FCC upon consummation of the Merger. Under the terms of the Plan, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 10 trading days ending on the last trading day before the closing date of the Merger. For purposes of this table, the assumed conversion rate is 41.69 (the Assumed Conversion Rate) based on the average closing sales prices of a share of stock for the 10 trading days ended July 27, 1995.

    <F3>  Pro forma primary earnings per common share was  calculated by dividing the combined net income, adjusted for preferred stock dividends, of FCC and the Company during the periods presented by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Merger. The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this accounting change in its 1993 consolidated statement of income. The effect of this change was a $36,000 decrease in net income for the Company. This amount is not considered to be a component of ongoing results and accordingly has not been included in the historical or pro forma combined amounts presented. The Company equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversion Rate.

    <F4>  Pro forma dividends  were  calculated by multiplying FCC's and the Company's dividend rates by the applicable weighted average outstanding shares of FCC and the Company's common stock. Pro forma dividends per common share were then calculated by dividing pro forma total dividends by the weighted average outstanding shares of FCC common stock during such periods, after adjustment for shares of FCC common stock assumed to be issued in connection with the Merger. The Company equivalent data presented was calculated by multiplying the historical per share FCC common stock dividend by the Assumed Conversion Rate.

   <F5>   Pro forma combined book value per common share  was calculated by dividing the total of FCC's and Company's common stockholders' equity by the total shares of FCC common stock outstanding after adjustment for unearned shares of FCC restricted stock, treasury stock and for shares of FCC common stock assumed to be issued in connection with the Merger. The Company equivalent data presented is the product of the pro forma combined per share information multiplied by the Assumed Conversation Rate.


    In addition to the Plan, FCC has several other merger transactions pending. There can be no assurance that any or all of these transactions will be
   completed.   Pro  forma  information  giving  effect   to   all   of  these
   acquisitions is included beginning at page F-1 of this Proxy Statement and Prospectus.

   Market Prices

      On May 1, 1995, the day before the public announcement that the Plan had been entered into, the closing sales price for a share of FCC Common Stock, as quoted on the NASDAQ National Market, was $27.75. On _________________, 1995, the closing per share sales price for a share of FCC Common Stock was $______, and if such date had been the Effective Date the Market Value would have been $__________. No assurance can be given as to the Market Value of FCC Common Stock on the Effective Date.

      Neither Company nor Bank Common Stock is traded on any exchange, and there is no established public trading market for the stock. There is, however, very limited and sporadic trading of Company Common Stock in its local area. Based on the limited information available to management, only one sale was effected during the last two fiscal years involving one share of Company Common Stock sold for a price of $500. There can be no assurance that such trade was effected on an arms-length basis. The Bank is not aware of any transaction in Bank Common Stock during the past two years. See "Information About the Company and the Bank - Market Prices and Dividends."

                       INTRODUCTORY STATEMENT

   General

           This Proxy Statement and Prospectus is furnished to the shareholders of Peoples Bancshares, Inc. (the "Company") and Peoples Bank & Trust Company of St. Bernard (the "Bank") in connection with the solicitation of proxies on behalf of their respective Boards of Directors for use at special meetings of shareholders of the Company and the Bank (each of such meetings being referred to hereafter as the "Meeting") to be held on the date and at the time and place specified in the accompanying notices of special meeting of shareholders, or any adjournments thereof.

           The Company, the Bank and First Commerce Corporation (collectively, the "Companies") have each supplied all information included herein with respect to it and its consolidated subsidiaries. Unless the context otherwise requires, First Commerce Corporation ("FCC") and its subsidiaries are collectively referred to herein as "FCC."

   Purpose of the Meeting

           The purpose of the Meeting is to consider and vote upon (i) in the case of the Company's shareholders only, a proposal to amend the Articles of Incorporation of the Company; and (ii) in the case of both the Company's and Bank's shareholders, a proposal to approve an Agreement and Plan of Merger between FCC on the one hand, and the Company and the Bank on the other hand (the "Plan"), pursuant to which, among other things, the Company will merge into FCC (the "Merger"), the Bank will merge into First National Bank of Commerce ("FNBC"), FCC's wholly-owned subsidiary (the "Bank Merger") and each outstanding share of common stock of the Company ("Company Common Stock") and common stock of the Bank ("Bank Common Stock") not owned by the Company will be converted into a number of shares of common stock of FCC ("FCC Common Stock") as described under "The Plan - Conversion of Common Stock."

   Shares Entitled to Vote; Quorum; Vote Required

           Only holders of record of Company Common Stock and Bank Common Stock at the close of business on ____________, 1995 (the "Record Date") are entitled to notice of and to vote at the Meeting. On that date, there were 23,408 shares of Company Common Stock and 25,000 shares of Bank Common Stock outstanding, each of which is entitled to one vote on each matter properly brought before the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum.

           The Plan must be approved by the affirmative vote of the holders of at least 75% of the outstanding Company Common Stock present at the Company's Meeting and holders of two-thirds of the outstanding Bank Common Stock. An abstention will have the effect of a vote against the Plan and will cause a shareholder otherwise entitled to dissenters' rights to forfeit any claim to such rights. Approval of the Amendment requires the affirmative vote of at least 75% of the Company's voting power present at the Meeting. An abstention will have the effect of a vote against the
   Amendment. Directors, executive officers and certain principal shareholders of the Company beneficially owning an aggregate of 13,069 shares, or approximately 55.83% of the outstanding Company Common Stock, have agreed, subject to certain conditions, to vote in favor of the Plan and the Amendment at the Company's Meeting. The Company, as the holder of 96.3% of the outstanding Bank Common Stock, has agreed, subject to approval of the Plan by shareholders of the Company, to vote in favor of the Plan at the Bank's Meeting.

           Louisiana law does not require that shareholders of FCC approve the Plan.

   Solicitation, Voting and Revocation of Proxies

           In addition to soliciting proxies by mail, directors, officers and employees of the Company and the Bank, without receiving additional compensation therefor, may solicit proxies by telephone and in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Company and Bank Common Stock, and the Company will reimburse such parties for reasonable out-of-pocket expenses incurred in connection therewith. The cost of soliciting proxies is being paid by the Company.

           The proxies that accompany this Proxy Statement and Prospectus permit each holder of record of Company Common Stock and Bank Common Stock on the Record Date to vote on all matters that properly come before the Meeting. Where a shareholder specifies his choice on the proxy with respect to the proposal to approve the Plan or the Amendment, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares will be voted in favor of the Plan and the Amendment. If a shareholder does not sign and return a proxy and specify on the proxy an instruction to vote against the Plan, he will not be able to exercise dissenters' rights unless he attends the Meeting in person and votes against the Plan and gives written notice of his dissent from the Plan at or prior to the Meeting. See "Dissenters' Rights." A proxy may be revoked by (i) giving written notice of revocation at any time before its exercise to the Secretary of the Company or the Bank, as the case may be, or (ii) executing and delivering to the Secretary at any time before its exercise a later dated proxy.


          AMENDMENT TO COMPANY'S ARTICLES OF INCORPORATION

   General

           At the Meeting, the Company's shareholders will be asked to approve an amendment to the Company's Articles of Incorporation (the "Amendment") to eliminate in its entirety Article Seventeen thereof ("Article 17").
   Article 17 contains provisions described more fully below that, if read broadly, might impede the effectiveness of the Merger. The Board of Directors of the Company, therefore, has proposed that it be repealed effective prior to the vote on the Plan. The Company's Board of Directors unanimously recommends repeal of Article 17.

   Article 17 and Reasons for Repeal

           Article 17 provides that no person who owns of record or beneficially 1/5 or more of the outstanding shares of the Company, nor any other person who controls, is controlled by, or is under common control with such person (each an "affiliate") may acquire record or beneficial ownership of an additional 1/20 of the outstanding shares of the Company during any 12-month period, unless the consideration per share paid or given for such additional shares shall be equal to or greater than the average consideration per share paid or given by such person or persons in acquiring the shares theretofore owned by such person or persons (the "Average Consideration"). The provisions of Article 17 do not apply to certain acquisitions not relevant here. FCC does not own of record any shares of Company Common Stock. However, all directors of the Company have executed agreements (the "Insider Commitments") to vote the shares of Company Common Stock over which they have voting control (except in a fiduciary capacity) in favor of the Plan and have further agreed not to vote their shares in favor of any other merger or similar transaction with another party. Reading Article 17 broadly, it might be contended that, as a result of the Insider Commitments, FCC should be deemed to be an affiliate of the directors of the Company. The directors collectively own more than 1/5 of the Company Common Stock. Although FCC and the directors of the Company do not believe that FCC is an affiliate or has record or beneficial ownership of any shares of stock over which the directors have voting control as a result of the Insider Commitments, the Plan or otherwise, under a broad reading of Article 17, it might be contended that the acquisition of Company Common Stock by FCC in the Merger is subject to
   Article 17.

           As is described elsewhere in this Proxy Statement and Prospectus, in connection with the Merger, FCC also is purchasing the Partnership Properties (defined below under "Background and Reasons for the Plans") from the Partnership. See "The Plan - Background of and Reasons for the Plan and - Interests of Certain Persons - Real Estate Agreements." All of the partners of the Partnership are shareholders of the Company. It might be contended, again based on a broad reading of Article 17, that amounts paid by FCC for the Partnership Properties should be included in determining the Average Consideration paid by FCC for shares of Company Common Stock in the Merger. In that event, the Merger could be deemed to violate Article 17 because the consideration per share paid or given by FCC for shares of Company Common Stock acquired in the Merger might not be equal to or greater than the Average Consideration. However, the consideration to be received by the Partnership is payable on account of the sale to FCC of the Partnership Properties and is not being paid on account of FCC's acquisition of any shares of Company Common Stock. One purpose of repealing Article 17, therefore, is to remove the contention that Article 17 may be violated by the Merger as a result of the contemporaneous purchase by FCC of the Partnership Properties.

           Three executive officers of the Company, who are also shareholders, will be entitled to receive severance payments from FCC or FNBC under certain circumstances following the Effective Date. See "The Plan - Interests of Certain Persons - Severance Pay and - Employment and Severance Agreement." It might be contended, again based on a broad reading of
   Article 17, that amounts paid to these executive officers as severance should be included in determining the Average Consideration paid by FCC for shares of Company Common Stock in the Merger. Such a reading of Article 17 also could impede the effectiveness of the Merger. However, the severance benefits payable to these officers, to the extent paid, will be paid by reason of the loss of employment of the officers and in recognition of the services performed by such officers for the Company and Bank. Accordingly, a second purpose of the proposed Amendment is to eliminate the contention that Article 17 may be violated by the Merger as a result of the severance benefits that would be payable to certain officers by reason of a loss of employment following the Merger.

           In summary, the purpose of the Amendment is to eliminate Article 17 from the Company's Articles of Incorporation in order to negate the possible contention that Article 17 is in any way violated by the Merger, including by FCC's purchase of the Partnership Properties or by the severance benefits payable to officers of the Company. The Company's Board recommends adoption of the Amendment.

   Required Vote

           Under Article Nineteen of the Company's Articles of Incorporation, approval of the Amendment requires the affirmative vote of at least 75% of the Company's voting power present at the Meeting. Directors and executive officers of the Company, who have indicated they will vote in favor of the Plan and Amendment, own 55.83% of the outstanding shares.

                              THE PLAN

   General

           The following brief description does not purport to be complete and
   is  qualified  in  its  entirety   by  reference  to  the  Plan,  which  is
   incorporated by reference herein.  See "Available Information."

   Background of and Reasons for the Plan

           During the first half of 1994, the Company received a preliminary contact from a larger financial institution (the "First Interested Party") inquiring whether the Company wished to enter into discussions concerning a possible acquisition of the Company. No indication was given of the price shareholders of the Company might receive in such a transaction and the Company did not enter into discussions at that time. In September 1994, the First Interested Party again informally expressed an interest in entering into merger discussions. At a joint meeting of the Boards of the Company and Bank held on October 11, 1994, the Boards considered this expression of interest and determined to pursue discussions with the First Interested Party and to retain a financial advisor to assist the Boards in evaluating whether such a transaction would be in the best interest of their shareholders. The Company and Bank then retained Chaffe to act as their financial advisor. Chaffe was selected on the basis of its experience and expertise in providing investment banking services to financial institutions and its reputation in the banking and investment communities. See "- Opinion of Investment Banker."

           The First Interested Party was advised that the Bank leases from Peoples Properties Limited Partnership (the "Partnership") three of the
   Bank's branch locations (the "Partnership Properties"), and that the Partnership desired to sell the Partnership Properties in connection with any merger or similar transaction. The Partnership is a limited partnership whose partners consist of all the current directors of the Company and Bank, plus the spouses of two former directors who are deceased. The Partnership's partners collectively have beneficial ownership of approximately 63.14% of the outstanding shares of the Company's Common Stock. The Partnership reached its decision to attempt to sell the Partnership Properties at the same time that the Company and Bank determined to enter into preliminary discussions. See "- Interests of Certain Persons - Real Estate Agreements."

           After discussions with the First Interested Party had begun, the Company received an expression of interest from a second interested party, FCC, regarding its acquiring the Company and Bank. At a joint meeting of the Boards of the Company and Bank held on December 8, 1994, the Boards determined, in light of this second expression of interest, that it would be in the best interest of their shareholders to permit other financial institutions (in addition to FCC and the First Interested Party) the opportunity to indicate the level of interest such other institutions might have in acquiring the Company before determining what actions to take with respect to the indications of interest received from FCC and the First Interested Party.

           Chaffe discussed with six institutions whether they wished to receive information concerning the Company and Bank for purposes of submitting a non-binding, preliminary indication of interest in acquiring the Company and Bank. In December 1994 and January 1995, Chaffe circulated financial and other information to the five financial institutions (including FCC and the First Interested Party) that expressed an interest in receiving such information. Chaffe also advised those interested institutions of the Partnership's willingness to sell the Partnership Properties and furnished information provided by the Partnership relating to those properties. In this regard, it was the belief of the Company, Bank and Partnership that the interested financial institutions would want to purchase the Partnership Properties in connection with any acquisition of the Company and Bank. The Partnership contemplated that the Partnership Properties would be sold to the acquiring financial institution at fair value in accordance with an appraisal performed by an independent appraiser satisfactory to the Partnership and the interested parties.

           Four of the five institutions that received information from Chaffe, including the First Interested Party and FCC, submitted non-binding, preliminary indications of interest and were then permitted to perform on-site due diligence at the Bank. These due diligence reviews took place during January and February 1995. At the request of the Boards of the Company and Bank, Chaffe invited each of these four interested parties to submit a final proposal relating to a merger or similar transaction with the Company and by February 27, 1995, two institutions, FCC and a third interested party (the "Third Interested Party"), had submitted proposals. Both proposals contemplated the acquisition of the Partnership Properties. The First Interested Party declined to submit a new proposal, but expressed a willingness to continue discussions on an exclusive basis.

           The Boards of the Company and Bank met at a joint meeting on March 9, 1995, to consider the proposals of FCC and the Third Interested Party. At the meeting, Chaffe provided a detailed analysis of each proposal individually, in relation to the other proposal, in comparison to remaining independent and in relation to other recent bank and bank holding company merger transactions. Based on Chaffe's analyses and recommendations and other considerations, the Boards of the Company and Bank directed Chaffe and legal counsel for the Company and Bank to enter into negotiations with FCC. During the negotiations, another financial institution submitted an indication of interest and was permitted to perform on-site due diligence at the Bank. Eventually, however, this financial institution declined to make a formal offer, except at a value less than that proposed by FCC.

           While negotiations with FCC continued, the Third Interested Party increased its offer. At a joint meeting of the Boards of the Company and Bank held on April 6, 1995, the Boards considered this increased offer and Chaffe presented an analysis of the increased offer and the Third Interested Party in comparison to FCC and its proposal. Based on Chaffe's recommendations and other considerations, the Boards instructed Chaffe to ask FCC and the Third Interested Party whether they would improve their proposals and to report to the Boards at a meeting scheduled for April 13, 1995. At that meeting, Chaffe made a presentation comparing the transactions proposed by both FCC and the Third Interested Party. Chaffe reported that FCC had increased its offer; that the value of the shares being offered by FCC and the Third Interested Party were substantially the same; but that the higher dividends paid by FCC in comparison to the Third Interested Party made FCC's offer more favorable for the shareholders of the Company and Bank. Chaffe also reviewed the structure of FCC's proposal, which provided for a total Enterprise Consideration of $33.3 million for the Company, the Bank and the Partnership Properties. FCC conditioned its offer on its ability also to acquire the Partnership Properties. Of the total Enterprise Consideration of $33.3 million, initially $30,622,000 (the "Initial Aggregate Consideration") was allocated for the acquisition of the Company and Bank and $2,678,000 was allocated for the purchase of the
   Partnership Properties. This allocation of the total Enterprise Consideration was based on an appraised value of the Partnership Properties of $2,678,000. See "- Interests of Certain Persons - Real Estate Agreements." The Initial Aggregate Consideration to be paid for the Bank and Company consisting of shares of FCC Common Stock valued at $30,622,000 was allocated between, on the one hand, the shareholders of the Company and, on the other hand, the shareholders of the Bank other than the Company, based on the opinion of Chaffe, which made such allocation based primarily on the relative number of shares of Bank Common Stock owned by the Company and such other shareholders of the Bank, respectively.
   Finally, at the meeting Chaffe issued its oral opinion subsequently confirmed in writing (described more fully below) to the effect that (i) the Initial Aggregate Consideration is fair to the shareholders of the Company and Bank, from a financial point of view; (ii) the allocation of the Initial Aggregate Consideration between the shareholders of the Company and the shareholders of the Bank is fair to the shareholders of the Company and Bank from a financial point of view; and (iii) the division of the Enterprise Consideration of $33.3 million between, on the one hand, the shareholders of the Company and Bank and, on the other hand, the
   Partnership, is fair to the respective shareholders of the Company and Bank, from a financial point of view. Based on the presentation and recommendations of Chaffe and various other factors, the Boards of the Company and Bank authorized entering into the Plan with FCC, and the Plan was executed as of April 27, 1995.

           Subsequently, the appraisal on which the allocation of the Enterprise Consideration was based was modified and the amount to be paid for the Partnership Properties reduced to $2,504,000. See "Interests of Certain Persons - Real Estate Agreement." As a result of this reduction, the Aggregate Consideration to be paid to the shareholders of the Company and the Bank for the Company Common Stock and Bank Common Stock increased to $30,796,000. On July 27, 1995, Chaffe updated and reissued its written opinion to the effect that (i) the Aggregate Consideration is fair to the shareholders of the Company and Bank from a financial point of view; (ii) the allocation of the Aggregate Consideration between the shareholders of the Company and the shareholders of the Bank is fair to the shareholders of the Company and Bank from a financial point of view; and (iii) the division of the Enterprise Consideration of $33.3 million between, on the one hand, the shareholders of the Company and Bank and, on the other hand, the Partnership is fair to the respective shareholders of the Company and Bank, from a financial point of view. On July ____, 1995, the parties executed an Amended and Restated Agreement and Plan of Merger reflecting this increase in the Aggregate Consideration.

           The Boards of Directors of the Company and the Bank believe that approval of the Plan is in the best interests of the Company, the Bank and their respective shareholders. Among the factors considered by the Boards in recommending the Plan, in addition to the financial terms, was the likelihood that the Bank would continue to face significant additional competitive pressures in its market area from larger banking and other financial institutions capable of offering a broad array of financial services. Given the Bank's relatively small size and market position, the Boards believe that this increasing competition could adversely impact the performance of the Bank. Other factors considered by the Boards were the liquidity that would be afforded to the Company's and Bank's shareholders by the ownership of a publicly traded stock and a review of the business and prospects of FCC.

           The financial and other terms of the Plan were arrived at through arm's length negotiations between representatives of the Companies. Determination of the consideration to be received by the Company's and Bank's shareholders in exchange for their stock was based upon various factors considered by the Boards of Directors of the parties, including primarily the comparative financial condition, historical results of operations, current business and future prospects of the Companies, the market price, dividends, and historical earnings per share of the common stock of the Companies, and the desirability of combining the financial and managerial resources of FCC and the Company to pursue available consumer and commercial banking business in the market area served by the Bank.

           The Boards of Directors of the Company and the Bank each unanimously approved the Plan and recommends that its shareholders vote FOR approval of the Plan. For information concerning the interest of certain directors voting for the Plan, see "- Interests of Certain Persons."

   Opinion of Investment Banker

           General. Pursuant to an engagement letter dated as of July ____, 1995, the Company retained Chaffe & Associates, Inc. ("Chaffe") to provide an opinion as to the fairness of the transactions contemplated by the Plan ("Proxy Statement Opinion"). Pursuant to this engagement letter and earlier engagement letters dated as of November 22, 1994 and April 20, 1995, both as amended as of April 28, 1995, Chaffe at the request of the Board of Directors of the Company acted as the Company's and Bank's financial advisor in connection with the Plan, including providing certain analyses of the financial terms of the Plan and providing opinions as to fairness dated April 28, 1995 (the "April Opinion") and July 27, 1995 (the "July Opinion"). Chaffe is a recognized investment banking firm and is experienced in the securities industry, in investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalizations, and valuations for estate, corporate and other purposes. It is frequently retained to perform similar services for other banks and bank holding companies. The Company selected Chaffe as its and the Bank's financial advisor on the basis of Chaffe's experience and expertise in transactions similar to the Mergers and Chaffe's reputation in the banking and investment communities.

           Scope of Engagement. In connection with Chaffe's engagement to act as the Company's and the Bank's financial advisor with respect to the Plan, the Company and the Bank instructed Chaffe to evaluate the fairness to the Company and Bank shareholders, from a financial point of view, of the Aggregate Consideration to be paid pursuant to the provisions of the Plan for the shares of the Company Common Stock and Bank Common Stock in the Mergers and of the allocation of the Aggregate Consideration between the Company and the Bank, and to conduct such investigations as Chaffe deemed appropriate for such purposes. The Company and the Bank did not place any limitations on the scope or manner of Chaffe's investigation and review. The consideration to be received by the Company's and the Bank's shareholders in the Mergers was determined by the Company, the Bank and FCC in their negotiations.

           Chaffe delivered an oral opinion to the Company's Board and Bank's Board on April 13, 1995, subsequently confirmed in writing in the April Opinion, to the effect that, based upon and subject to the assumptions made, the factors considered, the review undertaken and the limitations stated in its opinions and such other matters as Chaffe considered relevant, as of the date of such opinions, the Initial Aggregate Consideration to be received in the Mergers by the Company's and Bank's shareholders for their shares of the Company Common Stock and Bank Common Stock, respectively, was fair to each, from a financial point of view, and that the allocation of the Initial Aggregate Consideration between the shareholders of the Company and the shareholders of Bank was fair to shareholders of each of those financial institutions, from a financial point of view. Chaffe supplemented its April Opinion with the July Opinion, which concluded on the same basis that the Aggregate Consideration to be received in the Mergers by the Company's and Bank's shareholders for their shares of Company Common Stock and Bank Common Stock, respectively, was fair to each, from a financial point of view, and that the allocation of the Aggregate Consideration between the shareholders of the Company and the shareholders of the Bank was fair to the shareholders of each institution from a financial point of view. The Proxy Statement Opinion is identical to the July Opinion other than for (i) references to Chaffe's having considered materials bearing upon the financial and operating condition of the Company, the Bank and FCC subsequent in time to those to which reference is made in the July Opinion and (ii) the absence therefrom of the opinion to the effect that the allocation of the Enterprise Consideration among the shareholders of the Company and the Bank, on the one hand, and the Partnership, on the other hand, is fair to each of them. The full text of Chaffe's Proxy Statement Opinion is attached hereto as an Appendix and is incorporated by reference. The description of the Proxy Statement Opinion set forth herein is qualified in its entirety by reference to the Appendix. The Company, and Bank, shareholders are urged to read the Proxy Statement Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken, by Chaffe. Chaffe's opinion relates only to the consideration to be received by the Company's and the Bank's shareholders, from a financial point of view, and does not constitute a recommendation to any Company or Bank shareholder as to how such shareholder should vote at the Special Meeting.

           Materials Reviewed. In connection with rendering its opinions, Chaffe reviewed the materials indicated therein. FCC did not allow Chaffe to review any information other than publicly-available information. Chaffe also reviewed statistical and financial information derived from various statistical services for Company, Bank, FCC and comparable companies, as well as certain publicly available information and analyses relating to them.

           Analysis of Selected Financial Data. In preparation of both the July Opinion and the Proxy Statement Opinion, Chaffe analyzed the historical performance of the Company, the Bank and FCC, and considered the current financial condition, operations and prospects for the Company, the Bank and FCC. Chaffe reviewed certain historical market information for Company Common Stock and Bank Common Stock, and noted that no independent market exists for either shares. Chaffe analyzed information and data provided by the management of the Company and the Bank and by management of FCC concerning the loans, other real estate, securities portfolio, fixed assets and operations of each respectively, although Chaffe did not perform an independent review of the Company's, the Bank's or FCC's assets or liabilities. Chaffe relied solely on the Company, the Bank and FCC for information as to the adequacy of their respective loan loss allowances and the values of other real estate owned. Chaffe relied solely on FCC for information as to the value of its securities portfolio.

           At July ___, 1995, Chaffe noted strengths of the Company, including its consistent record of profitability, strong equity (with the ratio of tangible equity to total assets as of March 31, 1995 of 8.26%), and low non-performing assets (with the ratio of non-performing assets to total assets as of March 31, 1995 of 0.75%). Chaffe also noted certain weaknesses of the Company, including its low earnings level (with a return on assets in 1994 of 0.80% and a return on equity in 1994 of 9.87%), high overhead expense (with the ratio of non-interest expenses to average assets of approximately 4.51% annualized for the first quarter of 1995), and low and declining loan level (with the ratio of net loans to total assets of 30.32% as of March 31, 1995).

           Also, Chaffe analyzed the historical performance of FCC and considered the current financial condition, operations and prospects for FCC. At July 27, 1995, Chaffe noted that, as of June 30, 1995, the return on average assets, annualized for 1995, was 1.02%, and the return on average equity, also annualized for 1995, was 12.67%. Excluding securities transactions, net operating income on average assets annualized for 1995, was 1.27%, and the return on average equity, also annualized for 1995, was 15.85%. FCC's ratio of tangible equity to total assets as of the end of March 1995 was 8.21%, and the ratio of non-performing assets to total assets as of the end of June 1995 was approximately .48%.

           Analysis of Transaction. In connection with rendering its opinions, and preparing its various written and oral presentations to the Company's Board and the Bank's Board, Chaffe performed a variety of financial analyses. Chaffe compared certain financial and stock market data for peer groups of bank holding companies whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally; considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premiums and capitalization of earnings; and performed such other studies and analyses as Chaffe deemed appropriate for purposes of its opinions. Chaffe's opinions were necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the respective dates of its opinions.

           Chaffe noted that an essential element of the transaction, as proposed by FCC, is the acquisition by FCC of 100% of the ownership in the Company and the Bank, as well as ownership of the Partnership Properties which the Partnership owns and leases to the Bank. Chaffe noted further that the total consideration proposed by FCC for the acquisition of the Company and Bank and the purchase of the Partnership Properties, is an aggregate amount of $33,300,000 (the "Enterprise Consideration"). The Partnership has agreed to sell the Partnership Properties to FCC at a price of $2,504,000 (the "Appraised Value"), which was based upon the Appraisal Documents. See "- Background of and Reasons for the Plan and Interests of Certain Persons - Real Estate Agreements." Chaffe noted that the payment of this consideration will be effected through the assumption by FCC of $2,504,000 of the debt owed by the Partnership to ArgentBank, under a note dated March 31, 1994 and related documents. Further, it is Chaffe's understanding, relied upon in its opinion, that the Partnership will, through the necessary payments, reduce the principal balance of this indebtedness to $2,504,000 prior to the consummation of the transactions contemplated herein.

           In its review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical financial information, capital plans and other information reviewed by it for purposes of its opinions. Chaffe expressed no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value received by the holders of Company Common Stock or Bank Common Stock.

           The following is a summary of selected analyses performed by Chaffe in connection with the opinions. The summary set forth below does not purport to be a complete description of the analyses performed in this regard, but does include all material analyses.

           Analysis of Selected Merger Transactions. In connection with the July Opinion, Chaffe performed an analysis of premiums paid for selected banks with characteristics comparable to the Company and the Bank. Comparable transactions were considered to be transactions in the United States for the period July 26, 1994 through July 26, 1995, in which the sellers had total assets of between $100 million and $300 million, a tangible equity ratio between 6.5% and 11.0%, a return on average assets between 0.5% and 1.25%, and non-performing assets less than 1.5% of total assets. In addition, Chaffe performed an analysis of premiums paid for a similar group of selected banks, limited in geographic area to sixteen states in the southern United States. Finally, Chaffe performed an analysis of premiums paid for substantially all Louisiana banks sold during the period July 26, 1994 through July 26, 1995. With respect to each of these groups of transactions and the proposed Mergers, Chaffe compared the prices to be received by the peer groups as a multiple of its tangible equity, its earnings per share for the four quarters prior to such a transaction, its premium over tangible equity to core deposits, and its total assets. The following table summarizes certain results of this analysis:

                                               U.S.      Southern   Louisiana
                             FCC/Company    Peer Group  Peer Group  Peer Group
                             ____________  ___________ ___________ ____________

Seller Total Assets ($000's)

 - Mean                                      $149,781     $158,805    $538,125
 - Median                      $173,824      $123,925     $115,300    $109,991
Seller Tangible Equity             8.65%         8.31%        8.74%       8.45%
Seller Year-To-Date Return on
  Average Assets                   0.77%         1.07%        1.08%       1.29%
Seller Year-To-Date Return on
  Average Equity                   8.94%        12.16%       12.16%      16.00%
Seller Non-Performing
  Assets/Assets                    0.79%         0.26%        0.24%       0.73%
Price/Tangible Equity              2.05x         1.96x        1.97x       2.18x
Price/4-Quarter Earnings Per
  Shares*                         22.53x         16.40x      19.46x      13.22x
Price-Tangible Equity/
  Core Deposits                   10.68%          9.36%       12.19%      11.79%
Price/Assets                      17.72%         16.30%       18.35%      18.59%

* The Company's earnings include minority earnings, adjusted by non-recurring merger-related expenses.


           In connection with the Proxy Statement Opinion, Chaffe performed an additional analysis of premiums paid for selected banks with characteristics comparable to the Company and the Bank. Each of the above described peer groups was updated though August 2, 1995. With respect to each of these groups of transactions and the proposed Mergers, Chaffe compared the prices to be received by the peer groups in the same manner as described above, and found results substantially similar to those shown above.

           Conclusions based on these analyses are not mathematical. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, as well as other factors that affect the public trading value or the acquisition value of the companies to which the Company and the Bank are being compared.

           Discounted Cash Flow Analysis. Using discounted cash flow analysis, Chaffe calculated the present value of the future stream of after-tax cash flows that the Company could produce in the future. Chaffe estimated the cash flow stream through year 2001 and a terminal value after year 2001, based on information from management of the Company, and then discounted them, using an estimated required rate of return for the Company of 12.3%. Additional cash flow analyses were performed at the time of the Proxy Statement Opinion, using a methodology and discount rate similar to the previously described cash flow analysis, and found substantially similar results to those previously found.

           Analysis of Allocation of the Aggregate Consideration. Chaffe examined the proposed allocation of the Aggregate Consideration between shareholders of the Company and the Bank. Although the Company has certain assets and liabilities beyond those of the Bank, Chaffe believes that there is no material value or debt belonging to the Company that would alter the split of the Aggregate Consideration. The allocation takes into account the treasury stock held by the Company, and it is this factor which causes the difference in the proposed exchange ratio for the Company Common Stock and Bank Common Stock.

           Certain Limitations. In arriving at its fairness opinions, Chaffe considered the analyses outlined above. Chaffe did not rely on any single analysis, but relied on a combination of factors derived from all of the analytical procedures employed. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Chaffe believes that the summary set forth above and Chaffe's analysis must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, creates an incomplete view of the process underlying Chaffe's opinions.

           The analyses performed by Chaffe are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses do not purport to be appraisals or necessarily reflect the prices at which businesses actually may be sold. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

           Compensation. Prior to its retention in November 1994 to act as the Company's financial advisor, Chaffe had provided no services to the Company. Neither Chaffe nor any of its officers or employees has any interest in the Common Stocks of the Company, the Bank or FCC.

           The Company has paid Chaffe approximately $213,338.95 in fees plus out-of-pocket expenses for its services, including its services in rendering the Proxy Statement Opinion. For any other services requested of Chaffe by the Company, the Company has agreed to pay Chaffe on an hourly basis. The fees received by Chaffe in connection with its services to the Company were not dependent or contingent upon the occurrence or lack thereof of any transaction.

           The Company has agreed to indemnify and hold harmless Chaffe, its subsidiaries and affiliates, and its officers, directors, shareholders, employees, attorneys, agents and representatives, successors and assigns of each of the foregoing parties from and against any and all damage, loss, cost, expense, obligation, claim or liability, including attorney fees and expenses, arising directly or indirectly, from, or in any way related to, the opinions or any other services performed by Chaffe, provided that Chaffe and its officers, directors, employees, attorneys, agents and representatives have not been negligent or guilty of reckless or willful misconduct in connection with the opinion, or such services.

   Conversion of Common Stock

           Shareholders of the Company and the Bank will receive an aggregate number of shares of FCC Common Stock, assuming no fractional shares or perfected dissenters' rights, equal to $30.796 million less the Deductible Amount as defined below ("Aggregate Consideration"), divided by the average of the closing sales prices of a share of FCC Common Stock on the NASDAQ National Market for the ten business days ending on the day before the date the Plan becomes effective ("Market Value"). The term "Deductible Amount" means the excess over $200,000 of the Company's and Bank's aggregate legal, accounting, investment banking, printing and mailing fees and costs from January 1, 1994, through the date the Plan becomes effective ("Effective Date") related to the prospective sale of the Company and the Bank, the process leading to the execution of the Plan, and the negotiation, implementation and consummation of the Plan ("Transaction Costs"), other than (i) any such fees and costs that had been accrued on or before December 31, 1994, and (ii) any such fees and costs, up to but not exceeding $300,000, that are accrued and paid at any time from January 1, 1995 through the date that is 30 days prior to the date set for consummation of the Plan.

           Each share of Company Common Stock outstanding on the Effective Date will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) 96.33% of the Aggregate Consideration divided by the Market Value, divided by (b) the number of shares of Company Common Stock outstanding on the Effective Date. Each share of Bank Common Stock outstanding on the Effective Date will be converted into a number of shares of FCC Common Stock equal to the quotient of (a) 3.67% of the Aggregate Consideration divided by the Market Value, divided by (b) the number of shares of Bank Common Stock outstanding on the Effective Date other than shares owned by the Company.

           The following table provides examples of the number of shares of FCC Common Stock into which each share of Company and Bank Common Stock would be converted on the Effective Date, assuming that on such date the Market Value is as specified below, there is no change in the number of outstanding shares of Company Common Stock or Bank Common Stock from the number on the date hereof, and there is no Deductible Amount. As of the date hereof, it is not expected that Transaction Costs will result in a Deductible Amount but there can be no assurance to this effect.

                Assumed Market        Number of FCC       Number of FCC
                   Value of             Shares Per         Shares Per
               FCC Common Stock       Company Share        Bank Share
              __________________    __________________   ______________
                    $24                    52.805641       51.298711
                     26                    48.743669       47.352656
                     28                    45.261978       43.970324
                     30                    42.244513       41.038969
                     32                    39.604230       38.474033
                     34                    37.274570       36.210855

      On ____________, 1995, the actual closing sales price for a share of FCC Common Stock was $________ and, if such date had been the Effective Date the Market Value would have been $________.

      Shareholders of the Company who perfect dissenters' rights will not receive FCC Common Stock but instead will be entitled to receive the "fair cash value" of their shares as determined under Section 131 of the Louisiana Business Corporation Law (the "LBCL"). Shareholders of the Bank will not have dissenters' rights. See "Dissenters' Rights."

      In lieu of issuing any fractional share of FCC Common Stock, each shareholder of the Company or Bank who would otherwise be entitled thereto will receive a cash payment (without interest) equal to such fractional share multiplied by the Market Value.

      For information regarding restrictions on the transfer of FCC Common Stock received pursuant to the Plan applicable to certain of the Company's and Bank's shareholders, see "- Status under Federal Securities Laws; Certain Restrictions on Resales."

   Effective Date

      A Certificate of Merger respecting the Merger will be filed for recordation with the Secretary of State of Louisiana as soon as practicable after shareholder and regulatory approval is obtained and all other conditions to the consummation of the Plan have been satisfied or waived, and the Merger will be effective at the date and time specified in a certificate issued by the Secretary of State. It is intended that the Bank Merger will be effective on the same day. The Companies are not able to predict the effective date of the Mergers, and no assurance can be given that the transactions contemplated by the Plan will be effected at any time or at all. See "- Conditions."

   Exchange of Certificates

      On the Effective Date, each Company and each Bank shareholder will cease to have any rights as a shareholder of the Company or the Bank and his sole rights will pertain to the shares of FCC Common Stock into which his shares of Company or Bank Common Stock have been converted pursuant to the Plan, except for any such shareholder who exercises dissenters' rights and except for the right to receive cash for any fractional shares. See "Dissenters' Rights."

      Upon consummation of the Plan, a letter of transmittal, together with instructions for the exchange of certificates representing shares of Company or Bank Common Stock for certificates representing shares of FCC Common Stock will be mailed to each person who was a shareholder of record of the Company or the Bank on the Effective Date. Shareholders are requested not to send in their stock certificates until they have received a letter of transmittal and further written instructions.

      After the Effective Date and until surrendered, certificates representing Company or Bank Common Stock will be deemed for all purposes, other than the payment of dividends or other distributions, if any, in respect of FCC Common Stock, to represent the number of whole shares of FCC Common Stock into which such shares of Company or Bank Common Stock have been converted. FCC, at its option, may decline to pay former shareholders of the Company or the Bank who become holders of FCC Common Stock pursuant to the Plan any dividends or other distributions that may have become payable to holders of record of FCC Common Stock following the Effective Date until they have surrendered their certificates for Company and Bank Common Stock. Any dividends not paid after one year from the date of payment will revert in ownership to FCC, and FCC will have no further obligation to pay such dividends.

      Company or Bank shareholders who cannot locate their certificates are urged to contact promptly Dorothy R. Roper, 1615 Judge Perez, Chalmette, Louisiana 70043-4582, telephone number (504) 279-5211. A new certificate will be issued to replace a missing certificate only upon execution by the shareholder of an affidavit certifying that his or her certificate cannot be located and an agreement to indemnify the Company, FCC and certain other persons against any claim that may be made against any of them by the holder of the certificate alleged to have been missing. The Company or FCC may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's indemnity agreement.

   Conditions

      In addition to Company and Bank shareholder approval, consummation of the Plan will require the approvals of the Federal Reserve Board and the United States Comptroller of the Currency. FCC has filed applications seeking the required approvals and expects to receive them by September, 1995; however, there can be no assurance that the approvals will be obtained by that time or at all.

      The obligations of the parties to consummate the transactions contemplated by the Plan are also subject to a number of other conditions set forth in the Plan, including, among others, (i) the receipt of an opinion of Arthur Andersen LLP as to certain tax aspects of the Mergers,
   (ii) the absence of a material adverse change in the financial condition, results of operations, business or prospects of the other party, and (iii) other conditions customary for transactions of this sort. The obligation of FCC to consummate the transactions is also conditioned upon, among other things, (i) assurance that FCC is permitted to account for the transactions as poolings-of-interests and (ii) the consummation of the real estate agreements referred to below under "Interests of Certain Persons."

      The Companies intend to consummate the Plan as soon as practicable after all of the conditions to the Plan have been met or waived; however, there can be no assurance that the conditions will be satisfied.

   Conduct of Business Prior to the Effective Date

      The Company and the Bank have each agreed that prior to the Effective Date it will conduct its business only in the ordinary course consistent with past practices. In addition, without the prior written consent of the chief executive officer of FCC or his duly authorized designee, and except as otherwise provided in the Plan, the Company and the Bank have each agreed that it will not, among other things, (a) declare or pay any dividend other than as described below, (b) enter into or modify any agreement pertaining to compensation arrangements with its present or former directors, officers or employees or increase by more than 3% the compensation of such persons whose annual compensation would, following such increase, exceed $30,000; (c) engage in various banking or other business activities except within certain limits specified in the Plan; or
   (d) take certain actions related to any possible business combination involving the Company or the Bank, other than as contemplated by the Plan.

      The Plan permits the Company to pay a regular dividend payable in or after June 1995 at the rate of $5.00 per share of Company Common Stock, and, if the Effective Date is after December 31, 1995, a regular dividend payable in January 1996 at the rate of $10.00 per share of Company Common Stock. The Bank is also permitted to pay to its shareholders such dividends as are necessary to provide the Company with the funds required to pay (i) its operating and business expenses not materially exceeding $25,000 per calendar year, (ii) expenses relating to the Plan, (iii) any advancement of expenses or indemnification permitted by the Company's Articles of Incorporation or Bylaws or the Bank's Bylaws, (iv) any permitted dividend by the Company (plus dividends payable by the Bank to other shareholders of the Bank on account of such dividends paid to the Company), and (v) the Company's indebtedness to an unaffiliated bank in the principal amount of approximately $498,000, plus interest.

      The Company and the Bank have also agreed:

           (a) Until the Plan terminates, neither the Company nor the Bank will, without the prior consent of FCC's chief executive officer or his designee, directly or indirectly, solicit, initiate or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any takeover proposal (and in no event will any such information be supplied except pursuant to a confidentiality agreement), and each of them will instruct its officers, directors, agents and affiliates ("Representatives") not to do any of the above, and will notify FCC immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, it or any of its Representatives; provided that this covenant shall not prohibit any Company or Bank director from taking any action that in the written opinion of counsel is required by law to discharge his or her fiduciary duties to the Company or Bank and their respective shareholders.

           (b) Neither the Company's nor the Bank's Board nor any committee thereof shall (i) withdraw, modify, or propose to withdraw or modify, the approval or recommendation to shareholders of the Plan, or (ii) approve, recommend, or propose to recommend any takeover proposal with respect to the Company or Bank, except in any such case such action as is required in the written opinion of counsel to discharge fiduciary duties to the Company's shareholders or Bank's shareholders, or (iii) modify, waive or release any party from, or fail to enforce any provision of, any confidentiality agreement between the Company or Bank and any prospective acquiror.

   Waiver, Amendment and Termination

      The Plan provides that the parties may waive in writing any of the conditions to their respective obligations to consummate the Plan other than the receipt of necessary regulatory and shareholder approvals.

      The Plan, including all related agreements, may be amended or modified at any time, before or after its approval by the shareholders of the Company or the Bank, by mutual agreement; provided that any amendment made after shareholder approval may not alter the amount or type of shares into which the Company's or Bank's Common Stock will be converted or alter any term or condition of the Plan in a manner that would adversely affect any shareholder of the Company or the Bank. Additionally, the Plan may be amended at any time by the sole action of the chief executive officers of the Companies to correct typographical errors or other misstatements which are not material to the substance of the transactions contemplated by the Plan.

           The Plan may be terminated at any time prior to the Effective Date by mutual consent or by either party (i) in the event of a material breach by the other of them of any representation, warranty or covenant contained in the Plan which cannot be cured by the earlier of 30 days after written notice of such breach or March 31, 1996; or (ii) if by March 31, 1996 all conditions to consummating the Mergers have not been met or waived, cannot be met, or the Mergers have not occurred. The Plan may be terminated by FCC if (i) shareholders of the Company entitled to dissenters rights would have been entitled to receive as much as 9% of the total number of shares of FCC Common Stock issuable pursuant to the Plan; (ii) the Board of Directors of the Company or the Bank (A) withdraws, modifies or changes its recommendation to its shareholders regarding the Plan or shall have resolved to do any of the foregoing, (B) recommends to its shareholders (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than transactions contemplated by the Plan), (b) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of the Company's consolidated group, or (c) any acquisition, by any person or group, of beneficial ownership of a majority or more of any class of Company capital stock, or (C) makes any announcement of a proposal, plan or intention to do any of the foregoing or agreement to engage in any of the foregoing; (iii) the Company's deposits, stockholder's equity or earnings fall below certain levels; or (iv) any of the real estate agreements referred to under "Interests of Certain Persons" below shall have been terminated.

           FCC may terminate the Plan if a material adverse change has occurred since December 31, 1994, to the Closing Date, in the financial condition, results of operations, business or prospects of the Company and Bank taken as a whole. The Company and Bank will be entitled to terminate the Agreement if there has occurred any material adverse change since December 31, 1994, to the Closing Date in the financial condition, results of operations, business or prospects of FCC. In determining whether there has occurred with respect to FCC a material adverse change entitling the Company and Bank to terminate the Plan, FCC's securities losses will be ignored except to the extent they cause FCC to fail to meet regulatory capital requirements applicable to it, or result from investment losses which affect FCC's consolidated statement of income in off-balance-sheet instruments of the nature commonly referred to as derivative products.

           The Plan may also be terminated by either the Company or the Bank if both (i) the quotient of the average closing sales prices of FCC Common Stock on the NASDAQ National Market for the five trading days immediately preceding the date set for consummation of the Plan ("Closing Date") divided by the closing sales price of such stock on April 26, 1995, is less than 0.75 and (ii) the quotient of the average closing value of the Standard & Poor's Regional Bank Index for the five trading days preceding the Closing Date divided by the value of the Standard & Poor's Regional Bank Index for April 26, 1995 exceeds the quotient set forth above for FCC Common Stock by more than .25. A decline in the price of FCC Common Stock before the Closing Date will not be deemed to be a material adverse change with respect to FCC unless the conditions described in both clauses (i) and
   (ii) are met.

           FCC also may terminate the Plan: (i) if the level of the daily averages of certain of the Bank's deposits for the ten consecutive banking days ending three banking days before the Closing Date have declined by more than $17.5 million from the level thereof on December 31, 1994; (ii) if the level of the daily averages of certain of the Bank's deposits for the period from December 31, 1994, through the date that is three banking days before the Closing Date declines by more than $17.5 million; (iii) if the consolidated stockholders' equity of the Company, without taking into account the unrealized losses, if any, in investment securities held by the Bank, has decreased at the Closing Date by 10% or more from the Company's consolidated stockholders' equity as of December 31, 1994; or (iv) if either the net earnings of the Bank, without taking into account unrealized securities losses, or its net earnings before taxes, securities gains and losses, and provisions for loan and lease losses and other real estate owned, from December 31, 1994, to the Closing Date (in each case without taking into account expenses applicable to the transactions contemplated by the Plan), are lower by 20% or more than the amount of such earnings shown on the Bank's budget for the comparable period of its fiscal year ending December 31, 1995. A change of the nature described in clauses (i) through (iv) of this paragraph will not constitute a material adverse change affecting the Company and Bank that would entitle FCC to terminate the Plan unless such change equals or exceeds the level that would permit FCC to terminate the Plan under clauses
   (i) through (iv) above.

   Interests of Certain Persons

           Indemnification. FCC has agreed to indemnify the Company and the Bank, and each of their respective directors, officers and controlling persons against certain liabilities arising out of or based upon certain alleged misstatements or omissions of material facts in this Proxy Statement and Prospectus or the Registration Statement of which it is a part. In addition, FCC has agreed that for a period of ten years following the Effective Date, it will indemnify and advance expenses to each officer or director of the Company or the Bank who has signed an Insider's Commitment (an "Indemnified Person") to the same extent as he or she would have been indemnified under the Articles of Incorporation or Bylaws of the Company or the Bank, as appropriate. The aggregate amount of such indemnification payments and advancement of expenses required to be made by FCC is $5 million, and no Indemnified Person is entitled to indemnification for any claim made prior to the Effective Date of which the Indemnified Person, the Company or the Bank was aware but did not disclose to FCC.

           Real Estate Agreements. The Bank leases from Peoples Properties Limited Partnership (the "Partnership") three of the Bank's branch locations (the "Partnership Properties"). The Partnership is a limited partnership whose partners consist of all of the current directors of the Company and Bank, plus the spouses of two former directors who are deceased. The Partnership constructed and owns the three branch buildings which it leases to the Bank and owns the land underlying two of them. The land under the third is held by the Partnership under a long-term ground lease. In connection with the Mergers, FCC has entered into an agreement with the Partnership (the "Real Estate Agreement") to purchase from the Partnership its interests in the three branch locations it leases to the Bank. Under the Plan, FCC is not obligated to complete the Mergers unless it is able to purchase the Partnership's interests in the Partnership Properties.

           The purchase price for the Partnership Properties is $2,504,000. As of March 1, 1995, the Partnership Properties were subject to mortgages securing an indebtedness of $2,905,558.22. The purchase price for the Partnership Properties will be paid by FCC's assuming $2,504,000 of such indebtedness. The balance of this indebtedness will be paid by the Partnership on or before the Effective Date. The purchase price of $2,504,000 was determined in accordance with an appraisal of the real estate and related facilities performed by an independent appraiser. The appraiser issued its appraisal dated January 31, 1995, valuing the Partnership Properties in two separate ways. Under one method (the "Fee Simple Approach"), the properties were valued without regard to the fact that they are under lease to the Bank and without attributing any value to those leases. Under the second method (the "Leased Fee Approach"), the appraiser included in the valuation the value of the Partnership's leases with the Bank (the "Partnership Leases"), and assumed the Partnership Leases would remain in force at the rents then being paid, for a remaining term of 10 years. The Fee Simple Approach resulted in an appraised value of $1,808,000, while the Leased Fee Approach resulted in a valuation of $4,790,000.

           The Partnership was concerned that the Fee Simple Approach may have valued the property too low because it failed to take into account the existing Partnership Leases. At the same time, the Leased Fee Approach appeared to over-value the Partnership Leases because it did not take into account the Bank's option to buy the Partnership Properties effective December 31, 1997. In a supplemental letter dated February 17, 1995, the appraiser, in response to a request made on behalf of the Partnership, calculated the leased fee advantage under the Partnership Leases, that is, the amount by which the rent being paid under the Partnership Leases exceeds the rent that could be obtained under current market conditions. The appraiser noted his understanding that the Partnership Leases provide for a buy-out option by the Bank effective March 31, 1997 (although in fact under the Partnership Leases such buy-out option would not be effective until December 31, 1997). The appraiser determined that the differential between market net rent and contract net rent under the Partnership Leases was $212,701.44 per annum or $17,725.10 per month. The appraiser concluded that, based on an anticipated closing of the Mergers and related purchase of the Partnership Properties on September 30, 1995, the remaining term under the Partnership Leases would (assuming exercise of the buy-out options on March 31, 1997) be eighteen months from the closing and the present worth of the rent premium of $17,725.10 per month, when discounted at a rate of 12% for eighteen months, was $291,000.

           Representatives of the Partnership noted that, when valuing the Partnership Leases in the first supplemental letter, the appraiser did not take into account the rent escalation provisions in the leases, and incorrectly assumed that the Bank had options to purchase the Partnership Properties on March 31, 1997, when in fact such options were not exercisable until December 31, 1997, the date on which the leases terminate. In a second supplemental letter dated April 18, 1995, the appraiser, in response to a request made on behalf of the Partnership, performed a calculation determining the rent premium attributable to the Partnership Leases based on the amount by which the rent the Partnership is entitled to collect under the Partnership Leases exceeds the rent that could be obtained under current market conditions. The Partnership Leases all have terms commencing on December 30, 1985, and provide for a fixed rental payable monthly, but subject to adjustment at the beginning of the fourth, seventh and tenth lease years in proportion to changes in the consumer price index. Although the Partnership Leases provide that the rent shall increase in successive increments on January 1, 1989, January 1, 1992 and January 1, 1995, in proportion to increases in the consumer price index, the Partnership has not enforced its right to require the Bank to pay such increases.

           The premium calculated under the appraiser's second supplemental letter resulted, according to the appraiser, from the difference between the actual annual contract rent that should be paid by the Bank, as per the Partnership Leases and as determined by counsel for the Partnership, of $640,178, and the estimated market rent as determined by the appraiser in its report dated January 31, 1995. The net annual income from the Partnership Leases under the market based estimate made by the appraiser, was concluded to be $219,190.86, payable monthly at $18,265.90 per month. The annual contract rent, adjusted for landlord's expense of 7%, was determined to be $595,365.54, payable monthly at $49,613.79 per month. The total monthly differential, according to the appraiser, is $31,347.89. The rental premium under this analysis is considered in effect for 33 months from April 1, 1995 through December 31, 1997. When discounted at 12% using a monthly factor, the appraiser determined that the present worth of the premium is $877,417.80, called $878,000. In a further letter also dated April 18, 1995, the appraiser concluded that, when this premium is added to the already estimated value of the fee simple interest of $1,808,000, rounded down to $1,800,000, the total market value of the Partnership Properties, with the Partnership Leases in place, would be $2,678,000.

           Representatives of the Company and Bank subsequently raised a question concerning an assumption made by the appraiser in the second supplemental letter. The appraiser assumed that the rent escalation provisions in the leases would entitle the Partnership to increase the rent in proportion to changes occurring in the consumer price index since the commencement of the leases on January 1, 1986. The leases, however, were amended to reduce the rent effective as of January 1, 1990. As a result of the amendments, the Partnership appeared to have waived its right to require the increase in the rent based on changes in the consumer price index which was to have occurred January 1, 1990. In a letter dated July 20, 1995, the appraiser re-calculated the rent premium attributable to the Partnership Leases, without allowing any increase in the rent based on changes in the consumer price index before January 1, 1990. On this basis, the appraiser determined that the present worth of the rent premium was $704,000, which, when added to the estimated value of the fee simple interest of $1,808,000, produced a total market value of the Partnership Properties of $2,504,000. The purchase price for the Partnership Properties was based on this aggregated determination of the total market value of such properties.

           The obligations of both FCC and the Partnership under the Real Estate Agreement are subject to the Mergers taking effect, and upon the effectiveness of the Mergers all conditions to the consummation of the Real Estate Agreement will be deemed satisfied.

           Life Insurance. The Bank pays the premiums on life insurance policies for each of its directors, other than Mr. Trist and Mrs. Roper, under a split dollar life insurance program. The death benefits payable under the policies range from approximately $50,000 to $200,000. In connection with the Mergers, each director will be permitted to purchase from the Bank the policy covering such director's life upon payment to the Bank of the cash surrender value of the policy. As of May 24, 1995, the cash surrender values of the policies ranged from $2,624 to $12,319.

           Severance Pay. On February 16, 1995, the Bank adopted a Change of Control Severance Plan (the "Severance Plan") to provide severance pay to employees of the Bank who might suffer a loss of employment as a result of the Mergers. In general, the Severance Plan provides for severance pay to be paid to eligible employees whose employment is terminated, other than for cause (as defined in the Severance Plan), after the date of the Plan and before the expiration of one year after the effective date of the Mergers. Two directors who are officers and employees of the Company and Bank, Mr. Trist and Mr. Mistrot, are eligible to receive severance pay under the Plan. Following a termination of employment within one year after the Effective Date of the Mergers, Mr. Trist would be entitled to receive severance pay equal to approximately 15 months of his salary, or $170,000, and Mr. Mistrot would be entitled to receive approximately 5 months of his salary, or $31,250. A third director who is an officer and employee of the Bank, Mrs. Roper, has agreed to waive her rights under the Severance Plan in connection with entering into the agreement described below.

           Employment and Severance Agreement. The Company and the Bank, with FCC's consent, intend to enter into an agreement with Dorothy R. Roper, the Executive Vice-President and a director of the Company and the Bank (the "Employment Agreement"), under which she will be employed by the Bank or its successor, FNBC, for a period of six months following consummation of the Bank Merger. Under the Employment Agreement, Mrs. Roper will receive total salary of $55,000 for such six-month period. Mrs. Roper also will enter into a Severance Agreement with the Company and the Bank under which, subject to certain conditions, after her period of employment ends she will be paid as severance $240,000 in installments over an 18-month period by reason of her termination of employment with the Company and the Bank as of the Effective Date. Under the Severance Agreement, Mrs. Roper will waive her right to receive severance pay under the Severance Plan. FNBC has agreed to honor the Severance Agreement following the Effective Date.

           Extinguishment of Personal Guarantees. At the time the Companies entered into the Plan, the Company was indebted to a third party lender under a promissory note dated September 30, 1994, in the original principal amount of $497,549.77 (the "Company Indebtedness"). The Company Indebtedness was incurred to finance the purchase of the Bank's branch in Slidell, Louisiana, and was secured by, among other things, a pledge to the third party lender of all of the Bank Common Stock owned by the Company. All of the directors of the Company and the Bank personally guaranteed payment of the Company Indebtedness. In the Plan, FCC agreed that, if the Company did not pay the Company Indebtedness before the Effective Date, FCC would pay such indebtedness in order to effectuate a release of the Bank Common Stock and other collateral securing such indebtedness, including the directors' personal guarantees. On June 15, 1995, the Company established a line of credit at FNBC under which the Company is permitted to borrow up to $850,000. The line of credit is unsecured, except for the Company's agreement not to use its Bank Common Stock as security for any other indebtedness. On June 15, 1995, the Company borrowed against this line of credit, including the amount of $487,881 which was used to pay in full the Company Indebtedness. Accordingly, the Bank Common Stock securing the Company Indebtedness has been released, and the personal guarantees of the directors have been extinguished.

   Insiders' Commitments.

           Each Company and Bank director and executive officer and certain of the Company's principal shareholders have executed an individual agreement pursuant to which he or she has agreed in his or her capacity as a shareholder (i) to vote in favor of the Plan and against any other proposal relating to the sale of the Company or the Bank; (ii) not to transfer any of the shares of Company Common Stock over which he or she has dispositive power, or grant any proxy thereto not approved by FCC, until the earlier of the Effective Date or the date that the Plan has been terminated, except for transfers by operation of law or transfers in connection with which the transferee agrees to be bound by the agreement; (iii) not to deal in FCC Common Stock or other securities of FCC in violation of the federal securities laws or to affect the market price of FCC Common Stock until the earlier of the Effective Date or the date the Plan has been terminated;
   (iv) to release, as of the Effective Date, FCC and FNBC from any obligation to indemnify such shareholder for acts taken as an officer, director or employee of the Company or the Bank, except to the extent set forth in the Plan; and (v) for a period of two years following the Effective Date not to serve as a director, officer, employee or advisor of, or, except under certain circumstances, have any investment in any financial institution that competes with the business of the Bank as continued by FCC and FNBC in the Bank's market area. The obligation of the directors and executive officers under these individual agreements will terminate if the Plan or the Real Estate Agreement terminates or if there is a material amendment to the Plan.

   Employee Benefits.

           FCC has agreed that after the Effective Date it will provide to all persons who were employees of the Company or the Bank immediately prior to the Effective Date and who become employees of FCC or FNBC immediately thereafter, the same employee benefits as are provided by FCC to its and FNBC's employees. Full credit will be given for prior service by such employees with the Company or the Bank for eligibility and vesting purposes under all of FCC's benefit plans other than FCC's Retirement Plan, except that if the Company's or Bank's 401(k) plan is terminated participation in any 401(k) plan of FCC will not be permitted for one year after termination. In addition, all benefits accrued through the Effective Date under the Company's benefit plans disclosed to FCC at the time of execution of the Plan will be paid by FCC to the extent such benefits are not otherwise provided to such employees under the benefit plans of FCC, and FNBC will honor, in accordance with their terms, all employment, severance, consulting and other compensation contracts disclosed to FCC at the time of execution of the Plan, as well as all disclosed provisions for vested benefits or other vested amounts earned or accrued through the Effective Date.

   Expenses

           The Plan provides that regardless of whether it is consummated, expenses incurred in connection with the Plan will be borne by the party incurring them.

   Status Under Federal Securities Laws; Certain Restrictions on Resales

           The shares of FCC Common Stock to be issued pursuant to the Plan have been registered under the Securities Act of 1933 (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of FCC or who were not "affiliates" of the Company or the Bank, as that term is defined in the Securities Act.

           Directors and certain officers of the Company or the Bank may be deemed to be "affiliates" within the meaning of the Securities Act. Such persons will not be able to resell the FCC Common Stock received by them unless it is registered for resale under the Securities Act or an exemption from the registration requirements of the Securities Act is available. All such persons should carefully consider the limitations imposed by Rules 144 and 145 under the Securities Act prior to effecting any resales of FCC Common Stock. All such affiliates have entered into agreements not to sell shares of FCC Common Stock received by them in violation of the Securities Act.

           In accordance with the requirements for using the pooling-of-interests method of accounting, Company and Bank shareholders who are deemed affiliates have agreed not to sell the shares of FCC Common Stock received by them until financial results covering at least 30 days of post-merger combined operations of FCC and the Company have been published by FCC.

   Accounting Treatment

           It is a condition to FCC's obligation to consummate the Plan that neither its accountants nor the Securities and Exchange Commission (the "Commission") shall have taken the position that the Mergers may not be accounted for as poolings-of-interests under applicable rules and policies. Under the pooling-of-interests method of accounting, after certain adjustments, the recorded assets and liabilities of the Companies will be carried forward to FCC's consolidated financial statements at their recorded amounts, the consolidated earnings of FCC will include earnings of the Companies for the entire fiscal year in which the Plan is consummated and the reported earnings of the Companies for prior periods will be combined and restated as consolidated earnings of FCC. See "- Conditions" and "- Status Under Federal Securities Laws; Certain Restrictions on Resales."


              CERTAIN FEDERAL INCOME TAX CONSEQUENCES


           The following discussion summarizes certain federal income tax consequences of the Mergers to holders of Company Common Stock and Bank Common Stock. This discussion does not address all aspects of federal income taxation that may be relevant to particular shareholders, and may not be applicable to shareholders who are not citizens or residents of the United States. The discussion also does not address the effect of any applicable foreign, state or local tax laws or other tax laws, other than the Federal income tax laws.

           Consummation of the Plan is conditioned upon receipt by the Companies of an opinion from Arthur Andersen LLP to the effect that (i) each of the Mergers will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code and (ii) the conversion in the Mergers of Company Common Stock and Bank Common Stock into FCC Common Stock will not give rise to recognition of gain or loss to the shareholders of the Company or the Bank with respect to such conversion (except to the extent of any cash received). In satisfaction of such condition Arthur Andersen LLP will render the following opinion:

           (a) The Merger qualifies as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code (the "Code"); the Bank Merger contemplated by the Plan qualifies as a reorganization under Section 368(a)(l)(A) and (a)(2)(D) of the Code; and the Company, the Bank, FCC and FNBC each will be a "party to a reorganization" within the meaning of
   Section 368(b) of the Code.

           (b) No material gain or loss will be recognized by the Company, the Bank, FCC or FNBC as a result of the Mergers.
           (c) No gain or loss will be recognized by a shareholder of the Company or the Bank on the receipt solely of FCC Common Stock in exchange for his shares of Company or Bank Common Stock.

           (d) The basis of the shares of FCC Common Stock to be received by the Company's or the Bank's shareholders pursuant to the Plan will, in each instance, be the same as the basis of the shares of Company or Bank Common Stock surrendered in exchange therefor, increased by any gain recognized on the exchange.

           (e) The holding period of the shares of FCC Common Stock to be received by the Company's and the Bank's shareholders pursuant to the Plan will, in each instance, include the holding period of the respective shares of Company or Bank Common Stock exchanged therefor, provided that the shares of Company or Bank Common Stock are held as capital assets on the date of the consummation of the Plan.

           (f) The payment of cash to the Company's and Bank's shareholders in lieu of fractional share interests of FCC Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by FCC. These cash payments will be treated as having been received as a distribution in redemption of that fractional share interest subject to the conditions and limitations of Section 302 of the Code. If a fractional share of FCC Common Stock would constitute a capital asset in the hands of a redeeming shareholder, any resulting gain or loss will be characterized as capital gain or loss in accordance with the provisions and limitations of Subchapter P of Chapter 1 of the Code.

           (g) A Company shareholder who perfects his statutory right to dissent and who receives solely cash in exchange for his Company Common Stock will be treated as having received such cash payment as a distribution in redemption of his shares of Company Common Stock, subject to the provisions and limitations of Section 302 of the Code. After such distribution, if the former Company shareholder does not actually or constructively own any Company Common Stock, the redemption will constitute a complete termination of interest and be treated as a distribution in full payment in exchange for the Company Common Stock redeemed.

           The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service, which could take positions contrary to the conclusions in such opinion. It is based on applicable federal law and judicial and administrative interpretations as of the date of such opinion, any of which may change prior to the Effective Date.

           As a result of the complexity of the tax laws, and because the tax consequences to any particular shareholder may be affected by matters not discussed herein, it is recommended that each shareholder of Company and the Bank consult his personal tax advisor concerning the applicable federal, state and local income tax consequences of the Plan.


                         DISSENTERS' RIGHTS

           Because the Company will vote all of its shares of the Bank in favor of the Plan, shareholders of the Bank will not have dissenters rights. Unless the Plan is approved by the holders of at least 80% of the total voting power of the Company, Section 131 of the LBCL allows a share-holder of the Company who objects to the Plan and who complies with the provisions of that section to dissent from the Plan and to have paid to him in cash the fair cash value of his shares of Company Common Stock as of the day before the Meeting, as determined by agreement between the shareholder and FCC or by the Civil District Court for the Parish of Orleans if the shareholder and FCC are unable to agree upon the fair cash value.

           To exercise the right of dissent, a shareholder must (i) file with the Company a written objection to the Plan prior to or at the Meeting and
   (ii) also vote his shares (in person or by proxy) against the Plan at the Meeting. Neither a vote against the Plan nor a specification in a proxy to vote against the Plan will in and of itself constitute the necessary written objection to the Plan. Moreover, by voting in favor of, or abstaining from voting on, the Plan, or by returning the enclosed proxy without instructing the proxy holders to vote against the Plan, a shareholder waives his rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

           If the Plan is approved by less than 80% of the total number of shares of Company Common Stock outstanding, then promptly after the Effec-tive Date written notice of the consummation of the Plan will be given by FCC by registered mail to each former shareholder of the Company who filed a written objection to the Plan and voted against it, at such shareholder's last address on the Company's records. Within 20 days after the mailing of such notice, the shareholder must file with FCC a written demand for payment for his shares at their fair cash value as of the day before the Meeting and must state the amount demanded and a post office address to which FCC may reply. He must also deposit the certificates formerly representing his shares of Company Common Stock in escrow with a bank or trust company located in Orleans Parish, Louisiana. The certificates must be duly endorsed and transferred to FCC upon the sole condition that they be delivered to FCC upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to FCC the written acknowledgment of such bank or trust company that it holds the certificates, duly endorsed as described above.

           Unless the shareholder objects to and votes against the Plan, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Plan and will forfeit any right to seek payment pursuant to Section 131.

           If FCC does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify the shareholder in writing at the designated post office address, of either (i) the value it will agree to pay or (ii) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with FCC's assertion that no payment is due, he must, within 60 days after receipt of such notice, file suit against FCC in the Civil District Court for the Parish of Orleans for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against FCC by another former shareholder of the Company for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, he will be deemed to have consented to accept FCC's statement that no payment is due or, if FCC does not contend that no payment is due, to accept the amount specified by FCC in its notice of disagreement.

           If upon the filing of any such suit or intervention FCC deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice FCC offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against FCC.

           Upon filing a demand for the value of his shares, a shareholder ceases to have any rights of a shareholder except the rights provided by
   Section 131. The shareholder's demand may be withdrawn voluntarily at any time before FCC gives its notice of disagreement, but thereafter only with the written consent of FCC. If his demand is properly withdrawn, or if the shareholder otherwise loses his dissenters' rights, he will be restored to his rights as a shareholder as of the time of filing of his demand for fair cash value.

           Prior to the Effective Date, dissenting shareholders should send any communications regarding their rights to Nicholas P. Trist, P. O. Box 1099, Chalmette, Louisiana 70044-1099. Thereafter, dissenting shareholders should send any such communications to Thomas L. Callicutt, Jr., Senior Vice President and Controller, First Commerce Corporation, 925 Common Street, New Orleans, Louisiana 70112. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his shares are registered on the books of the Company. FCC has the right to terminate the Plan if the number of shares of Company Common Stock as to which the holders thereof have perfected dissenters' rights would, had they been converted pursuant to the Plan, constitute as much as 9% of the total number of shares of FCC Common Stock issuable pursuant to the Plan. See "The Plan - Waiver, Amendment and Termination."


             INFORMATION ABOUT THE COMPANY AND THE BANK

   Principal Business

           The Company is a business corporation organized under the laws of Louisiana and a registered bank holding company under the Federal Bank Holding Company Act of 1956. Its principal business is the ownership of its stock of the Bank. The Bank is a commercial bank offering consumer and commercial banking services in St. Bernard, Orleans and St. Tammany Parishes in Louisiana. As of March 31, 1995, the Company and Bank had total consolidated assets of approximately $174 million, total deposits of approximately $156 million, total net loans of approximately $52.4 million and shareholders' equity of approximately $15.3 million. The Company's executive offices are located at 1615 East Judge Perez Drive, Chalmette, Louisiana 70043.

   Competitive Conditions

           Intense competition for loans and deposits comes from other commercial banks and savings and loan institutions in the Bank's market areas. The Bank also competes with credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions, some of which are not subject to the same degree of regulation and restrictions as the Bank and many of which have financial resources far greater than the Bank.

   Properties

           The  Bank  has  eight  full-service   banking  offices  located  in
   St. Bernard,  Orleans  and St. Tammany Parishes,  Louisiana.   The  popular
   names and addresses of these banking offices are as follows:

       1.   Main Office                   2.   Village Square Branch
            1615 East Judge Perez Drive        9109 West Judge Perez Drive
            Chalmette, Louisiana 70043         Chalmette, Louisiana 70043

       3.   St. Bernard Highway Branch    4.   East Judge Perez Branch
            Madison Ave. at St. Bernard Hwy.   1801 East Judge Perez
            Chalmette, Louisiana 70043         Chalmette, Louisiana 70043

       5.  New Orleans East Branch        6.  Poydras Branch
           5550 Crowder Boulevard             Farmsite Road at St. Bernard Hwy.
           New Orleans, Louisiana  70128      Poydras, Louisiana 70085

       7.  Arabi Branch                   8.  Slidell Branch
           6624 St. Claude Avenue             220 Gause Boulevard
           Arabi, Louisiana  70032            Slidell, Louisiana  70458



   The Bank owns the land and buildings of its Main Office and New Orleans East Branch. The land and building at the Slidell Branch are owned by the Company and leased to the Bank. The Poydras and St. Bernard Highway Branches are leased from third parties. The Village Square, Arabi and East Judge Perez Drive Branches are leased to the Bank by the Partnership. See "The Plan - Interests of Certain Persons - Real Estate Agreements."

   Employees

           The Company and the Bank have, in the aggregate, approximately 130 full-time equivalent employees.
   Market Prices and Dividends

           Market Prices. Neither Company nor Bank Common Stock is traded on any exchange or in any other established public trading market. There is, however, very limited and sporadic trading of Company Common Stock in its local area. Management has trading information available to it with respect to only one trade that was effected during the last two years. That trade occurred on August 24, 1994, and involved a sale of one share of Company Common Stock for a price of $500. Management is unable to assure that such trade was effected on an arm's-length basis. There have been no trades of Bank Common Stock in the past two years.

           At the Record Date there were ____ shareholders of record of the Company and ___ shareholders of record of the Bank.

           Cash Dividends. The Company paid dividends of $10.00, $15.00 and $15.00 per share in 1993, 1994 and 1995, respectively. The Bank paid dividends of $16.40, $15.80 and $15.80 per share in 1993, 1994 and 1995, respectively. See "The Plan - Conduct of Business Prior to the Effective Date" for a description of provisions of the Plan concerning the payment of dividends by the Company or the Bank prior to the Effective Date.

           Substantially all of the funds used by the Company to pay dividends to its shareholders are derived from dividends paid to it by the Bank, which are subject to certain legal restrictions. With respect to the Bank, prior regulatory approval is required if the total of all dividends declared and paid in any calendar year will exceed the sum of its net profits of that year combined with the retained net profits of the immediately preceding year. Regulatory authorities also have the power to restrict the Bank's dividend payments if such payments are deemed an unsafe or unsound banking practice or if the authority deems the Bank's capital inadequate.

   Security Ownership of Principal Shareholders and Management

           Principal Shareholders. The following table reflects as of the Record Date the only persons or entities known to the Company to own beneficially or of record more than five percent of the outstanding shares of Company Common Stock. No person other than the Company owns more than five percent of the outstanding shares of Bank Common Stock.

        Name and Address of           Number of      Percent
           Beneficial Owner             Shares       of Class
        ____________________         ___________   ____________

  Richard J. Brennan                     2,099       8.97%
  1530 Third Street
  New Orleans, Louisiana  70130

  Colomb Family Trust                   2,060<F1>    8.80%
  45 East Carmack Circle
  Chalmette, Louisiana  70043

  Ronald W. Mistrot                      1,444       6.17%
  617 Rowley Boulevard
  Arabi, Louisiana  70032

  Cheryl R. Pierce                       2,764       11.81%
  1527 Hoaaina
  Honolulu, Hawaii

  Nicholas P. Trist, Jr.                3,307<F2>    14.13%
  201 Bellaire Drive
  New Orleans, Louisiana  70124
  ________________________
<F1> Includes  1,572  shares held by C. Earl Colomb as Trustee  for  the
     Colomb Family Trust, 188 shares held by Mary W. Colomb as Trustee for the Colomb Family Trust, and 300 shares held by Chalmette Vista, Inc., a corporation of which C. Earl Colomb is president and principal owner.
<F2> Includes  494  shares held by the Inez Lauga Trist Trust, of  which
     Mr. Trist is co-trustee and shares voting and investment power.

   Management.  The  following  table  sets forth the number of shares and the percentage of outstanding Company and Bank Common Stock beneficially owned by each director of the Company and the Bank, the Chief Executive Officer of the Company and the Bank and all directors and executive officers of the Company and the Bank as a group as of the Record Date. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power.


                         Company Common Stock               Bank Common Stock
                         ____________________               _________________
Beneficial Owner     No. of Shares  Percent of Class  No. of Shares  Percent of Class
_________________   ______________ ________________  _____________  ________________
Richard J. Brennan     2,099          8.97%              1                *
William J. Connick       800          3.42%
F. Ralph Dauterive       950          4.06%
Ronald W. Mistrot      1,444          6.17%
Samuel B. Nunez, Jr.     345          1.47%
Alvin Pailet             800          3.42%
Cheryl R. Pierce       2,764         11.81%
Dorothy R. Roper         142           *                 71               *
John F. Rowley           418          1.79%               1               *
Nicholas P. Trist, Jr. 3,307<F1>     14.13%               1               *
All Directors and
  Executive Officers
  as a Group          13,069         55.83%             74                <F2>

*  Less than 1%
_______________________

<F1> Includes  494  shares  held by the Inez Lauga Trist Trust, of which
     Mr. Trist is co-trustee and shares voting and investment power.
<F2> The  Company  owns  96.3% of  the  Bank's  outstanding  stock  and, therefore, directors and executive officers of the Company, individually and as a group, have indirect beneficial ownership of that 96.3% ownership interest in the Bank and, acting as the Board of Directors of the Company, have voting control of such shares. If the Company's ownership of Bank Common Stock is excluded, the directors and officers of the Company and Bank collectively own less than 1% of the Bank's outstanding shares.

                       ______________________


                 COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


           The following discussion provides  certain  information  concerning the  financial  condition  and results of operations of Peoples Bancshares,
   Inc. and Subsidiary for the  two  years  ended  December 31, 1994 and 1993.
   The  financial position and results of operations  of  Peoples  Bancshares,
   Inc. were  due  primarily to its banking subsidiary, Peoples Bank and Trust
   Company  of  St.  Bernard.   (For  purposes  of  this  discussion,  Peoples
   Bancshares, Inc. and  Peoples  Bank  and  Trust  Company of St. Bernard are
   collectively  referred  to  as  Bancshares  or the Company.)   Management's
   discussion should be read in conjunction with  the financial statements and
   accompanying  notes  presented  elsewhere  in  this  Proxy   Statement  and
   Prospectus.

   Overview

           The Company reported consolidated net income for 1994 of $1,385,364 compared to $1,466,672 for 1993. Return on average assets was .81% and return on average equity was 9.25% for 1994, compared to .83% and 10.60%, respectively, for 1993. The decline in earnings for the year ended
   December 31, 1994 was principally attributable to a reduction in net interest income. Continued improvement in loan quality and a low level of net chargeoffs resulted in zero provision for loan losses in 1994.
   Increases in other service charges and fees and decreases in other operating expenses, along with the zero provision for loan losses, offset the majority of the decrease in net interest income in 1994.

           Average assets in 1994 decreased by $3,755,000, or 2.13%, from 1993 due  to a continued decline  in  interest  bearing  NOW  and  money  market deposits  and other time deposits, which reduced the resources available to
   the Company.   Funds  provided  by reductions in the level of Federal Funds
   Sold were used to purchase investment securities.

           The net interest margin,  the  percentage of net interest income to average earning assets, decreased slightly  in  1994,  from 5.41% to 5.03%, primarily due to decreased yields on investment securities  and loans.  The favorable  net interest margin of 5.03% in 1994 reflects the continued  low interest rates  paid  on  deposits  and the wider spread between rates on
   deposits  and  yields on investments and  loans.   Average  earning  assets
   comprised 92.20%  and  91.60%  of  total  average  assets in 1994 and 1993, respectively.
   Results of Operations

           Net Interest Income. Net interest income for 1994 was $7,976,000, compared to $8,706,000 for 1993. The decrease of $730,000 was caused primarily by declines in interest rates earned on investment securities and loans and a decline in the volume of loans and was offset partially by the increase in the volume of investment securities. The shrinkage of interest bearing deposits contributed to the lower cost of funds in 1994.

           Investment securities continued  to  be  the  largest  component of earning assets. Average investment securities for 1994 were $86,921,000, or
   54.80%  of  average earning assets.  Average loans totaled $58,141,000  and comprised 36.67% of average earning assets.  The remaining earning asset of
   Bancshares was  its  position  in  Federal  Funds  Sold.   The net yield on
   investment  securities  declined .84% , from 6.31% to 5.47%, from  1993  to
   1994.  The net yield on loans  declined .49%, from 11.43% to 10.94%, during that same time.  The net yield on  total earning assets declined .47%, from
   7.78% to 7.31%, from 1993 to 1994, and was offset by a .01% decrease in the rate  paid on interest bearing liabilities,  for  a  decrease  in  the  net interest spread of .46%.

           Table 1 presents the average balance sheets, net interest income and net yield for each category of assets for 1994 and 1993. Table 2 provides the components of changes in net interest income in the format of a rate/volume analysis.

           Interest  Rate  Sensitivity.  The interest rate sensitivity gap  is the difference between the  amount  of interest bearing assets and interest bearing liabilities maturing in any given  time frame.  A primary objective of asset/liability management is to maximize  net interest margin while not subjecting Bancshares to a significant interest  rate  risk  in  periods of rising or falling interest rates.  At December 31, 1994 Bancshares one year repricing gap, defined as repricing assets minus repricing liabilities,  as a  percentage  of  total  assets,  was  a  negative  21.66%,  i.e.  more of
   Bancshares'  liabilities  than assets reprice within a one year time frame.
   A negative gap implies that  earnings  would increase in a falling interest rate environment.  However, the degree of  interest rate sensitivity is not
   equal for all types of assets and liabilities.   The  Company's  experience
   has  indicated  that the repricing of interest-bearing demand, savings  and money market accounts  does  not  move  with  the same magnitude as general
   market  rates.   Additionally, these deposit categories,  along  with  non-
   interest demand, have  historically  been  stable  sources of funds for the
   Company,  which  indicates  a  much  longer  implicit maturity  than  their contractual availability.  Therefore, it is unlikely  that  an  increase in market  rates  would  result  in  an immediate repricing of all assets  and liabilities simultaneously, thereby  reducing  the  negative  impact on net interest income of an increase in rates.

           Provision  for Loan Losses.  The provision for loan losses  charged to operating expense is the result of a continuing review and assessment of the loan portfolio,  taking into consideration the history of chargeoffs in the loan portfolio by  category,  the  current  economic  condition  in the lending  area,  the  payment  history,  ability  to  repay  and strength of collateral of specific borrowers, and other relevant factors.  There was no provision  for  loan losses in 1994.  Improving economic conditions,  which have led to lower  nonperforming  loans,  have resulted in no provision for loan losses being necessary, in the judgment  of management, to maintain an
   adequate  level  of  reserves for potential losses  on  loans.   Recoveries
   exceeded  chargeoffs  by   $149,000   and   $358,000   in  1994  and  1993,
   respectively.

           Non-Interest   Income.    Non-interest   income  in  1994   totaled
   $1,707,000 compared to $1,816,000 in 1993.  The decrease  was caused mostly by decreases in service charges, NSF charges, and net gains on the sales of securities,  offset  by  increases  in  rental  income  and check  printing commissions.

           Non-Interest Expense.  In 1994, non-interest expenses  decreased by
   $234,940,  or  2.99%,  from  1993  levels.  Amortization of the intangibles associated with acquisitions accounted  for a $200,000 decrease, along with
   a $167,000 decrease in loss on sale of assets.   These declines were offset
   by increases in salaries and benefits, legal fees  and write-downs of other real estate.

           Income Taxes. The effective tax rate for 1994 was 30.05%, compared to 34.02% in 1993. The 1994 effective rate was lower because of larger tax exempt income than in 1993, and less non-deductible amortization of acquisition premiums in 1994 than in 1993.

   Analysis of Financial Condition

           Investment  Securities.   In  1994  average  investment  securities
   increased  from $79,862,000 to $86,921,000, or $7,059,000, from 1993.   The
   investment securities  portfolio  is  used  as  a source of liquidity and a
   means  of  managing  interest  rates  and  interest rate  sensitivity.   In
   addition,  the  portfolio  serves  as  a source of  collateral  on  certain deposits.  Table 4 sets forth the composition  of  the Company's investment portfolio at the end of each period presented.

           On January 1, 1994, the Company adopted the Financial Accounting
   Standards Board's Statement of Financial Accounting Standards ("SFAS") No.
   115, "Accounting for Certain Investments in  Debt  and  Equity Securities".
   Under   this  standard,  securities  are  classified  into  one  of   three
   classifications:   held  to maturity, available for sale, or trading.  Held
   to maturity securities are  those debt securities which the Company has the positive intent and ability to  hold  to  maturity.  These criteria are not considered satisfied when a security would  be  available  to  be  sold  in response to significant interest rate changes which were not anticipated in the  Company's  asset  and  liability management strategies, changes in the types of products offered by the Company, changes in its deposit structure, or potential liquidity needs.  Trading securities are defined as securities bought and held principally for  the  purpose  of  selling them in the near term.  Securities not meeting the criteria for classification  as  held  to maturity  or  trading are classified as securities available for sale.  The available for sale  securities  are  recorded  at market value with the net unrealized  gain  or loss reflected in shareholders'  equity,  net  of  the related tax effect.

           As of December  31, 1994, the Company's held to maturity securities had a net unrealized loss of $426,004 with gross gains of $26,890 and gross losses of $452,894.  As of that same date, the Company's available for sale securities portfolio had  a net unrealized loss of $1,758,422, comprised of
   $1,929,382 in unrealized losses  and  $170,960  in unrealized gains.  Gross realized  gains  of  $276,229 and gross realized losses  of  $251,803  were realized on available  for  sale  investment securities during 1994.  Gross realized gains of $82,473 and gross realized losses of $3,466 were realized
   in 1993 on the sale of investment securities.   At  December  31,  1994 the
   Company held no securities classified as trading.

           Investment  Securities  Maturity Distribution.  The amortized  cost and  estimated  market  value  of  securities  at  December  31,  1994,  by
   contractual  maturity,  are shown at Table  5.   Expected  maturities  will
   differ from contractual maturities  because  the issuers may have the right to prepay obligations with or without penalties.

           Loans.  Loans outstanding at December 31, 1994 totaled $56,407,000.
   Average loans in 1994 were $58,141,000, a decrease of $3,544,000 from the average for 1993. Table 6 shows the amounts of loans outstanding according to the type of loan for each of the periods indicated.

           Real  estate  loans comprise 63.22% and 66.86% and  consumer  loans
   19.22% and 18.22% of the loan portfolio at December 31, 1994 and 1993, respectively.

           At  December  31,  1994,  fixed rate loans totaled $27,803,000  and
   variable rate loans totaled $30,435,000.   At December 31, 1993, fixed rate
   loans totaled $37,632,000 and variable rate loans totaled $24,274,000.

           Nonperforming Assets.  Nonaccrual loans  and  foreclosed assets are included in nonperforming assets.  Nonperforming assets  decreased $411,000
   during  1994  to  $1,300,000  at  December  31,  1994.   The  decrease   is
   attributable  to  a  decrease in nonaccrual loans of $656,000, offset by an increase in other real estate of $245,000.

           Nonaccrual loans are loans on which the accrual of interest income has been discontinued and previously accrued interest has been reversed because the borrower's financial condition has deteriorated to the extent that the collection of principal and interest is doubtful. Until the loan is returned to performing status, generally as the result of the full payment of all past due principal and interest, interest income is recorded on the cash basis. Interest income that would have been recognized on nonaccrual loans had those loans been on accrual status at contractual terms throughout 1994 was approximately $2,988. Interest income recognized on nonaccrual loans for 1994 was $82,053.

           Table 7 summarizes nonperforming assets and includes several ratios that measure the level of nonperforming assets.

           Management is not aware of any loans classified for regulatory purposes and excluded from Table 7 which: (1) represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

           Summary of Loan Loss Experience.   Table 8 summarizes the loan loss
   experience for each of the periods indicated.  Management believes that the allowance for loan losses at December 31, 1994  was  adequate to absorb the
   known and inherent risks in the loan portfolio at that  time.   However, no
   assurance  can  be  given  that future changes in economic conditions  that might adversely affect the Company's  principal  market  area, borrowers or collateral  values,  and other circumstances will not result  in  increased losses in the Company's loan portfolio in the future.

           Deposits. Total deposits at December 31, 1994 were $151,847,000, a decrease of $3,460,000 from the December 31, 1993 total of $155,307,000.
   Average deposits in 1994 decreased $4,591,000 from 1993. Average NOW and money market deposits decreased $3,285,000 and average time deposits decreased $1,987,000, and were partially offset by increases in non-interest bearing demand deposits.

           Time deposits of $100,000 or more were $7,614,000 and $5,011,000 at December 31, 1994 and 1993, which comprises 5.01% and 3.23% of total deposits, respectively.

           Deposit Average Balances and Rates. Table 9 indicates the average daily amount of deposits and rates paid on such deposits for the periods indicated.

           Liquidity. Liquidity involves Bancshares' ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis.

           As shown in the accompanying 1994 statement of cash flows, cash and cash equivalents decreased by $13,246,000 from December 31, 1993 to 1994.
   Cash and cash equivalents were generated primarily from the sale and maturities of investments, and were offset and exceeded by the purchases of investments.

           Capital  Resources.   Bancshares  maintains  adequate  capital  for
   regulatory purposes and has sufficient capital to absorb the risks inherent
   in  the  business.   Risk-based  capital requirements have been established
   that weight different assets according to the level of risk associated with those types of assets.  Table 10 summarizes  Bancshares' capital levels for
   December 31, 1994 and 1993.

                                    TABLE 1

SUMMARY AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST RATES
(dollars in thousands)


                                                   1994                        1993
                                      ____________________________ ___________________________
Interest and Average Yield/Rates               Interest  Average             Interest  Average
                                      Average   Income/   Yield     Average   Income/   Yield
                                      Balance   Expense   Rate      Balance   Expense   Rate
                                     _________ _________ _________ _________ _________ _________
ASSETS:
Earning Assets:
  U.S. Treasury Securities             $46,761   $2,579     5.52%   $40,851   $2,273     5.56%
  Government Agencies                   18,033    1,071     5.94%    19,994    1,717     8.59%
  State and Political Subdivisions<F1>   5,080      238     4.69%     3,332      169      5.07%
  Other Securities                      17,047      867     5.09%    15,685      884     5.64%
                                     __________ _________           ________
    Total Investment Securities<F3>    86,921    4,755     5.47%    79,862    5,043      6.31%

  Federal Funds Sold                    13,550      483     3.56%    19,475      431     2.21%
  Loans (Net)<F2>                       58,141    6,363    10.94%    61,685    7,051    11.43%
                                     __________ _________           _________
    Total Earning Assets               158,612   11,601     7.31%   161,022   12,525     7.78%

Non-Earning Assets:
  Allowance for Possible Loan Losses    (2,168)                      (1,765)
  Cash and Due from Banks                6,614                        6,538
  Premises and Equipment                 4,171                        4,381
  Other Real Estate Owned                  813                        1,468
  Other Assets                           3,434                        4,147
                                     __________                    _________

    Total Average Assets              $171,476                     $175,790
                                     ==========                    =========

<F1> Determined utilizing tax free rate of instruments.
<F2> Interest income includes loan fees of $791,000 and $892,000 for the years ended December 31, 1994 and 1993.  Loans are presented net of unearned discount.  Nonaccrual loans are included in average balances and income on such loans is recognized on a cash basis.
<F3> Amounts computed based on historical cost without giving effect to the market valuation for securities classified as available for sale.

SUMMARY AVERAGE BALANCE SHEETS, NET INTEREST INCOME AND INTEREST RATES (dollars in thousands)

                                                   1994                         1993
                                      ___________________________  ___________________________
Interest and Average Yield/Rates               Interest  Average            Interest  Average
                                      Average   Income/   Yield    Average   Income/   Yield
                                      Balance   Expense   Rate     Balance   Expense   Rate
                                      ________________________________________________________
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
  Now and Money Market Deposits        $39,125     $922     2.36%   $42,410   $1,006     2.37%
  Savings Deposits                      39,185      983     2.51%    39,963    1,079     2.70%
  Certificates of Deposit $100,000 or    6,508      158     2.43%     5,318      129     2.43%
  Other Time Deposits                   38,866    1,516     3.90%    42,043    1,552     3.69%
  Notes Payable and Subordinated
   Debentures                              506       46     9.09%       604       53     8.77%
    Total Interest Bearing Liabilitie  124,190    3,625     2.92%   130,338    3,819     2.93%
                                      __________________           ___________________

Non-Interest Bearing Deposits           29,894                       28,435
Other Liabilities                        2,439                        2,659
Minority Interest in Subsidiary            533                          514
                                      __________                   ___________
    Total Liabilities                  157,056                      161,945

Shareholders' Equity                    14,420                       13,845
                                      __________                   _________
    Total Liabilities and
      Shareholders' Equity            $171,476                     $175,790
                                      ==========                   =========
Net Interest Income and Margin                   $7,976     5.03%             $8,706     5.41%
                                                 ================             =================
Net Earning Assets and Spread          $34,422              4.39%   $30,684              4.85%
                                      ==========           ======   =======              ======

                                             TABLE 2

INTEREST RATE/VOLUME ANALYSIS
(dollars in thousands)


                                           1994/1993                  1993/1992
                                     ________________________________________________________
                                     Change Attributable Total  Change Attributable  Total
                                           to          Increase       to            Increase
                                     ___________________        ___________________
                                       Rate    Volume  (Decrease) Rate    Volume   (Decrease)
                                     _________________________________________________________
INTEREST EARNING ASSETS:
  Investment Securities                 ($603)    $315    ($288)   ($837)    $343    ($494)
  Federal Funds Sold                      122      (70)      52       72       70      142
  Loans                                  (301)    (387)    (688)    (430)  (1,326)  (1,756)
                                     _________________________________________________________
    Total Interest Income                (782)    (142)    (924)  (1,195)    (913)  (2,108)

INTEREST BEARING LIABILITIES:
  NOW, Money Market and
   Savings Deposits                       (72)    (108)    (180)    (681)     102     (579)
  Certificates of Deposit $100,000 or       0       29       29      (64)       5      (59)
  Other Time Deposits                      89     (125)     (36)    (427)    (289)    (716)
  Notes Payable                             1       (8)      (7)      (9)     (15)     (24)
                                     _________________________________________________________
    Total Interest Expense                 18     (212)    (194)  (1,181)    (197)  (1,378)

CHANGE IN NET INTEREST INCOME           ($800)     $70    ($730)    ($14)   ($716)   ($730)
                                     =========================================================

 The changes in interest due to both volume and rate have been allocated proportionately between rate and volume.  Interest income includes loan fees of $791,000 and $892,000 for the years ended December 31,
   1994 and 1993.  Nonaccrual loans are included in average balances and income on such loans is recognized on a cash basis.

                                            TABLE 3

INTEREST RATE SENSITIVITY AT DECEMBER 31, 1994
(dollars in thousands)


                                                                           Non-
                                        0-3      4-6     7-12     After  Interest
                                      Months   Months   Months  One Year  Bearing   TOTAL
                                      _____________________________________________________
ASSETS:
Loans                                 $18,566   $8,931  $17,237  $11,673       $0  $56,407
Less: Allowance for Loan Losses             0        0        0        0   (2,243)  (2,243)
Investments                             3,680    7,292   12,220   69,700        0   92,892
Federal Funds Sold                      6,500        0        0        0        0    6,500
Other Non-Interest Bearing Assets           0        0        0        0   16,190   16,190
                                      ______________________________________________________
    Total Assets                      $28,746  $16,223  $29,457  $81,373  $13,947 $169,746
                                      ======================================================
SOURCES OF FUNDS:
Now and Money Market Deposits         $36,903       $0       $0       $0       $0  $36,903
Savings Deposits                       37,836        0        0        0        0   37,836
Certificates of Deposit
  $100,000 or More                      5,465      716      761      672        0    7,614
Other Time Deposits                    13,904    9,108    6,431    9,024        0   38,467
Notes Payable                              17       17       34      420        0      488
Non-Interest Bearing Deposits               0        0        0        0   31,028   31,028
Other Liabilities                           0        0        0        0    2,500    2,500
Minority Interest in Subsidiary             0        0        0        0      532      532
Shareholders' Equity                        0        0        0        0   14,378   14,378
                                      ______________________________________________________
  Total Sources of Funds              $94,125   $9,841   $7,226  $10,116  $48,438 $169,746
                                      ======================================================
Rate Sensitivity Gap                 ($65,379)  $6,382  $22,231  $71,257 ($34,491)
Cumulative Rate Sensitivity Gap       (65,379) (58,997) (36,766)  34,491        0
Cumulative Rate Sensitivity Gap as
  a Percentage of Total Assets        (38.52%) (34.76%) (21.66%)   20.32%


                                           TABLE 4


INVESTMENT SECURITIES
(in thousands)
                                     Available  Held to Maturity
                                      for Sale
                                       1994       1994       1993
                                    ___________ ____________________
U.S. Treasury                          $49,029      -       $43,278
Government Agencies                     20,456      -        15,037
State and Political Subdivisions         -          5,568     4,592
Other Securities                         1,877     15,963    16,285
                                    ___________  ___________________
    Total                              $71,362    $21,531   $79,192
                                    ===========  ===================



Securities Whose Book Value was Greater Than 10% of Equity
  (Other than Securities of the U.S. Government and Related Agencies) as of December 31, 1994


                                      Carrying    Market
                                       Amount     Value
                                      __________ _________
General Electric Capital Corp.          $1,515     $1,504
Sears Credit Card Tr1991B CLA            2,105      2,022
Chemical Bank Grtr Tr 1989B BOATS          366        367
RTC 1992-3 CLASS A2 FLT                  1,310      1,322
                                      __________ __________
                                        $5,296     $5,215
                                      ========== ==========

Note:  The last two issues were less than 10% of equity on December 31, 1994;
        However, their original face was more.

                                                    TABLE 5

Investment Securities- Maturities and Yields
(dollars in thousands)




                               One Year   One to    Five to  Over Ten
Available for Sale:             or Less  Five Years Ten Years   Years   Total
                              _________________________________________________

U.S. Treasury:
  Amount                         $8,876   $40,153     $  -    $   -     $49,029
  Weighted Average Yield           5.34%     5.45%     0.00%     0.00%

Government Agencies:
  Amount                         $5,952   $13,374     $  -     $1,130   $20,456
  Weighted Average Yield           5.00%     5.36%     0.00%     9.10%

Other Securities:
  Amount                         $   -    $   151      $154    $1,322    $1,627
  Weighted Average Yield           0.00%     6.38%     9.41%     5.69%

Equity Securities                $   -     $ -         $  -     $   -     $250
                              _________________________________________________
    Total Available for Sale     $14,828   $53,678     $154     $2,452  $71,362
                              =================================================
Held to Maturity:

State and Political Subdivisions:
  Amount                          $1,104    $4,022      $442     $  -    $5,568
  Weighted Average Yield<F1>       4.46%     4.32%     5.32%     0.00%

Other Securities:
  Amount                          $7,011    $8,952      $ -      $  -   $15,963
  Weighted Average Yield            4.59%     6.04%     0.00%     0.00%
                               _________________________________________________
    Total Held to Maturity        $8,115   $12,974      $442     $  -   $21,531
                               =================================================


    Total Investment Securities                                         $92,893
                                                                        =======

<F1> The yield on tax-exempt securities is not on a tax equivalent basis for this schedule.

                                                        TABLE 6
LOAN PORTFOLIO
(dollars in thousands)
                                                  December 31,
                                     _________________________________________
                                          1994                  1993
                                     _____________________  __________________
                                      Amount     Percent    Amount    Percent

Real Estate - Residential             $18,572      32.92%   $22,043    36.82%
Real Estate - Commercial               16,733      29.66%    17,293    28.88%
Construction                              356       0.63%       694     1.16%
Commercial - Non-Real Estate            6,696      11.87%     6,713    11.21%
Student Loans                           3,391       6.01%     3,114     5.20%
Consumer Loans                         10,840      19.22%    10,912    18.22%
Other                                   1,650       2.93%     1,136     1.90%
                                     __________ __________  _________ ________
  Total Loans                          58,238     103.25%    61,905   103.39%
  Unearned Income                      (1,831)    (3.25%)    (2,030)   (3.39%)
                                     __________ __________  _________ ________
  Total Loans (Net)                   $56,407     100.00%   $59,875    100.00%
                                     ========== ==========  ========= ========

                                      Variable    Fixed
                                        Rate       Rate      Total
                                     __________ __________  _________
As of December 31, 1994, Loans
  Maturing Within:

Three Months or Less                   $12,035     $6,531    $18,566
Three Months  to One Year               16,912     11,087     27,999
One Year to Five Years                   1,488      8,986     10,474
After Five Years                             0      1,199      1,199
                                     __________ ___________  _________
                                       $30,435    $27,803    $58,238
                                     ========== ===========  =========

                                    TABLE 7

NON-PERFORMING ASSETS
(dollars in thousands)
                                          December 31,
                                       __________________
                                        1994       1993
                                        _____      _____

Non-Accrual Loans                       $365     $1,021
Real Estate Acquired Through
  Foreclosure                            935        690
                                      ________  ________
  Total Non-Performing Assets         $1,300     $1,711
                                      ========  ========
Accruing Loans Past Due Ninety
  Days or More                          $186       $810
                                      ========  ========
Non-Accrual Loans as a Percent
  of Total Loans                        0.65%      1.71%

Non-Performing Assets as a Percent of
  Total Loans and Real Estate and Other
  Property  Acquired by Foreclosure     2.27%      2.83%

Allowance for Loan Losses as a Percen
   of Non-Accruing Loans              614.52%    205.09%

Allowance for Loan Losses as a Percent
  of Non-Performing Assets            172.54%    122.38%

                                     TABLE 8

SUMMARY OF LOAN LOSS EXPERIENCE
(dollars in thousands)

                                          December 31,
                                       __________________
                                        1994       1993
                                       _______    _______

Balance at Beginning of Year           $2,094     $1,436
Provision Charged to Expense                0        300
Charge-Offs:
  Real Estate                              18        220
  Consumer                                220        351
  Commercial and All Other                  0          2
                                       ________    _______
    Total Charge-Offs                     238        573
                                       ________    _______
Recoveries:
  Real Estate                             118        566
  Consumer                                231        189
  Commercial and All Other                 38        176
                                       ________    _______
    Total Recoveries                      387        931
                                       ________    _______
Net Loan Charge-Offs (Recoveries)        (149)      (358)
                                       ________    ________
Balance at End of Year                 $2,243     $2,094
                                       ========   =========
Net Loan (Recoveries) as a Percent
  of Average Loans                     (0.26%)    (0.58%)

(Recoveries) as a Percent of Charge-O (162.61%)  (162.48%)

Allowance for Possible Loan Losses as
  a Percent of Year-End Loans            3.98%      3.50%

                                    TABLE 9

DEPOSIT AVERAGE BALANCES AND RATES
(dollars in thousands)

                                                 December 31,
                                       _______________________________________
                                             1994                 1993
                                       ____________________  _________________
                                        Amount     Rate      Amount     Rate
                                       ____________________  _________________

Non-Interest Bearing Demand Deposits   $29,894      0.00%   $28,435      0.00%

Now and Money Market Deposits           39,125      2.36%    42,410      2.37%

Savings Deposits                        39,185      2.51%    39,963      2.70%

Other Consumer Time Deposits            38,866      3.90%    42,043      3.69%
                                       ___________________ ___________________
  Total Core Deposits                  147,070      2.33%   152,851      2.38%

Time Deposits of $100,000 and Over       6,508      2.43%     5,318      2.43%
                                       ___________________ ___________________
  Total Average Deposits              $153,578      2.33%  $158,169      2.38%
                                      ==================== ===================



Remaining Maturity of Time Deposits of $100,000 and Over


                                        1994      1993
                                        _________________

Three Months or Less                    $3,666    $1,785

Over Three Through Six Months            1,549     2,280

Over Six Through Twelve Months             885     1,003

Over One Year Through Five Years           408       250

Over Five Years                              0         0
                                        __________________

  Total                                 $6,508    $5,318
                                       ==================

                                  TABLE 10
(dollars in thousands)


                                     December 31,
                                _____________________
                                    1994       1993
                                __________ ___________
CAPITAL
  Tier I                          $13,663    $13,728
  Tier II                             981      1,064
                                 _________ ___________
    Total Capital                 $14,644    $14,792
                                 ========= ===========
Risk Weighted Assets              $75,926    $82,785
                                 ========= ===========

RATIOS:

  Tier I Capital to Risk Weighted Ass    18.00%   16.58%

  Tier II Capital to Risk Weighted As     1.29%    1.29%

  Total Capital to Risk Weighted Asse    19.29%   17.87%

  Leverage Ratio                          8.45%    7.66%

  Dividend Payout Ratio                  25.35%   15.96%

  Return on Average Assets                0.81%    0.83%

  Return on Average Equity                9.25%   10.60%

  Average Equity to Average Assets        8.71%    7.88%



                 COMPANY MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1994

           The following discussion provides certain information concerning the financial condition and results of operations of Peoples Bancshares, Inc. and Subsidiary for the three months ended March 31, 1995 and 1994. The financial position and results of operations of Peoples Bancshares, Inc. were due primarily to its banking subsidiary, Peoples Bank and Trust Company of St. Bernard. (For purposes of this discussion, Peoples Bancshares, Inc. and Peoples Bank and Trust Company of St. Bernard are collectively referred to as Bancshares or the Company.) Management's discussion should be read in conjunction with the financial statements and accompanying selected information presented elsewhere in this Proxy Statement and Prospectus.

   Overview

           Net income for the first three months of 1995 was $274,000 compared to $374,000 for the same period in 1994. The decrease of $100,000 was caused by a decrease in the net interest margin of $58,000, an increase in other operating expenses of $107,000, offset by a decrease in the provision for loan losses of $150,000.

           Average assets for the first three months of 1995 were $175,146,000, a decrease of $8,000 over the same period in 1994. Increases occurred in federal funds sold, offset by decreases in loans and investments.

   Results of Operations

           Net Interest Income. Net interest income for the first three months of 1995 was $1,899,000, compared to $1,957,000 for 1994. The
   $58,000 decrease is attributable to declines in both the interest rates and the volume of loans, which decrease was largely offset by the increase in rates of return on investment securities. Increased rates on interest bearing deposits contributed to the higher cost of funds in the three month period ended March 31, 1995.

           Interest Rate Sensitivity. The interest rate sensitivity gap is the difference between the amount of interest bearing liabilities and the amount of interest bearing assets maturing in any given time frame. These differences provide a relative indication of the extent to which future interest rate changes will affect net interest income. Bancshares continues to operate at a negative gap, meaning that more liabilities reprice in a short time frame than do assets. At March 31, 1995 the one year repricing gap was a negative 5.92%.

           Provision for Loan Losses. The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The provision is based on a continuing review and assessment of the loan portfolio, taking into consideration the history of the portfolio, the current economy, the health of specific industries and the condition of individual borrowers. There was no provision recorded for the period ended March 31, 1995 compared to $150,000 for the same period in 1994.

           Bancshares maintains an allowance for loan losses which it believes is adequate to absorb reasonably foreseeable losses in the loan portfolio. The allowance for loan losses was $2,298,000 at March 31, 1995 and $2,295,000 at March 31, 1994. Net recoveries exceeded chargeoffs by $54,837 and $51,476 during the periods ended March 31, 1995 and 1994, respectively, and caused an increase in the allowance. The balance at March 31, 1995 was 4.20% of outstanding loans and at March 31, 1994 was 4.13% of outstanding loans.

           Non-Interest Income. Non-interest income for the first three months of 1995 was $444,000, which was a $131,000 decrease from the $575,000 recorded for the first three months of 1994. The decrease was attributed to the decrease in gains on the sale of securities owned by Bancshares as compared to the same period in 1994.

           Non-Interest Expense. Non-interest expense for the first three months of 1995 increased by $93,000 or 5.13% over the same period of 1994. This increase was due to legal and professional fees related to the proposed sale and merger of the Company.

           Income Tax Expense.  Income tax expense continues  to be accrued at
   the  statutory  rate  of  34%.   Deferred  taxes are recognized for  timing
   differences between book and tax income.

   Analysis of Financial Condition

           Investment Securities. At March 31, 1995 investment securities totaled $89,163,000, a decrease of $3,729,000 from the total at December 31, 1994. Held to maturity securities had a net unrealized loss of
   $206,354 with gross gains of $38,342 and gross losses of $244,696 and available for sale securities had net unrealized losses of $805,111, comprised of gross gains of $104,888 and gross losses of $909,991 at March 31, 1995.

           Loans. Total loans outstanding at March 31, 1995 were $54,706,000, a decrease of $1,700,000 since December 31, 1994. The sale of $1,400,000 of student loans along with a decline in commercial lending caused this decrease. Real estate loans continue to be the largest component of the loan portfolio, comprising 64.68% at March 31, 1995.

           Nonperforming Assets. Nonaccrual loans and foreclosed assets are included in nonperforming assets. Nonperforming assets at March 31, 1995 totaled $1,325,000 and included $354,000 in nonaccrual loans and $971,000 in other real estate.

           Management is not aware of any loans classified for regulatory purposes and excluded from the above table which: (1) represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or (2) represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

           In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan." In October 1994, FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS No. 114. These statements establish standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met. Bancshares adopted these statements effective January 1, 1995, and adoption did not have a material impact on financial position and results of operations.

           Deposits. Total deposits at March 31, 1995 were $155,931,000, an increase of $4,084,000 from the December 31, 1994 total of $151,847,000. A decline in savings deposits contributed to the increases that occurred in all other deposit categories.

           Liquidity. Liquidity involves Bancshares' ability to raise funds to support asset growth or to reduce assets, meet deposit withdrawals and other borrowing needs, maintain reserve requirements and otherwise operate the company on an ongoing basis. As shown in the accompanying statement of cash flows for the period ended March 31, 1995, Bancshares' cash and cash equivalents totaled $24,285,000, an increase of $10,745,000 from December 31, 1994. Cash and cash equivalents were generated primarily from increases in deposits and maturities of investment securities.

           Capital Resources. Bancshares maintains adequate capital for regulatory purposes and has sufficient capital to absorb the risks inherent in the business. At March 31, 1995 Bancshares had a Tier I capital to risk weighted asset ratio of 19.68% and a leverage ratio of 8.57%.


                       INFORMATION ABOUT FCC

           The following documents, or the indicated portions thereof, have been filed by FCC with the Commission and are incorporated by reference into this Proxy Statement and Prospectus: FCC's Annual Report on Form 10-K for the year ended December 31, 1994; FCC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; FCC's Form 8-K dated March 3, 1995, as amended by FCC's Form 8-K/A, dated March 31, 1995; FCC's Form 8-K filed May 8, 1995; and the description of FCC Common Stock set forth in FCC's Applications for Registration on Form 8-A filed with the Commission on November 9, 1972 and December 22, 1976, as amended by a report on Form 8 filed with the Commission on June 19, 1989 and by a report on Form 8-A/A filed with the Commission on August 12, 1993.

           In addition, all other documents that will be filed by FCC with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of this Proxy Statement and Prospectus and the date of the Meeting are incorporated herein by reference from the date of filing. See "Available Information" for information with respect to securing copies of documents incorporated by reference in this Proxy Statement and Prospectus.

           Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement and Prospectus.


                 COMPARATIVE RIGHTS OF SHAREHOLDERS


   General

           If the Plan is consummated, all shareholders of the Company and the Bank, other than those exercising dissenters' rights, will become shareholders of FCC, and their rights will be governed by and be subject to the Articles of Incorporation ("Articles") and Bylaws of FCC rather than the Articles and Bylaws of the Company or the Bank. The following is a brief summary of certain of the principal differences between the rights of shareholders of FCC and the Company not described elsewhere herein.

   Preferred Stock

           The Board of Directors of FCC is authorized, without action of its shareholders, to issue FCC preferred stock (the "Preferred Stock") from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series of such Preferred Stock. The authority of the Board of Directors includes but is not limited to the determination or fixing of the following with respect to each series of Preferred Stock which may be issued: (a) the designation of such series; (b) the number of shares initially constituting such series; (c) the dividend rate and conditions and the dividend preferences, if any, in respect of the FCC Common Stock and among the series of Preferred Stock; (d) whether, and upon what terms, the Preferred Stock would be convertible into or exchangeable for shares of any other class or other series of the same class; (e) whether, and to what extent, holders of one or more shares of a series of Preferred Stock will have voting rights; and (f) the restrictions, if any, that are to apply on the issue or reissue of any additional Preferred Stock.

           Shares of Preferred Stock that are authorized would be available for issuance in connection with the acquisition of other businesses, infusion of capital, or for other lawful corporate purposes, at the discretion of the Board of Directors. The Board of Directors could issue Preferred Stock to a person or persons who would support management in connection with a proxy contest to replace an incumbent director or in opposition to an unsolicited tender offer. As a result, such proposals or tender offers could be defeated even though favored by the holders of a majority of the FCC Common Stock. As of the Record Date, FCC had approximately 2,397,370 shares of Preferred Stock outstanding.

           Neither the Company's nor the Bank's Articles authorize the issuance of preferred stock.

   Preemptive Rights

           FCC's Articles do not grant holders of common stock preemptive rights. Such rights enable holders of a corporation's stock to subscribe for their proportionate share of new shares being issued by the corporation for cash. The Company's Articles provide for preemptive rights to subscribe to unissued shares of Company Common Stock or certain options or warrants to purchase unissued shares.

   Special Meetings of Shareholders

           FCC's Articles provide that a special meeting of shareholders may be called by the holders of a majority of the total voting power of FCC. Under provisions of the Louisiana Business Corporation Law ("LBCL") applicable to the Company, shareholders holding an aggregate of 20% of the voting power may call such a meeting. The Bylaws of the Company provide that a special meeting may be called by the holders of 10% of all shares entitled to vote at such meeting. The Bank's Bylaws provide that a special meeting may be called by the holders of not less than 25% of the voting power of the Bank.

   Issuance or Sale of Common Stock

           Under the Articles of FCC and applicable provisions of the LBCL, FCC's Board of Directors without shareholder approval may authorize the issuance or sale of FCC Common Stock, and grant options, warrants or other rights to acquire FCC Common Stock, up to the full number of shares authorized by FCC's Articles. The Articles of the Company, on the other hand, require shareholder approval of the issuance of Company Common Stock, or certain rights to acquire Company Common Stock, if the number of shares proposed to be issued or covered by such rights in any twelve-month period would exceed 20% of the then outstanding shares of Company Common Stock.

   Shareholder Vote Requirements

           Under the Articles of FCC and applicable provisions of the LBCL, the affirmative vote of holders of two-thirds of the voting power of FCC present at a meeting of shareholders is necessary whenever FCC shareholder approval is required for an amendment to FCC's Articles or a merger, consolidation, share exchange, sale of assets or dissolution. The Company's Articles generally require approval of holders of 75% of the voting power present for similar actions. In addition, the Company's Articles require shareholder approval by the same percentage of the voting power present for certain actions that FCC's shareholders would not be required to approve under FCC's Articles: (a) certain issuances of Company Common Stock, as described under "Issuance or Sale of Common Stock," above,
   (b) agreements pursuant to which at least 40% of the shares of Company Common Stock are to be acquired from the holders thereof, and (c) the sale of 40% or more of the Company's assets. The Bank's Articles generally require shareholder approval by a vote of two-thirds (2/3) of the amount of the capital stock when present or represented and voting at a general meeting of the shareholders in order to make certain changes affecting the Bank's capital stock, to amend the Bank's Articles, or to dissolve the Bank. The Louisiana Commissioner of Financial Institutions must approve any amendment of the Bank's Articles.
   Restrictions on Certain Stock Acquisitions

           Other than certain restrictions of Louisiana and federal law applicable to both FCC and the Company, there are no restrictions on the number of shares of FCC Common Stock or Preferred Stock that may be acquired by any person. Article Seventeen of the Company's Articles prohibits certain persons owning 20% or more of the Company's Common Stock from acquiring an additional 5% or more of the Company's Common Stock in any twelve-month period, other than by will or intestate succession, unless the consideration paid is equal to or greater than the average consideration paid for all other shares owned by such person and his or its affiliates. The Company has proposed the repeal of Article Seventeen in its entirety at the Meeting. See "Amendment to Company's Articles of Incorporation."

   Assessment of Stock

           Neither the stock of FCC nor of the Company may be assessed. However, pursuant to La. R.S. 6:262, upon a determination by the Louisiana Commissioner of Financial Institutions that the capital stock of the Bank is impaired, and upon the subsequent authorization of a majority vote of the Bank's Board of Directors, the Board may levy a special assessment against every shareholder of record for the amount required to remedy the impairment. In general, if the shareholder does not pay the special assessment within thirty days notice after the assessment is sent, the Board may declare that shareholder's shares to be in default and may proceed to sell the shares.

   Inspection Rights

           Under the LBCL, applicable to FCC and the Company, upon five days' written notice, any shareholder, except a business competitor, who has possessed at least 5% of the outstanding shares for a minimum of six months has the right to examine in person or by representative the books and records of the corporation for any proper purpose. Two or more shareholders may aggregate their stock holdings to reach the requisite 5%. Business competitors, however, must have possessed at least 25% of the outstanding shares for a minimum of six months to obtain such inspection rights.

           Under La. R.S. 6:279 applicable to the Bank, any shareholder, except a business competitor, who has possessed at least 2% of the outstanding shares for a minimum of six months has the right to examine in person or by representative the books showing the amount of common stock subscribed, the names and residences of owners of stock, the amount of stock owned by each of them, the amount of said stock paid and by whom, the last transfer of such stock with the date of transfer, the names and residences of the Bank's officers, the records of the proceedings of the shareholders, directors, and committees of the board, and the Bank's Articles and Bylaws. Any shareholder, except a business competitor, who has possessed at least 25% of the outstanding shares for a minimum of six months has the right to examine in person or by representative the books and records of the Bank, except files and records relating to credit information, loan transactions, and deposit accounts of individual customers of the Bank. Two or more shareholders may aggregate their stock holdings to reach the requisite 2% or 25% thresholds. Business competitors, however, must have possessed at least 40% of the outstanding shares for a minimum of six months to exercise such inspection rights.

   Voluntary Dissolution

           The FCC Articles provide that the affirmative vote of the holders of two-thirds of the voting power present or represented by proxy at a meeting of shareholders is required to approve a voluntary dissolution of FCC. The Company's Articles state that a voluntary proceeding for dissolution of the Company can be commenced only upon authorization by the holders of 75% of the voting power present or represented at a meeting of shareholders. Under La. R.S. 6:371 applicable to the Bank, a voluntary proceeding for dissolution of the Bank must be approved by the vote of at least two-thirds of the total voting power of the Bank.

   Anti-Takeover Provisions

           Sections 12:132-134 of the LBCL (the "Fair Price Law") place restrictions on certain "business combinations" which include generally mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities and similar transactions, if made by certain Louisiana corporations (including both FCC and the Company) with an "interested shareholder." An interested shareholder generally includes any person who is the beneficial owner of 10% or more of the voting power of the then outstanding voting stock. The Fair Price Law generally does not apply if the shareholders receive in the business combination consideration for their shares determined under a set of complex provisions, the effect of which can be to discourage certain acquisitions of stock of a corporation that is subject to the Fair Price Law. A corporation is entitled under certain circumstances to elect not to be subject to the Fair Price Law respecting business combinations. If such election is not made, and if the Fair Price Law otherwise applies, a business combination with an interested shareholder generally is prohibited unless the business combination is recommended by the Board of Directors and approved by the affirmative vote of at least each of the following: (i) 80% of the votes entitled to be cast by outstanding shares of voting stock voting together as a single voting group, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock, other than voting stock held by the interested shareholder who is a party to the business combination, voting together as a single voting group. By resolution of its Board, the Company has elected not to have the Fair Price Law apply to the Merger. The Fair Price Law does not apply to the Bank and its shareholders.

           Under Sections 12:135 through 140.2 of the LBCL (the "Control Shares Law"), a person who acquires shares in certain Louisiana corporations (including FCC and the Company) and, as a result, increases such person's voting power in the corporation to within any of three ranges of voting power, acquires the voting rights with respect to such shares only to the extent granted by a majority of the pre-existing, disinterested shareholders of the corporation. The three applicable ranges of voting
   power  are:   (i) more   than   one-fifth,   but   less   than   one-third;
   (ii) one-third  or more, but less than a majority of all voting power;  and
   (iii) a majority or more of all voting power. Certain acquisitions of shares are exempted from the provisions of the Control Shares Law, including acquisitions pursuant to a merger, consolidation, or share exchange agreement to which the issuing corporation is a party. Since FCC's acquisition of Company Common Stock is to be made pursuant to a merger agreement and FCC and the Company are parties thereto, the Control Shares Law does not apply to the Merger. The Control Shares Law does not apply to the Bank and acquisitions of its shares.



                           LEGAL MATTERS

           Correro, Fishman & Casteix, L.L.P., has rendered its opinion that the shares of FCC Common Stock to be issued in connection with the Plan have been duly authorized and, if and when issued pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable.


                              EXPERTS

           The audited consolidated financial statements of the Company and its subsidiary as of and for each of the years in the three-year period ended December 31, 1994 have been audited by LaPorte, Sehrt, Romig & Hand, independent public accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

           The audited consolidated financial statements of FCC and its subsidiaries incorporated by reference in this Proxy Statement and Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited consolidated interim financial information of FCC and its subsidiaries incorporated by reference herein from FCC's quarterly report on Form 10-Q, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, Arthur Andersen LLP is not subject to the liability provisions of
   Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by them within the meaning of Sections 7 and 11 of the Securities Act.



                           OTHER MATTERS

           At the time of the preparation of this Proxy Statement and Prospectus, the Company and the Bank had not been informed of any matters to be presented for action at the Meeting other than the consideration of the Plan, and, in the case of the Company, the Amendment. If any other matters come before the Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote on such matters according to their best judgment.

           Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Boards of Directors of the Company and the Bank, and return it at once in the enclosed envelope.


                                      BY ORDER OF THE BOARD OF DIRECTORS


                                    ___________________________________________
                                     Secretary, Peoples Bancshares, Inc. and
                                    Peoples Bank & Trust Company of St. Bernard
   Chalmette, Louisiana
   ____________, 1995

                             FIRST COMMERCE CORPORATION

                  PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                     (Unaudited)

          In  addition to the proposed merger with Peoples Bancshares, Inc.
          (Peoples),   First  Commerce  Corporation  (FCC)  has a merger
          pending with Central Corporation (Central). Additionally, FCC's merger with Lakeside Bancshares, Inc. (Lakeside) was completed on August 3, 1995. The unaudited pro forma condensed combined balance sheet as of March 31, 1995 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992 appearing on the following pages give effect to the proposed mergers of Peoples and Central and the recently completed merger of Lakeside (collectively the "Mergers") into FCC. A brief description of each of the mergers follows.

          FCC and Peoples have signed a definitive agreement to merge the two companies. Peoples' majority owned subsidiary, Peoples Bank and Trust Company of St. Bernard (Peoples Bank), will be merged with FCC's wholly owned subsidiary, First National Bank of Commerce. Shareholders of Peoples and the minority shareholders of Peoples Bank will receive shares of FCC common stock with a value of approximately $30.8 million. The exact number of shares will be determined at the time the mergers are effected. Also, under the terms of the Merger Agreement with Peoples, upon the closing of the merger, certain properties which are leased by Peoples from Peoples Properties Limited Partnership (Partnership) will be purchased by FCC for a price of $2,504,000. The payment of this consideration will be effected through the assumption by FCC of the debt owed on these properties with an outstanding principal balance of $2,504,000.

          FCC and Central, the parent company of Central Bank, Monroe, Louisiana, have signed a definitive agreement to merge Central into FCC. Under the terms of the agreement, Central Bank will retain separate bank status and will become a wholly owned subsidiary of FCC. Shareholders of Central will receive 1.67 shares, subject to reduction in certain limited circumstances not expected to occur, of FCC common stock for each share of Central common stock outstanding. The exact number of shares will be determined at the time the merger is effected but in no event will exceed 6,792,453 shares.

          FCC and Lakeside and their respective subsidiaries, The First National Bank of Lake Charles (FNBLC) and Lakeside National Bank of Lake Charles (LNB) completed their merger on August 3, 1995. Shareholders of Lakeside received approximately 984,220 shares of FCC common stock with a value of approximately $30 million. The Lakeside merger has been accounted for as a pooling-of-interests.

          The proposed mergers are expected to be accounted for as poolings-of-interests. The pro forma financial statements have been prepared to reflect the consummation of all of the proposed mergers. No assurance can be given, however, that any or all of the mergers will be consummated, and consummation of one or more of the proposed mergers is not a condition to the consummation of any other proposed merger.

          On February 17, 1995, FCC completed mergers with First Bancshares, Inc. (First) and City Bancorp, Inc. (City). The First merger was accounted for as a pooling-of-interests; accordingly, FCC's financial statements have been restated. The City merger was accounted for using the purchase method of accounting. FCC's results of operations include nonrecurring costs associated with these mergers of approximately $1.5 million after taxes for the three months ended March 31, 1995, and $2 million after taxes for the year ended December 31, 1994.

          No provision has been made for nonrecurring charges or credits directly related to the Mergers in the pro forma financial statements. Such charges are estimated to be $6 to $11 million after taxes. The unaudited pro forma condensed combined balance sheet includes adjustments directly attributable to the Mergers based on estimates derived from information currently available.

          The pro forma financial statements do not purport to be indicative of the financial position or results of operations that would actually have been obtained if the Mergers had been in effect at such dates or for such periods, or of the results that may be obtained in the future.

                            FIRST COMMERCE CORPORATION
                PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                  March 31, 1995
                                  (In thousands)


                                           Historical
                        ---------------------------------------------
                                                                 Peoples
                                                                 Minority          Lakeside      Pro         Pro
                                                                 Partner-         Divestiture   Forma       Forma
                            FCC     Central   Lakeside   Peoples    ship  Intere     <F1>    Adjustment<F2>Combined
                        ---------  --------  ---------  -------- -------- ------  -----------  ----------  --------
ASSETS
  Cash and due from
    banks                $343,176   $38,408   $12,562    $7,285      $-     $-    ($6,904)        $-       $394,527
  Interest-bearing
    deposits in
    other banks               151       137     8,990         -       -      -          -          -          9,278
  Securities held to
    maturity               10,179    84,751    39,564    20,953       -      -          -          -        155,447
  Securities available
    for sale            2,590,376    35,742     9,010    68,210       -      -          -          -      2,703,338
  Trading account
    securities             13,613         -         -         -       -      -          -          -         13,613
  Federal funds sold
    and securities
    purchased under
    resale agreements       2,825    56,035     2,123    17,000       -      -          -          -         77,983
  Loans and leases,
    net of unearned
    income              3,577,687   594,709    92,913    54,706       -      -    (25,534)         -      4,294,481
    Allowance for
      loan losses         (57,828)   (9,929)   (3,028)   (2,298)      -      -         -           -        (73,083)
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
     Net loans and
       leases           3,519,859   584,780    89,885    52,408       -      -    (25,534)         -      4,221,398
  Premises and
    equipment             129,264    19,199     8,013     3,767   2,504      -       (701)         -        162,046
  Goodwill and other
    intangible assets      21,064       826         -       397       -      -          -          -         22,287
  Other assets            248,819    14,174     1,756     4,951       -    560       (105)      (560)<F4>   269,595
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
      Total assets     $6,879,326  $834,052  $171,903  $174,971  $2,504   $560   ($33,244)     ($560)    $8,029,512
                        ==========  ========  ========  ========  ======  =====   ========   ========     ==========
LIABILITIES
    Noninterest-
      bearing deposits $1,233,515  $114,959   $44,795   $33,093      $-     $-   ($11,067)        $-     $1,415,295
    Interest-bearing
      deposits          4,434,589   629,035   108,484   122,838       -      -    (25,735)         -      5,269,211
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
      Total deposits    5,668,104   743,994   153,279   155,931       -      -    (36,802)         -      6,684,506
  Short-term borrowings   489,215     8,179         -         -       -      -          -          -        497,394
  Minority Interest             -         -         -       560       -      -          -       (560)<F4>         -
  Other liabilities        85,965     9,096     1,084     2,978   2,504      -      1,218          -        102,845
  Long-term debt           88,665         -         -       479       -      -          -          -         89,144
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
      Total
        liabilities     6,331,949   761,269   154,363   159,948   2,504      -    (35,584)      (560)     7,373,889
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
STOCKHOLDERS' EQUITY
  Preferred stock          59,934         -         -         -       -      -          -          -         59,934
  Common stock            147,234     4,067     1,250       602       -      -          -     38,024 <F3>   191,177
  Capital surplus         140,262    15,904     2,500     3,026       -      -          -    (38,290)<F3>   123,402
  Retained earnings       232,139    52,975    13,882    12,173       -    560      2,340          -        314,069
  Unearned restricted
    stock compensation     (1,056)        -         -         -       -      -          -          -         (1,056)
  Treasury stock          (13,760)        -         -      (266)      -      -          -        266 <FN3>  (13,760)
  Unrealized gain(loss)
    on securities
    available for sale    (17,376)     (163)      (92)     (512)      -      -          -          -        (18,143)
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
      Total
        stockholders'
        equity            547,377    72,783    17,540    15,023       -    560      2,340          -        655,623
                        ----------  --------  --------  --------  ------  -----   --------   --------     ----------
      Total
        liabilities
        & stockholders'
        equity         $6,879,326  $834,052  $171,903  $174,971   $2,504  $560   ($33,244)    ($560)     $8,029,512
                        ==========  ========  ========  ========  ======  =====   ========   ========     ==========

(See accompanying notes)

             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                           Three Months Ended March 31, 1995
                           (In thousands, except share data)


                                                            Historical
                                 ----------------------------------------------------------------

                                                                                       Peoples        Pro          Pro
                                                                                       Minority      Forma        Forma
                                     FCC        Central      Lakeside     Peoples      Interest   Adjustments    Combined
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Interest income                     $118,754      $16,295       $2,990       $2,947           $-           $-     $140,986
Interest expense                      48,508        6,551          692        1,048            -            -       56,799
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income                   70,246        9,744        2,298        1,899            -            -       84,187
Provision for loan losses              3,007          230          (75)           -            -            -        3,162
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses           67,239        9,514        2,373        1,899            -            -       81,025
Other income                          16,204        4,201          743          444            -            -       21,592
Operating expense                     67,668        9,000        2,130        1,916            -            -       80,714
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------

Income before income tax expense      15,775        4,715          986          428            -            -       21,903
Income tax expense                     5,142        1,752          352          140            -            -        7,386
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income before minority
  interest                            10,633        2,963          634          288            -            -       14,517
Earnings of minority interest              -            -            -          (14)          14            -            -
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income                            10,633        2,963          634          274           14            -       14,517
Preferred dividend requirements        1,087            -            -            -            -            -        1,087
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income applicable to common
  shares                              $9,546       $2,963         $634         $274          $14           $-      $13,430
                                 ============ ============ ============ ============ ============ ============ ============

Earnings per share <F5>
  Primary                              $0.33        $0.73        $1.27       $11.69       $15.08                     $0.35
  Fully diluted                        $0.33        $0.73        $1.27       $11.69       $15.08                     $0.35

Weighted average shares outstanding <F5>
  Primary                         29,103,906    4,061,731      500,000       23,408                             37,892,593
  Fully diluted                   29,103,906    4,061,731      500,000       23,408                             37,892,593

(See accompanying notes)


              PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                               Year Ended December 31, 1994
                            (In thousands, except share data)


                                                           Historical
                                 ----------------------------------------------------------------

                                                                                       Peoples        Pro          Pro
                                                                                       Minority      Forma        Forma
                                     FCC        Central      Lakeside     Peoples      Interest   Adjustments    Combined
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Interest income                     $427,790      $56,314      $11,533      $11,601           $-           $-     $507,238
Interest expense                     156,522       21,084        2,724        3,625            -            -      183,955
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income                  271,268       35,230        8,809        7,976            -            -      323,283
Provision for loan losses            (11,443)       1,025            -            -            -            -      (10,418)
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses          282,711       34,205        8,809        7,976            -            -      333,701
Other income                          69,564       16,132        3,238        1,707            -            -       90,641
Operating expense                    253,659       34,531        9,710        7,624            -            -      305,524
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------

Income before income tax expense      98,616       15,806        2,337        2,059            -            -      118,818
Income tax expense                    31,854        5,279          775          619            -            -       38,527
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income before minority
  interest                            66,762       10,527        1,562        1,440            -            -       80,291
Earnings of minority interest              -            -            -          (55)          55            -            -
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income                            66,762       10,527        1,562        1,385           55            -       80,291
Preferred dividend requirements        4,347            -            -            -            -            -        4,347
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income applicable to common
  shares                             $62,415      $10,527       $1,562       $1,385          $55           $-      $75,944
                                 ============ ============ ============ ============ ============ ============ ============

Earnings per share <F5>
  Primary                              $2.15        $2.59        $3.12       $59.18       $59.73                     $2.01
  Fully diluted                        $2.10        $2.59        $3.12       $59.18       $59.73                     $1.98

Weighted average shares outstanding <F5>
  Primary                         29,022,779    4,066,731      500,000       23,408                             37,811,466
  Fully diluted                   31,817,158    4,066,731      500,000       23,408                             40,605,845

(See accompanying notes)


             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                              Year Ended December 31, 1993
                            (In thousands, except share data)


                                                            Historical
                                 ----------------------------------------------------------------

                                                                                       Peoples        Pro          Pro
                                                                                       Minority      Forma        Forma
                                     FCC        Central      Lakeside     Peoples      Interest   Adjustments    Combined
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Interest income                     $413,973      $52,889      $11,999      $12,525           $-           $-     $491,386
Interest expense                     148,353       20,084        3,207        3,819            -            -      175,463
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income                  265,620       32,805        8,792        8,706            -            -      315,923
Provision for loan losses             (5,804)       3,080            -          300            -            -       (2,424)
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses          271,424       29,725        8,792        8,406            -            -      318,347
Other income                         104,964       15,898        3,256        1,816            -            -      125,934
Operating expense                    231,665       32,404        9,764        7,859            -            -      281,692
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income before income tax expense     144,723       13,219        2,284        2,363            -            -      162,589
Income tax expense                    43,521        4,194          822          804            -            -       49,341
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income before minority
  interest                           101,202        9,025        1,462        1,559            -            -      113,248
Earnings of minority interest              -            -            -          (56)          56            -            -
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income <F6>                     101,202        9,025        1,462        1,503           56            -      113,248
Preferred dividend requirements        4,348            -            -            -            -            -        4,348
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income applicable to common
  shares                             $96,854       $9,025       $1,462       $1,503          $56           $-     $108,900
                                 ============ ============ ============ ============ ============ ============ ============

Earnings per share <F5>
  Primary                              $3.36        $2.22        $2.92       $64.21       $62.56                     $2.89
  Fully diluted                        $3.11        $2.22        $2.92       $64.21       $62.56                     $2.76

Weighted average shares outstanding <F5>
  Primary                         28,837,748    4,066,731      500,000       23,408                             37,626,435
  Fully diluted                   34,830,540    4,066,731      500,000       23,408                             43,619,227

(See accompanying notes)


            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                           Year Ended December 31, 1992
                         (In thousands, except share data)


                                                            Historical
                                 ----------------------------------------------------------------

                                                                                       Peoples        Pro          Pro
                                                                                       Minority      Forma        Forma
                                     FCC        Central      Lakeside     Peoples      Interest   Adjustments    Combined
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Interest income                     $419,196      $56,309      $13,593      $14,633           $-           $-     $503,731
Interest expense                     170,031       25,979        4,798        5,197            -            -      206,005
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income                  249,165       30,330        8,795        9,436            -            -      297,726
Provision for loan losses             22,720        4,185          675        1,506            -            -       29,086
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses          226,445       26,145        8,120        7,930            -            -      268,640
Other income                          98,682       14,498        4,167        1,882            -            -      119,229
Operating expense                    213,515       30,270       10,383        7,862            -            -      262,030
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income before income tax expense
       and minority interest         111,612       10,373        1,904        1,950            -            -      125,839
Income tax expense                    34,539        3,321          689          660            -            -       39,209
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income before minority
  interest                            77,073        7,052        1,215        1,290            -            -       86,630
Earnings of minority interest           (918)           -            -          (48)          48            -         (918)
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Net income                            76,155        7,052        1,215        1,242           48            -       85,712
Preferred dividend requirements        4,076            -            -            -            -            -        4,076
                                 ------------ ------------ ------------ ------------ ------------ ------------ ------------
Income applicable to common
  shares                             $72,079       $7,052       $1,215       $1,242          $48           $-      $81,636
                                 ============ ============ ============ ============ ============ ============ ============

Earnings per share <F5>
  Primary                              $2.73        $1.73        $2.43       $53.07       $52.36                     $2.32
  Fully diluted                        $2.58        $1.73        $2.43       $53.07       $52.36                     $2.26

Weighted average shares outstanding <F5>
  Primary                         26,434,077    4,066,731      500,000       23,408                             35,222,764
  Fully diluted                   32,273,902    4,066,731      500,000       23,408                             41,062,589

(See accompanying notes)


                 NOTES TO PRO FORMA CONDENSED COMBINED
                   FINANCIAL STATEMENTS (Unaudited)


<F1>   In order to eliminate any concern about the competitive impact of the merger with Lakeside, FCC and Lakeside committed to the divestiture of two branches of LNB as required by regulators. The sale of the two branches included loans, deposits, premises and equipment, and cash related to the branches. The amounts shown represent the estimated book values of the assets and liabilities sold as a result of these divestitures, for a premium of $3.6 million before taxes. The pro forma condensed combined income statements do not reflect any adjustments for the divestiture. Any such adjustments are estimated to be immaterial to the pro forma combined results of operations.

<F2>   To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC common stock includes shares issued or to be issued upon consumation of the mergers. In connection with the proposed mergers, FCC will issue shares of its common stock to the shareholders of Peoples, Central and to the minority shareholders of Peoples Bank. The total number of shares issued in the transaction with Lakeside was approximately 984,220.

       Under the terms of the proposed merger with Peoples, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 10 trading days ending on the last trading day before the closing date for the merger. For purposes of these pro formas, the conversion rate has been assumed to be 41.69 for each share of Peoples common stock and 40.50 for each share of Peoples Bank common stock owned by the minority interest, based on the average closing sales prices of a share of FCC common stock for the 10 trading days ending July 27, 1995, of $30.40.

       Under the terms of the proposed merger with Central, the number of shares of FCC common stock to be issued will be 1.67 times the number of Central common shares outstanding at the date of the merger, not to exceed 6,792,453 shares. These pro formas assume the issuance of 6,791,441 shares of FCC common stock based on the number of shares of Central common stock outstanding as of March 31, 1995.

<F3>   Calculation of Pro Forma Capital.  As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's common stock account has been decreased by the balance in common stock for Central, Lakeside and Peoples and increased by the par value of the FCC common stock issued or assumed to be issued under the mergers. An analysis of these adjustments follows (in thousands):


                                       Stockholders' Equity
                      -------------------------------------------------------------
                                                           Loss On
                                                          Securities     Total
                      Common  Capital  Retained  Treasury  Available  Stockholders'
                      Stock   Surplus  Earnings   Stock    For Sale      Equity
                     --------------------------------------------------------------
Peoples (A)         $ 5,065 $ (1,703)  $     -   $     -   $      -   $    3,362
                       (602)  (3,026)        -       266          -       (3,362)

Lakeside (B)          4,921   (1,171)        -         -          -        3,750
                     (1,250)  (2,500)        -         -          -       (3,750)

Central (C)          33,957  (13,986)        -         -          -       19,971
                     (4,067) (15,904)        -         -          -      (19,971)
                     --------------------------------------------------------------

                    $38,024 $(38,290)  $     -   $   266   $      -   $        -
                     ==============================================================

   (A) Issuance of 1,031,026 shares of FCC common stock for 24,082 shares of Peoples common stock (less 674 shares of treasury stock retired) and for the minority interest in Peoples Bank in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Peoples common stock account ($602,000) and increased by the par value of the FCC common stock issued ($5,065,000).

   (B) Issuance of 984,220 shares of FCC common stock for 500,000 shares of Lakeside common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Lakeside's common stock account ($1,250,000) and increased by the par value of the FCC common stock issued ($4,921,000).

   (C) Issuance of 6,791,441 shares of FCC common stock for 4,066,731 shares of Central common stock in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Central's common stock account ($4,067,000) and increased by the par value of the FCC common stock issued ($33,957,000).

<F4>   Reflects the elimination of the Peoples Bank minority interest upon the consummation of the mergers.

<F5>   Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC common stock, after adjustment for shares of FCC common stock issued or assumed to be issued in connection with the mergers. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends. For the first quarter of 1995, convertible items were antidilutive; therefore, the primary and fully diluted earnings per share computations are the same.

<F6>   Lakeside and Peoples adopted Statement of Financial Accounting
       Standards No. 109, "Accounting for Income Taxes" in 1993 and reported the cumulative effect of this change in their respective 1993 consolidated statements of income. The effect of this change was a $131,000 decrease in net income for Lakeside and a $36,000 decrease in net income for Peoples. These amounts are not considered to be components of ongoing results and, accordingly, have not been included in the historical or combined pro forma amounts presented.

<F7>   The effect of the transaction with Partnership is estimated to be immateral to the pro forma combined results of operations.

                             FIRST COMMERCE CORPORATION

                  PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                     (Unaudited)

                         (Peoles Bancshares, Inc. Transaction Only)
          The unaudited pro forma condensed combined balance sheet as of March 31, 1995 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 1995 and for the years ended December 31, 1994, 1993 and 1992 appearing on the following pages give effect to the proposed merger of Peoples Bancshares, Inc. (Peoples) into First Commerce Corporation (FCC) using the pooling-of-interests method of
          accounting.   A  brief  description  of the merger follows.

          FCC and Peoples have signed a definitive agreement to merge the two companies. Peoples' majority owned subsidiary, Peoples Bank and Trust Company of St. Bernard (Peoples Bank), will be merged with FCC's wholly owned subsidiary, First National Bank of Commerce. Shareholders of Peoples and the minority shareholders of Peoples Bank will receive shares of FCC common stock with a value of approximately $30.8 million. The exact number of shares will be determined at the time the mergers are effected. Also under the terms of the Merger Agreement with Peoples, upon the closing of the merger, certain properties which are leased by Peoples from Peoples Properties Limited Partnership (Partnership) will be purchased by FCC for a price of $2,504,000. The payment of this consideration will be effected through the assumption by FCC of the debt owed on these properties with an outstanding balance of $2,504,000.

          On February 17, 1995, FCC completed mergers with First Bancshares, Inc. (First) and City Bancorp, Inc. (City). The First merger was accounted for as a pooling-of-interests; accordingly, FCC's financial statements have been restated. The City merger was accounted for using the purchse method of accounting. FCC's results of operations include nonrecurring costs associated with these mergers of approximately $1.5 million after taxes for the three months ended March 31, 1995 and $2 million after taxes for the year ended December 31, 1994.

          No provision has been made for nonrecurring charges or credits directly related to the proposed merger in the pro forma financial statements. Such charges are estimated to be $4 to $5 million after taxes. The unaudited pro forma condensed combined balance sheet includes adjustments directly attributable to the Mergers based on estimates derived from information currently available.

          The  pro  forma  financial  statements   do  not  purport  to  be
          indicative of the financial position or results of operations that would actually have been obtained if the merger had been in effect at such dates or for such periods, or of the results that may be obtained in the future.


                            FIRST COMMERCE CORPORATION
               PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                                  March 31, 1995
                                  (In thousands)

                                                           Historical
                                       ---------------------------------------------------
                                                                                Peoples        Pro            Pro
                                                                                Minority      Forma          Forma
                                           FCC        Peoples    Partnership    Interest   Adjustments<F1> Combined
                                       ------------ ------------ ------------ ------------ ------------   ------------
ASSETS
  Cash and due from banks                 $343,176       $7,285           $-           $-           $-       $350,461
  Interest-bearing deposits in
    other banks                                151            -            -            -            -            151
  Securities held to maturity               10,179       20,953            -            -            -         31,132
  Securities available for sale          2,590,376       68,210            -            -            -      2,658,586
  Trading account securities                13,613            -            -            -            -         13,613
  Federal funds sold and securities                                                                  -              -
    purchased under resale agreements        2,825       17,000            -            -            -         19,825
  Loans and leases, net of unearned
    income                               3,577,687       54,706            -            -            -      3,632,393
    Allowance for loan losses              (57,828)      (2,298)           -            -            -        (60,126)
                                       ------------ ------------ ------------ ------------ ------------   ------------
     Net loans and leases                3,519,859       52,408            -            -            -      3,572,267
  Premises and equipment                   129,264        3,767        2,504            -            -        135,535
  Goodwill and other intangible assets      21,064          397            -            -            -         21,461
  Other assets                             248,819        4,951            -          560         (560)<F3>   253,770
                                       ------------ ------------ ------------ ------------ ------------   ------------
      Total assets                      $6,879,326     $174,971       $2,504         $560        ($560)    $7,056,801
                                       ============ ============ ============ ============ ============   ============
LIABILITIES
    Noninterest-bearing deposits         1,233,515       33,093            -            -            -      1,266,608
    Interest-bearing deposits            4,434,589      122,838            -            -            -      4,557,427
                                       ------------ ------------ ------------ ------------ ------------   ------------
      Total deposits                     5,668,104      155,931            -            -            -      5,824,035
  Short-term borrowings                    489,215            -            -            -            -        489,215
  Minority Interest                              -          560            -                      (560)<F3>         -
  Other liabilities                         85,965        2,978        2,504            -            -         91,447
  Long-term debt                            88,665          479            -            -            -         89,144
                                       ------------ ------------ ------------ ------------ ------------   ------------
      Total liabilities                  6,331,949      159,948        2,504            -         (560)     6,493,841
                                       ------------ ------------ ------------ ------------ ------------   ------------
STOCKHOLDERS' EQUITY
  Preferred stock                           59,934            -            -            -            -         59,934
  Common stock                             147,234          602            -            -        4,463<F2>    152,299
  Capital surplus                          140,262        3,026            -            -       (4,729)<F2>   138,559
  Retained earnings                        232,139       12,173            -          560            -        244,872
  Unearned restricted stock
    compensation                            (1,056)           -            -            -            -         (1,056)
  Treasury stock                           (13,760)        (266)           -            -          266<F2>    (13,760)
  Unrealized gain(loss) on securities
    available for sale                     (17,376)        (512)           -            -            -        (17,888)
                                       ------------ ------------ ------------ ------------ ------------   ------------
      Total stockholders' equity           547,377       15,023            -          560            -        562,960
                                       ------------ ------------ ------------ ------------ ------------   ------------
      Total liabilities and
        stockholders' equity            $6,879,326     $174,971       $2,504         $560        ($560)    $7,056,801
                                       ============ ============ ============ ============ ============   ============

(See accompanying notes)


             PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                         Three Months Ended March 31, 1995
                         (In thousands, except share data)


                                                  Historical
                                    --------------------------------------

                                                                Peoples        Pro          Pro
                                                                Minority      Forma        Forma
                                        FCC        Peoples      Interest   Adjustments    Combined
                                    ------------ ------------ ------------ ------------ ------------
Interest income                        $118,754       $2,947           $-                  $121,701
Interest expense                         48,508        1,048            -                    49,556
                                    ------------ ------------ ------------ ------------ ------------
Net interest income                      70,246        1,899            -                    72,145
Provision for loan losses                 3,007            -            -                     3,007
                                    ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses              67,239        1,899            -                    69,138
Other income                             16,204          444            -                    16,648
Operating expense                        67,668        1,916            -                    69,584
                                    ------------ ------------ ------------ ------------ ------------

Income before income tax expense         15,775          428            -                    16,202
Income tax expense                        5,142          140            -                     5,282
                                    ------------ ------------ ------------ ------------ ------------
Net income before minority interest      10,633          288            -            -       10,920
Earnings of minority interest                 -          (14)          14            -            -
                                    ------------ ------------ ------------ ------------ ------------
Net income                               10,633          274           14            -       10,920
Preferred dividend requirements           1,087            -            -            -        1,087
                                    ------------ ------------ ------------ ------------ ------------
Income applicable to common shares       $9,546         $274          $14           $-       $9,833
                                    ============ ============ ============ ============ ============

Earnings per share <F4>
  Primary                                 $0.33       $11.69       $15.08                     $0.33
  Fully diluted                           $0.33       $11.69       $15.08                     $0.33

Weighted average shares outstanding <F4>
  Primary                            29,103,906       23,408                             30,116,932
  Fully diluted                      29,103,906       23,408                             30,116,932

(See accompanying notes)


              PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                             Year Ended December 31, 1994
                           (In thousands, except share data)


                                                  Historical
                                    --------------------------------------
                                                                Peoples        Pro          Pro
                                                                Minority      Forma        Forma
                                        FCC        Peoples      Interest   Adjustments    Combined
                                    ------------ ------------ ------------ ------------ ------------
Interest income                        $427,790      $11,601           $-           $-     $439,391
Interest expense                        156,522        3,625            -            -      160,147
                                    ____________  ____________ ____________ ____________ ___________
Net interest income                     271,268        7,976            -            -      279,244
Provision for loan losses               (11,443)           -            -            -      (11,443)
                                    ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses             282,711        7,976            -            -      290,687
Other income                             69,564        1,707            -            -       71,271
Operating expense                       253,659        7,624            -            -      261,283
                                    ------------ ------------ ------------ ------------ ------------

Income before income tax expense         98,616        2,059            -            -      100,675
Income tax expense                       31,854          619            -            -       32,473
                                    ------------ ------------ ------------ ------------ ------------
Net income before minority interest      66,762        1,440            -            -       68,202
Earnings of minority interest                 -          (55)          55            -            -
                                    ------------ ------------ ------------ ------------ ------------
Net income                               66,762        1,385           55            -       68,202
Preferred dividend requirements           4,347            -            -            -        4,347
                                    ------------ ------------ ------------ ------------ ------------
Income applicable to common shares      $62,415       $1,385          $55           $-      $63,855
                                    ============ ============ ============ ============ ============

Earnings per share <F4>
  Primary                                 $2.15       $59.18       $59.73                     $2.13
  Fully diluted                           $2.10       $59.18       $59.73                     $2.08

Weighted average shares outstanding <F4>
  Primary                            29,022,779       23,408                             30,035,805
  Fully diluted                      31,817,158       23,408                             32,830,184

(See accompanying notes)


           PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                           Year Ended December 31, 1993
                         (In thousands, except share data)


                                                  Historical
                                    --------------------------------------
                                                                Peoples        Pro          Pro
                                                                Minority      Forma        Forma
                                        FCC        Peoples      Interest   Adjustments    Combined
                                    ------------ ------------ ------------ ------------ ------------
Interest income                        $413,973      $12,525           $-           $-     $426,498
Interest expense                        148,353        3,819            -            -      152,172
                                    ------------ ------------ ------------ ------------ ------------
Net interest income                     265,620        8,706            -            -      274,326
Provision for loan losses                (5,804)         300            -            -       (5,504)
                                    ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses             271,424        8,406            -            -      279,830
Other income                            104,964        1,816            -            -      106,780
Operating expense                       231,665        7,859            -            -      239,524
                                    ------------ ------------ ------------ ------------ ------------
Income before income tax expense        144,723        2,363            -            -      147,086
Income tax expense                       43,521          804            -            -       44,325
                                    ------------ ------------ ------------ ------------ ------------
Net income before minority interest     101,202        1,559            -            -      102,761
Earnings of minority interest                 -          (56)          56            -            -
                                    ------------ ------------ ------------ ------------ ------------
Net income <F5>                         101,202        1,503           56            -      102,761
Preferred dividend requirements           4,348            -            -            -        4,348
                                    ------------ ------------ ------------ ------------ ------------
Income applicable to common shares      $96,854       $1,503          $56           $-      $98,413
                                    ============ ============ ============ ============ ============

Earnings per share <F4>
  Primary                                 $3.36       $64.21       $62.56                     $3.30
  Fully diluted                           $3.11       $64.21       $62.56                     $3.06

Weighted average shares outstanding <F4>
  Primary                            28,837,748       23,408                             29,850,774
  Fully diluted                      34,830,540       23,408                             35,843,566

(See accompanying notes)


            PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME (UNAUDITED)
                              Year Ended December 31, 1992
                            (In thousands, except share data)



                                                  Historical
                                    --------------------------------------
                                                                Peoples        Pro          Pro
                                                                Minority      Forma        Forma
                                        FCC        Peoples      Interest   Adjustments    Combined
                                    ------------ ------------ ------------ ------------ ------------
Interest income                        $419,196      $14,633           $-           $-     $433,829
Interest expense                        170,031        5,197            -            -      175,228
                                    ------------ ------------ ------------ ------------ ------------
Net interest income                     249,165        9,436            -            -      258,601
Provision for loan losses                22,720        1,506            -            -       24,226
                                    ------------ ------------ ------------ ------------ ------------
Net interest income after
  provision for loan losses             226,445        7,930            -            -      234,375
Other income                             98,682        1,882            -            -      100,564
Operating expense                       213,515        7,862            -            -      221,377
                                    ------------ ------------ ------------ ------------ ------------
Income before income tax expense
       and minority interest            111,612        1,950            -            -      113,562
Income tax expense                       34,539          660            -            -       35,199
                                    ------------ ------------ ------------ ------------ ------------
Net income before minority interest      77,073        1,290            -            -       78,363
Earnings of minority interest              (918)         (48)          48            -         (918)
                                    ------------ ------------ ------------ ------------ ------------
Net income                               76,155        1,242           48            -       77,445
Preferred dividend requirements           4,076            -            -            -        4,076
                                    ------------ ------------ ------------ ------------ ------------
Income applicable to common shares      $72,079       $1,242          $48           $-      $73,369
                                    ============ ============ ============ ============ ============

Earnings per share <F4>
  Primary                                 $2.73       $53.07       $52.36                     $2.67
  Fully diluted                           $2.58       $53.07       $52.36                     $2.54

Weighted average shares outstanding <F4>
  Primary                            26,434,077       23,408                             27,447,103
  Fully diluted                      32,273,902       23,408                             33,286,928

(See accompanying notes)


                  NOTES TO PRO FORMA CONDENSED COMBINED
                    FINANCIAL STATEMENTS (UNAUDITED)


(1) To calculate pro forma information, it has been assumed that the number of outstanding shares of FCC common stock includes shares assumed to be issued upon consummation of the merger. In connection with the proposed merger, FCC will issue shares of its common stock to the shareholders of Peoples and to the minority shareholders of Peoples Bank.Under the terms of the proposed merger with Peoples, the number of shares of FCC common stock to be delivered will be determined by reference to the average of the closing sales prices of a share of FCC common stock for the 10 trading days ending on the last trading day before the closing date for the merger. For purposes of these pro formas, the conversion rate has been assumed to be 41.69 for each share of Peoples common stock and 40.50 for each share of Peoples Bank common stock owned by the minority interest, based on the average closing sales prices of a share of FCC common stock for the 10 trading days ending July 27, 1995, of $30.40.

(2) Calculation of Pro Forma Capital. As required by generally accepted accounting principles under the pooling-of-interests method of accounting, FCC's common stock account has been decreased by the balance in common stock for Peoples and increased by the par value of the FCC common stock issed or assumed to be issued under the merger. An analysis of these adjustments follows (in thousands):

                                              Stockholders' Equity
                ------------------------------------------------------------------------
                                                              Loss On
                                                             Securities       Total
                  Common     Capital   Retained   Treasury    Available    Stockholders'
                  Stock      Surplus   Earnings    Stock       For Sale       Equity
                ------------------------------------------------------------------------
Peoples (A)    $   5,065  $  (1,703) $       -  $       -     $     -    $    3,362
                    (602)    (3,026)         -        266           -        (3,362)
                ------------------------------------------------------------------------

               $   4,463  $  (4,729) $       -  $     266     $     -    $        -
                ========================================================================

   (A) Issuance of 1,013,026 shares of FCC common stock for 24,082 shares of Peoples common stock (less 674 shares of treasury stock retired) and for the minority interest in Peoples Bank in a transaction accounted for as a pooling-of-interests. FCC's common stock account has been decreased by the balance in Peoples common stock account ($602,000) and increased by the par value of the FCC common stock issued ($5,065,000).

(3) Reflects the elimination of the Peoples Bank minority interest upon the consummation of the merger.

(4) Pro forma earnings per share have been computed on the pro forma combined weighted average shares outstanding. Pro forma combined weighted average shares outstanding include weighted average outstanding shares of FCC common stock, after adjustment for shares of FCC common stock assumed to be issued in connection with the proposed merger. Income for primary earnings per share is adjusted for preferred stock dividends. Income for fully diluted earnings per share is adjusted for interest related to convertible debentures, net of the related income tax effect, and preferred stock dividends. For the first quarter of 1995, convertible items were antidilutive; therefore, the primary and fully diluted earnings per share computations are the same.

(5) Peoples adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Tax" in 1993 and reported the cumulative effect of this change in their 1993 consolidated statement of income. The effect of this change was a $36,000 decrease in net income for Peoples. This amount is not considered to be a component of ongoing results and, accordingly, has not been included in the historical or combined pro forma amounts presented.

(6) The effect of the transaction with Partnership is estimated to be immaterial to the pro forma combined results of operations.

                                   C O N T E N T S

          PEOPLES BANCSHARES, INC. AND SUBSIDIARY

          Financial Statements For The Three-Month Periods Ended
             March 31, 1995 and 1994 (Unaudited):

                  Balance Sheets

                  Statements of Income

                  Statements of Changes in Stockholders' Equity

                  Statements of Cash Flows

                  Selected Information


          PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD

          Financial Statements For The Three-Month Periods Ended
             March  31, 1995 and 1994 (Unaudited):

                  Balance Sheets

                  Statements of Income

                  Statements of Changes in Stockholders' Equity

                  Statements of Cash Flows

                  Selected Information

                            PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                            CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                             ASSETS

                                                       March 31,
                                               _________________________
                                                  1995           1994
                                               ____________ ____________
Cash and Due from Banks                        $7,285,177     $7,156,843
Federal Funds Sold                             17,000,000     17,650,000
Investment Securities Held-to-Maturity
  Market Value of $20,746,534
  and $19,398,183, Respectively)               20,952,888     19,407,220
Investment Securities Available-for-Sale       68,210,116     68,443,157
Loans - Net of Unearned Discount               54,706,177     55,585,022
Less:  Allowance for Loan Losses               (2,298,006)    (2,294,990)
                                               ____________ ____________
      Net Loans                                52,408,171     53,290,032
                                               ____________ ____________

Premises and Equipment, Net                     3,767,351      4,426,007
Other Real Estate Owned                           970,946        691,917
Accrued Interest Receivable                     1,719,970      1,540,753
Customers' Acceptance Liability                   458,600        548,200
Excess Cost Over Fair Value of Assets
  Acquired                                        397,278        445,611
Other Assets                                    1,800,810      1,720,269
                                               ____________ ____________


                                             $174,971,307   $175,320,009
                                               ____________ ____________

See accompanying selected information

                          PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        March 31,
                                              ___________________________
                                                 1995           1994
                                              _____________ _____________
LIABILITIES
  Deposits
    Non-Interest Bearing Demand               $33,092,952    $29,519,035
    NOW and Insured Money Market Accounts      38,069,749     41,601,960
    Savings                                    36,517,731     40,387,275
    Time                                       48,251,027     45,486,257
                                              _____________ _____________

      Total Deposits                          155,931,459    156,994,527

  Acceptances Outstanding                         458,600        548,200
  Accrued Interest Payable                        458,451        401,103
  Notes Payable                                   478,791        515,510
  Other Liabilities                             2,060,628      1,681,500
                                              _____________ _____________

                                              159,387,929    160,140,840
    Minority Interest in Subsidiary               559,928        540,932
                                              _____________ _____________

      Total Liabilities                       159,947,857    160,681,772
                                              _____________ _____________

STOCKHOLDERS' EQUITY
  Common Stock - $25 Par Value, 125,000
    Shares Authorized, 24,082 Shares Issued
    and Outstanding in 1995 and 1994              602,050        602,050
  Additional Paid-In Capital                    3,025,918      3,025,918
  Undivided Profits                            12,173,559     11,239,560
  Unrealized Loss on Securities Available-for-Sale,
    Net of Applicable Deferred Income Taxes      (511,861)        36,925
                                              _____________ _____________

      Total                                    15,289,666     14,904,453

  Less: Treasury Stock at Cost - 674 Shares in
    1995 and 1994                                (266,216)      (266,216)
                                              _____________ _____________

      Total Stockholders' Equity               15,023,450     14,638,237
                                              _____________ _____________

                                             $174,971,307   $175,320,009
                                              _____________ _____________

See accompanying selected information

                               PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                                 For The
                                                                       Three-Month Periods Ended
                                                                                March 31,
                                                                       ___________  _____________
                                                                           1995         1994
                                                                      ____________  ___________
INTEREST INCOME
  Interest and Fees on Loans                                           $1,567,209   $1,673,593
  U.S. Treasury Securities                                                671,866      588,117
  Interest on U.S. Agency and Corporation Securities                      271,838      221,089
  Obligations of State and Political Subdivisions                          57,987       50,988
  Other Investment Income                                                 245,561      197,648
  Interest on Federal Funds Sold                                          132,647      153,082
                                                                      ____________  ___________

    Total Interest Income                                               2,947,108    2,884,517
                                                                      ____________  ___________

INTEREST EXPENSE
  Interest on Deposits                                                  1,037,331      916,169
  Interest on Notes Payable                                                10,836       11,635
                                                                      ____________  ___________

    Total Interest Expense                                              1,048,167      927,804
                                                                      ____________  ___________

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSS                      1,898,941    1,956,713
PROVISION FOR LOAN LOSSES                                                       0      150,000
                                                                      ____________  ___________

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                             1,898,941    1,806,713
                                                                      ____________  ___________

OTHER INCOME
  Service Charges on Deposit Accounts                                     321,671      305,318
  Other Service Charges and Fees                                           86,718       92,770
  Other Operating Income                                                   36,072       34,217
  Securities Gains (Losses)                                                  0.00      143,045
                                                                      ____________  ___________

    Total Other Income                                                    444,461      575,350
                                                                      ____________  ___________

OTHER EXPENSE
  Salaries and Employee Benefits                                          954,741      964,251
  Occupancy Expense                                                       468,710      473,051
  Other Operating Expense                                                 491,896      384,559
                                                                      ____________  ___________

    Total Other Expenses                                                1,915,347    1,821,861
                                                                      ____________  ___________

INCOME BEFORE INCOME TAXES                                                428,055      560,202

PROVISION FOR INCOME TAXES                                                140,464      171,976
                                                                      ____________  ___________

INCOME BEFORE MINORITY INTEREST
  IN CONSOLIDATED SUBSIDIARY                                              287,591      388,226

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY                              (13,845)     (14,235)
                                                                      ____________  ___________

NET INCOME                                                               $273,746     $373,991
                                                                      ____________  ___________

EARNINGS PER SHARE                                                         $11.69       $15.98
                                                                      ____________  ___________

See accompanying selected information.

                            PEOPLES BANCSHARES, INC. AND SUBSIDIARY
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (UNAUDITED)
                For The Three-Month Periods Ended March 31, 1995 and 1994


                                                                        Unrealized
                                                                       Gain (Loss) on
                                                                        Investment
                                            Additional                  Securities
                                  Common     Paid-In       Undivided     Available    Treasury
                                   Stock     Capital       Profits       For Sale      Stock        Total
                                ___________ ___________ ____________  ______________ ___________ ____________

Balance - January 1, 1994        $602,050   $3,025,918   $11,099,649       $-        ($266,216)  $14,461,401
Net Income through March 31, 1994       -            -       373,991        -            -           373,991
Cash Dividends Paid
   ($10.00 Per Share)                   -            -      (234,080)       -            -          (234,080)
Unrealized Gain on Securities
  Available-for-Sale, Net of
  Applicable Deferred Income Taxes      -            -             -        36,925       -            36,925
                                ___________ ___________ ____________  ______________ ___________ ____________

Balance - March 31, 1994         $602,050   $3,025,918   $11,239,560       $36,925   ($266,216)  $14,638,237
                                =========== =========== ============ =============== =========== ============

Balance - January 1, 1995        $602,050   $3,025,918   $12,133,893   ($1,117,943)  ($266,216)  $14,377,702
Net Income through March 31, 1995       -            -       273,746             -           -       273,746
Cash Dividends Paid
   ($10.00 Per Share)                   -            -      (234,080)            -           -     (234,080)
Unrealized Loss on Securities
  Available-for-Sale, Net of
  Applicable Deferred Income Taxe       -            -             -       606,082           -       606,082
                                ___________ ___________ ____________  ______________ ___________ ____________

Balance - March  31, 1995        $602,050   $3,025,918   $12,173,559     ($511,861)  ($266,216)  $15,023,450
                                =========== =========== ============= ============== =========== ============


See accompanying selected information

                                   PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                            CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                                                     For The
                                                                            Three-Month Periods Ended
                                                                                      March 31,
                                                                            _____________________________
                                                                                  1995          1994
                                                                            _______________ _____________
OPERATING  ACTIVITIES
  Net Income                                                                    $273,746      $373,991
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities
      Deferred Income Taxes                                                     (285,729)      (59,574)
      Provision for Loan Losses                                                                150,000
      Other Real Estate Owned Adjustments to Fair Market Value                   (72,800)         0.00
      Depreciation and Amortization                                               99,299       100,058
      Amortization of Excess Cost on Assets Acquired                              12,083        12,083
      Amortization of Premium Investment Securities - Held-to-Maturity            81,493        99,937
      Amortization of Premium Investment Securities - Available-for-Sale          57,663        68,713
      Accretion of Discount on Investment Securities - Held-to-Maturity           (3,388)         0.00
      Accretion of Discount on Investment Securities - Available-for-Sale        (15,688)      (10,862)
      Increase in Minority Interest                                               27,800         6,487
      Amount Realized on Sale of Security (Gain) Loss                                  -    (143,045)
      (Increase) Decrease in Interest Receivable                                 100,658       (22,741)
      (Increase) Decrease in Other Assets                                       (142,134)      126,320
      Increase in Interest Payable                                                74,956        17,300
      Increase in Other Liabilities                                              399,164       160,608
      (Decrease) in Unearned Discount                                            (18,788)      (60,390)
                                                                            _______________ _____________

        Net Cash Provided by Operating Activities                                588,335       818,885
                                                                            _______________ _____________

INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities - Available-for-Sale                     -    25,199,141
  Purchases of Investment Securities - Held-to-Maturity                         (207,058)   (5,298,873)
  Purchases of Investment Securities - Available-for-Sale                              -   (35,978,016)
  Proceeds from Maturities of Investment Securities - Available-for-Sale       4,000,000     3,000,000
  Proceeds from Maturities of Investment Securities - Held-to-Maturity           680,000     4,280,000
  Principal Payments on Mortgage-Backed Securities                                63,835       144,384
  Principal Payments on Corporate Bonds                                           25,490        38,353
  Net Decrease in Loans                                                        1,773,990     4,401,998
  Purchases of Bank Premises and Equipment                                       (20,970)      (28,855)
  (Increase) Decrease in Other Real Estate Owned                                       -        (1,500)
                                                                            _______________ _____________

        Net Cash Provided by (Used in) Investing Activities                    6,315,287    (4,243,368)
                                                                            _______________ _____________

FINANCING  ACTIVITIES
  Net Increase in Non-Interest Bearing Deposits                                2,065,171       759,693
  Net Increase in NOW and Insured Money Market Accounts                        1,167,115       254,751
  Net (Decrease) in Savings                                                   (1,317,821)     (146,812)
  Net Increase in Time Deposits                                                2,170,130       819,872
  Repayment of Notes Payable                                                      (9,605)       (8,805)
  Payments of Dividends                                                         (234,080)     (234,080)

        Net Cash Provided by Financing Activities                              3,840,910     1,444,619
                                                                            _______________ _____________

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          10,744,532    (1,979,864)
                                                                            _______________ _____________

CASH AND CASH EQUIVALENTS - JANUARY 1                                         13,540,645    26,786,707

CASH AND CASH EQUIVALENTS - MARCH 31                                         $24,285,177   $24,806,843
                                                                            ============== ==============


SUPPLEMENTAL DISCLOSURES:

Interest Paid: The Company paid $974,658 and $911,575 during the three-month periods ended March 31, 1995 and 1994 respectively, in interest on deposits and other borrowings.

Total decrease in unrealized loss on securities available-for-sale, net of applicable deferred income taxes, during 1995 was $606,082.

See accompanying selected information.

                       PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED BALANCE SHEETS (UNAUDITED)

  Substantially   all   disclosures   required  by  Generally  Accepted
  Accounting Principles are not included.

  NOTE A
       UNAUDITED STATEMENTS
             The accompanying unaudited, consolidated financial statements have been prepared by Peoples Bancshares, Inc. & Subsidiary in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the
       Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying financial statements contain all adjustments necessary for a fair statement of the result of the interim periods presented, and all adjustments are of a normal, recurring nature.


  NOTE B
       INVESTMENT SECURITIES

             The  carrying  value  and  approximate   market  value  of
  investment securities are summarizedas follows:

             Securities Held-to-Maturity consisted of the following at March 31, 1995

                          Carrying    Unrealized Unrealized   Market
                           Amount       Gains       Losses    Value
                        ____________ ___________ __________ ____________
State and Political
  Subdivisions         $   5,076,496    $31,474    $ 41,288   $5,066,682
Corporate Notes           15,876,392      6,868     203,408   15,679,852
                        ____________ ___________ __________ ____________
                       $  20,952,888    $38,342    $244,696  $20,746,534

           Securities Available-for-Sale consisted of the following at March 31, 1995
                          Amortized    Unrealized  Unrealized    Market
                             Cost        Gains       Losses      Value
                        ____________ _____________ ___________ ____________
U. S. Treasury
  Securities            $ 49,198,735    $70,116     $576,976   $48,691,875
Government Agencies       18,029,790      -          333,015    17,696,775
Equity Securities            250,000                               250,000
Collateralized Mortgage
  Obligations              1,536,702     34,764        -         1,571,466
                        ____________ ___________ ____________ ____________
                        $ 69,015,227   $104,880     $909,991   $68,210,116

                        PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                                SELECTED INFORMATION


 NOTE B
                INVESTMENT SECURITIES (Continued)

           Securities Held-to-Maturity consisted of the following at March 31, 1994


                          Carrying    Unrealized Unrealized   Market
                           Amount       Gains       Losses    Value
                        ____________ ___________ __________ ____________

State and Political
  Subdivisions          $  4,860,976    $57,644    $ 29,731   $4,888,889
Corporate Notes           14,546,244     35,743      72,693   14,509,294
                        ____________ ___________ __________ ____________

                        $ 19,407,220    $93,387    $102,424  $19,398,183
                        ============ =========== ========== ============

              Securities Available-for-Sale consisted of the following at March 31, 1994


                          Amortized    Unrealized  Unrealized    Market
                             Cost        Gains       Losses      Value
                        ____________ _____________ ___________ ____________

U. S. Treasury
  Securities            $ 48,166,699   $296,566     $371,034   $48,092,231
Government Agencies       18,017,224     81,694       33,511    18,065,407
Equity Securities            250,000       -            -          250,000
Collateralized Mortgage
  Obligations              1,949,672     85,847         -        2,035,519
                        ____________ _____________ ___________ ____________
                        $ 68,383,595   $464,107     $404,545   $68,443,157
                        ============ ============= =========== ============


      The Maturities of Investment Securities at March 31, 1995 are as follows:

                    Securities Held-to-Maturity Securities Available-for-Sale
                      Carrying   Approximate    Amortized      Approximate
                        Amount    Market Value    Cost         Market Value
                   _____________ _______________ _____________ ______________
U. S. Treasury Securities:
  One Year and Under      $-           $-         $24,016,703   $ 23,768,125
  Two to Five Years        -            -          25,182,032     24,923,750
                   _____________ _______________ _____________ ______________
                          $-           $-         $49,198,735   $ 48,691,875
                   ============= =============== ============= ==============
Government Agencies:
  One Year and Under      $-           $-          $6,000,000   $  5,949,375
  Two to Five Years        -            -          12,029,790     11,747,400
                   _____________ _______________ ______________ _____________
                          $-           $-         $18,029,790   $ 17,696,775
                   ============= =============== ============== =============

                           PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                                  SELECTED INFORMATION

NOTE B
 INVESTMENT SECURITIES (Continued)

                    Securities Held-to-Maturity Securities Available-for-Sale
                      Carrying   Approximate    Amortized      Approximate
                        Amount    Market Value    Cost         Market Value
                   _____________ _______________ _____________ ______________
State and Political
  Subdivisions:
 One Year and Under    $772,281       $770,584       $ -            $ -
 Two to Five Years    4,204,215      4,184,026         -              -
 Six to Ten Years       100,000        112,072         -              -
                   _____________ _______________ _____________ ______________
                     $5,076,496     $5,066,682       $ -            $ -
                   ============= =============== ============= ==============

Collateralized Mortgage
   Obligations:
 One Year and Under   $    -        $   -          $   -           $ -
 Two to Five Years         -            -           133,581         134,162
 Six to Ten Years          -            -           132,797         148,104
 After Ten Years           -            -         1,270,324       1,289,200
                   _____________ _______________ _____________ ______________
                      $    -        $   -        $1,536,702      $1,571,466
                   ============= =============== ============= ==============

Corporate Notes:
 One Year and Under  $8,980,162   $8,914,449       $   -           $  -
 Two to Five Years    6,896,230    6,765,403           -              -
                   _____________ _______________ _____________ ______________
                    $15,876,392  $15,679,852       $   -           $  -
                   ============= =============== ============= ==============

        Investment securities available-for-sale with an adjusted cost of $15,983,000 at March 31, 1995, were pledged to secure public deposits.

                               PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                                     SELECTED INFORMATION


NOTE C
  LOANS
        Major classifications of loans are summarized as follows:

                                                    March 31,
                                          _________________________
                                              1995          1994
                                         ____________ _____________
       Real Estate - Residential         $18,817,436   $20,305,982
       Real Estate - Commercial           16,566,472    16,483,708
       Commercial - Non-Real Estate        6,563,684     6,093,528
       Student Loans                       2,289,705     3,103,714
       Installment                        10,415,923    10,608,462
       Other                               1,865,327       959,473
                                        _____________ _____________
                                          56,518,547    57,554,867
       Unearned Discount                  (1,812,371)   (1,969,845)
                                        _____________ _____________
                                          54,706,177    55,585,022

       Allowance for Loan Losses          (2,298,005)   (2,294,990)
                                        _____________ _____________
                                         $52,408,171   $53,290,032
                                        ============= =============

NOTE D
   PREMISES AND EQUIPMENT

        Major classifications of fixed assets are summarized as follows:

                                                 March 31,
                                        ____________________________
                                              1995          1994
                                        _____________ ______________

      Bank Building and Improvements    $ 2,859,549    $ 2,839,877
      Furniture and Equipment             3,293,969      3,182,904
      Leasehold Improvements                329,931        319,814
      Land                                1,064,494      1,476,844
                                        _____________ _____________

                                          7,547,943      7,819,439

      Less:  Accumulated Depreciation
             and Amortization            (3,780,592)    (3,393,432)
                                        _____________ _____________

                                        $ 3,767,351    $ 4,426,007
                                        ============= =============

NOTE E
    DEPOSITS

     Major classifications of deposits are as follows:

                                               March 31,
                                       ________________________
                                         1995          1994
                                       ___________ ____________

    Non-Interest Bearing Demand       $33,092,952    $29,519,035
    NOW and Insured Money
       Market Accounts                 38,069,749     41,601,960
    Savings Accounts                   36,517,731     40,387,275
    Certificates of Deposit
      Greater than $100,000             7,465,911      5,925,128
    Other Certificates of Deposit      40,785,116     39,561,129
                                      _____________ _____________
                                     $155,931,459   $156,994,527
                                     ============== =============

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                BALANCE SHEETS - UNAUDITED

                                        ASSETS

                                                          March 31,
                                               __________________________
                                                   1995          1994
                                               ____________   ___________

Cash and Due from Banks                         $7,285,177    $7,156,843
Federal Funds Sold                              17,000,000    17,650,000
Investment Securities Held-to-Maturity
  (Market Value of  $20,746,534
  and $19,398,183, Respectively)                20,952,888    19,407,220
Investment Securities Available-for-Sale        68,210,116    68,443,157
Loans - Net of Unearned Discount                54,706,177    55,585,022
Less:  Allowance for Loan Losses                (2,298,006)   (2,294,990)
                                               _____________ _____________

    Net Loans                                   52,408,171    53,290,032
                                               _____________ _____________

Premises and Equipment, Net                      3,404,624     3,644,057
Other Real Estate Owned                            603,346       691,917
Accrued Interest Receivable                      1,719,970     1,540,753
Customers' Acceptance Liability                    458,600       548,200
Excess Cost Over Fair Value of Assets
  Acquired                                         397,278       445,611
Other Assets                                     1,737,369     1,698,941
                                              _____________ ____________

                                              $174,177,539  $174,516,731
                                              ============= ============
See accompanying selected information

                         PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                     BALANCE SHEETS - UNAUDITED

                               LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       March 31,
                                            ___________________________
                                                 1995          1994
LIABILITIES                                 _____________ _____________
  Deposits
    Non-Interest Bearing Demand              $33,093,142   $29,519,079
    NOW and Insured Money Market Accounts     38,073,386    41,673,384
    Savings                                   36,517,731    40,387,275
    Time                                      48,318,020    45,570,398
                                            _____________ _____________
      Total Deposits                         156,002,279   157,150,136

  Acceptances Outstanding                        458,600       548,200
  Accrued Interest Payable                       458,451       401,103
  Other Liabilities                            2,002,723     1,679,165
                                            _____________ _____________
      Total Liabilities                      158,922,053   159,778,604
                                            _____________ _____________

STOCKHOLDERS' EQUITY
  Common Stock - $25 Par Value, 92,500
    Shares Authorized, 25,000 Shares Issued
    and Outstanding in 1995 and 1994             625,000       625,000
  Additional Paid-In Capital                   4,000,000     4,000,000
  Undivided Profits                           11,161,859    10,074,795
  Unrealized Loss on Securities Available-for-Sale,
    Net of Applicable Deferred Income Taxes     (531,373)       38,332
                                            _____________ _____________
      Total Stockholders' Equity              15,255,486    14,738,127
                                            _____________ _____________

                                            $174,177,539  $174,516,731
                                            ============= =============

See accompanying selected information

                         PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                               STATEMENTS OF INCOME - UNAUDITED

                                          For The Three-Month Periods Ended
                                                        March 31,
                                                _________________________
                                                     1995         1994
                                                ____________ ____________
INTEREST INCOME
  Interest and Fees on Loans                     $1,567,209   $1,673,593
  U.S. Treasury Securities                          671,866      588,117
  Interest on U.S. Agency and Corporation Securit   271,838      221,089
  Obligations of State and Political Subdivisions    57,987       50,988
  Other Investment Income                           245,561      197,648
  Interest on Federal Funds Sold                    132,647      153,082
                                                 ___________ ____________
                                                  2,947,108    2,884,517

INTEREST EXPENSE
  Interest on Deposits                            1,038,778      917,240
                                                 ___________ ____________
NET INTEREST INCOME BEFORE
  PROVISION FOR LOAN LOSSES                       1,908,330    1,967,277

PROVISION FOR LOAN LOSSES                                 -      150,000
                                                 ____________ ___________
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                       1,908,330    1,817,277
                                                _____________ ___________
OTHER INCOME
  Service Charges on Deposit Accounts               321,671      305,318
  Other Service Charges and Fees                     86,718       92,770
  Other Operating Income                             36,572       34,717
  Securities Gains (Losses)                            0.00      143,045
                                                _____________ ___________
    Total Other Income                              444,961      575,850
                                                _____________ ____________
OTHER EXPENSE
  Salaries and Employee Benefits                    954,741      964,251
  Occupancy Expense                                 480,492      484,833
  Other Operating Expense                           383,555      384,474
                                                _____________ ____________
    Total Other Expenses                          1,818,788    1,833,557
                                                _____________ ____________
INCOME BEFORE INCOME TAXES                          534,503      559,569

PROVISION FOR INCOME TAXES                          157,463      171,958
                                                _____________ ____________
NET INCOME                                         $377,040     $387,611
                                                ============= ============
EARNINGS PER SHARE                                   $15.08       $15.50
                                                ============= ============

See accompanying selected information.

                                   PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                      STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY - UNAUDITED
             For The Three-Month Periods Ended March 31, 1995 and March 31, 1994

                                                                              Unrealized
                                                                             Gain (Loss) on
                                                                              Investment
                                                  Additional                  Securities
                                       Common     Paid-In       Undivided     Available-
                                         Stock     Capital       Profits      For- Sale       Total
                                     ____________ ___________ _____________ _____________ _____________
Balance - January 1, 1994              $625,000   $4,000,000    $9,937,184        $-       $14,562,184
Net Income through March 31, 1994             -            -       387,611         -           387,611
Cash Dividends Paid ($10.00 Per Share)        -            -      (250,000)        -          (250,000)
Unrealized Gain on Securities
  Available-For-Sale, Net of
  Applicable Deferred Income
  Taxes                                       -            -             -        38,332        38,332

                                      __________ ____________ ______________  ____________ ____________
Balance - March 31, 1994               $625,000   $4,000,000   $10,074,795       $38,332   $14,738,127
                                      __________ ____________ ______________  ____________ ____________


Balance - January 1, 1995              $625,000   $4,000,000   $11,034,819        $-       $15,659,819
Net Income through March 31, 1995             -            -       377,040         -           377,040
Cash Dividends Paid ($10.00 Per Share)        -            -      (250,000)        -          (250,000)
Unrealized Loss on Securities
  Available-For-Sale, Net of
  Applicable Deferred Income
  Taxes                                       -            -             -      (531,373)     (531,373)
                                      __________ ____________ ______________  ____________ ____________

Balance - March  31, 1995              $625,000   $4,000,000   $11,161,859     ($531,373)  $15,255,486
                                      __________ ____________ ______________  ____________ ____________


                                                                    For The Three-Month Periods Ended
                                                                               March 31,
                                                                     __________________________________
                                                                            1995           1994
                                                                     ________________  ________________
OPERATING  ACTIVITIES
  Net Income                                                                $377,040     $387,611
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities
      Deferred Income Taxes                                                 (285,729)     (59,574)
      Provision for Loan Losses                                                    -      150,000
      Other Real Estate Owned Adjustments to Fair Market Value               (36,400)           -
      Depreciation and Amortization                                           97,580       98,340
      Amortization of Excess Cost on Assets Acquired                          12,083       12,083
      Amortization of Premium Investment Securities - Held-to-Maturity        81,493       99,937
      Amortization of Premium Investment Securities - Available-for-Sale      57,663       68,713
      Accretion of Discount on Investment Securities - Held-to-Maturity       (3,388)           -
      Accretion of Discount on Investment Securities - Available-for-Sale    (15,688)     (10,862)
      Amount Realized on Sale of Security (Gain) Loss                           0.00     (143,045)
      (Increase) Decrease in Interest Receivable                             100,658      (22,741)
      (Increase) Decrease in Other Assets                                   (140,657)     130,649
      Increase in Interest Payable                                            74,956       17,300
      Increase in Other Liabilities                                          379,377      158,273
      (Decrease) in Unearned Discount                                        (18,788)     (60,390)
                                                                          _____________ ______________
        Net Cash Provided by Operating Activities                            680,200      826,294
                                                                          _____________ ______________

INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities - Available-for-Sale                 -   25,199,141
  Purchases of Investment Securities - Held-to-Maturity                     (207,058)  (5,298,873)
  Purchases of Investment Securities - Available-for-Sale                          -  (35,978,016)
  Proceeds from Maturities of Investment Securities - Available-for-Sale   4,000,000    3,000,000
  Proceeds from Maturities of Investment Securities - Held-to-Maturity       680,000    4,280,000
  Principal Payments on Mortgage-Backed Securities                            63,835      144,384
  Principal Payments on Corporate Bonds                                       25,490       38,353
  Net Decrease in Loans                                                    1,773,990    4,401,998
  Purchases of Bank Premises and Equipment                                   (20,970)     (28,855)
  (Increase) in Other Real Estate Owned                                            -       (1,500)
                                                                          _____________ ______________

        Net Cash Provided by (Used in) Investing Activities                6,315,287   (4,243,368)
                                                                          _____________ ______________

FINANCING  ACTIVITIES
  Net Increase in Non-Interest Bearing Deposits                            2,065,234      759,589
  Net Increase in NOW and Insured Money Market Accounts                    1,101,393      253,921
  Net (Decrease) in Savings                                               (1,317,821)    (146,812)
  Net Increase in Time Deposits                                            2,150,239      820,512
  Payments of Dividends                                                     (250,000)    (250,000)

        Net Cash Provided by Financing Activities                          3,749,045    1,437,210

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      10,744,532   (1,979,864)

CASH AND CASH EQUIVALENTS - JANUARY 1                                     13,540,645   26,786,707

CASH AND CASH EQUIVALENTS - MARCH 31                                     $24,285,177  $24,806,843
                                                                          _____________ ______________


SUPPLEMENTAL DISCLOSURES:

Interest Paid: The Bank paid $963,822 and $899,940 during the three-month periods ended March 31, 1995 and 1994, respectively, in interest on deposits and other borrowings.

Total decrease in unrealized loss on securities available-for-sale, net of applicable deferred income taxes, during 1995 was $629,185.

  Substantially all disclosures required by Generally Accepted
  Accounting Principles are not included.

  NOTE A
     UNAUDITED STATEMENTS
          The accompanying unaudited, financial statements have been prepared by PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD in accordance with generally accepted accounting principles, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the accompanying financial statements contain all adjustments necessary for a fair statement of the result of the interim periods presented, and all adjustments are of a normal, recurring nature.


  NOTE B
     INVESTMENT SECURITIES

          The carrying value and approximate market value of investment securities are summarized as follows:

          Securities Held-to-Maturity consisted of the following at March 31, 1995

                              Carrying    Unrealized    Unrealized    Market
                               Amount       Gains         Losses      Value
                            _____________ ____________ ___________ ___________


State and Political
  Subdivisions               $ 5,076,496    $ 31,474    $ 41,288   $ 5,066,682
Corporate Notes               15,876,392       6,868     203,408    15,679,852
                            _____________ ____________ ___________ ___________
                            $ 20,952,888    $ 38,342   $ 244,696  $ 20,746,534
                            ============= ============ =========== ===========

 Securities  Available-for-Sale consisted of the following at March 31, 1995

                            Amortized    Unrealized   Unrealized     Market
                               Cost        Gains        Losses       Value
                         ______________ _____________ ____________ ____________

U. S. Treasury
  Securities             $  49,198,735    $ 70,116     $ 576,976  $ 48,691,875
Government Agencies         18,029,790           -       333,015    17,696,775
Equity Securities              250,000           -             -       250,000
Collateralized Mortgage
  Obligations                1,536,702      34,764             -     1,571,466
                         ______________ _____________ _____________ ___________
                         $  69,015,227    $104,880      $ 909,991 $ 68,210,116
                         ============== ============= ============= ===========

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                SELECTED INFORMATION


    NOTE B
    INVESTMENT SECURITIES (Continued)

    Securities Held-to-Maturity consisted of the following at March 31, 1994

                             Carrying    Unrealized   Unrealized     Market
                               Amount       Gains       Losses       Value
                           ____________ ____________ ____________ ____________

State and Political
  Subdivisions            $  4,860,976    $ 57,644    $  29,731   $ 4,888,889
Corporate Notes             14,546,244      35,743       72,693    14,509,294
                           ____________ ____________ ____________ ____________
                          $ 19,407,220    $ 93,387    $ 102,424   $19,398,183
                          ============= ============ ============ ============


  Securities Available-for-Sale consisted of the following at March 31, 1994

                            Amortized    Unrealized    Unrealized    Market
                               Cost        Gains        Losses       Value
                           ____________ ____________ _____________ ___________

U. S. Treasury
 Securities                $48,166,699    $296,566     $ 371,034   $48,092,231
Government Agencies         18,017,224      81,694        33,511    18,065,407
Equity Securities              250,000           -             -       250,000
Collateralized Mortgage
  Obligations                1,949,672      85,847             -     2,035,519
                           ____________ _____________ ____________ ____________
                           $68,383,595    $464,107     $ 404,545   $68,443,157
                           ============ ============= ============ ============


  The Maturities of Investment Securities at March 31, 1995 are as follows:

                     Securities Held-to-Maturity  Securities Available-for-Sale
                      Carrying    Approximate      Amortized     Approximate
                       Amount    Market Value        Cost        Market Value
                    ___________ ______________ ______________ _________________

U.S. Treasury
  Securities:
 One Year and Under    $   -         $   -      $ 24,016,703     $ 23,768,125
 Two to Five Years         -             -        25,182,032       24,923,750
                   ____________ ______________ ______________ _________________

                       $   -         $   -      $ 49,198,735     $ 48,691,875
                   ============ ============== ============== =================
Government Agencies:
 One Year and Under    $   -         $   -      $  6,000,000     $  5,949,375
 Two to Five Years         -             -        12,029,790       11,747,400
                   ____________ ______________ ______________ _________________
                       $   -         $   -      $ 18,029,790     $ 17,696,775
                   ============ ============== ============== =================

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                SELECTED INFORMATION

NOTE B
  INVESTMENT SECURITIES (Continued)

                     Securities Held-to-Maturity  Securities Available-for-Sale
                      Carrying    Approximate      Amortized     Approximate
                       Amount    Market Value        Cost        Market Value
                    ___________ ______________ ______________ ________________

State and Political
  Subdivisions:
  One Year and
   Under           $  772,281    $   770,584     $       -       $         -
  Two to Five
   Years            4,204,215      4,184,026             -                 -
  Six to Ten
   Years              100,000        112,072             -                 -
                  _____________ ______________ _______________ _______________
                   $5,076,496    $ 5,066,682     $       -       $         -
                  ============= ============== =============== ===============

Collateralized Mortgage Obligations:
 One Year and
   Under           $        -    $        -       $      -       $         -
 Two to Five
   Years                    -             -         133,581          134,162
 Six to Ten
   Years                    -             -         132,797          148,104
 After Ten Years            -             -       1,270,324        1,289,200
                  _____________ _______________ _______________ ______________
                   $        -    $        -      $1,536,702       $1,571,466
                  ============= =============== =============== ==============

Corporate Notes:
 One Year and
   Under          $ 8,980,162    $ 8,914,449     $        -       $        -
 Two to Five
   Years            6,896,230      6,765,403              -                -
                  ______________ _______________ _______________ _____________
                  $15,876,392    $15,679,852     $        -       $        -
                  ============== =============== =============== =============

      Investment securities available-for-sale with an adjusted cost of $15,983,000 at March 31, 1995, were pledged to secure public deposits.

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                SELECTED INFORMATION


  NOTE C

    LOANS
     Major classifications of loans are summarized as follows:

                                                         March 31,
                                              _________________________
                                                   1995          1994
                                              _____________ ____________

            Real Estate - Residential          $18,817,436   $20,305,982
            Real Estate - Commercial            16,566,472    16,483,708
            Commercial - Non-Real Estate         6,563,684     6,093,528
            Student Loans                        2,289,705     3,103,714
            Installment                         10,415,923    10,608,462
            Other                                1,865,327       959,473
                                             ______________ _____________
                                                56,518,547    57,554,867
            Unearned Discount                  (1,812,371)   (1,969,845)
                                             ______________ _____________
                                                54,706,177    55,585,022

            Allowance for Loan Losses           (2,298,005)   (2,294,990)
                                             ______________ _____________
                                               $52,408,171   $53,290,032
                                             ============== =============

 NOTE D
   PREMISES AND EQUIPMENT
     Major classifications of fixed assets are summarized as follows:

                                                       March 31,
                                             _____________________________
                                                   1995          1994
                                             _______________ ______________
          Bank Building and Improvements       $2,653,383     $2,633,711
          Furniture and Equipment               3,293,969      3,182,904
          Leasehold Improvements                  329,931        319,814
          Land                                    877,294        877,294
                                             _______________ ______________
                                                7,154,577      7,013,723

         Less:  Accumulated Depreciation
           and Amortization                    (3,749,953)    (3,369,666)
                                             _______________ _______________
                                               $3,404,624     $3,644,057
                                             =============== ===============

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                SELECTED INFORMATION


 NOTE E
  DEPOSITS
      Major classifications of deposits are as follows:

                                                         March 31,
                                                  _________________________
                                                     1995        1994
                                                _____________ _____________

        Non-Interest Bearing Demand               $33,093,142   $29,519,079
        NOW and Insured Money Market Accounts      38,073,386    41,673,384
        Savings Accounts                           36,517,731    40,387,275
        Certificates of Deposit Greater than
                       $100,000                     7,465,911     5,925,128
        Other Certificates of Deposit              40,852,109    39,645,270
                                                ______________ _____________

                                                 $156,002,279  $157,150,136
                                                 ============= =============

                       PEOPLES BANCSHARES, INC.
                            AND SUBSIDIARY

                           December 31, 1994








                    Audits of Financial Statements

                           December 31, 1994
                                  and
                           December 31, 1993

                         C O N T E N T S



Independent Auditor's Report                                   1

Consolidated Balance Sheets                                    2

Consolidated Statements of Income                              3

Consolidated Statements of Changes in Stockholders' Equity     4

Consolidated Statements of Cash Flows                        5 - 6

Notes to Consolidated Financial Statements                   7 - 27

To the Officers and Board of Directors
Peoples Bancshares, Inc. and Subsidiary

                              Independent Auditor's Report
                              _____________________________


    We have audited the consolidated balance sheets of PEOPLES BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1994 and December 31, 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsiblity is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We belive that our audits provide a reasonable basis for our opinion

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PEOPLES BANCSHARES, INC AND SUBSIDIARY as of December 31, 1994 and December 31, 1993, and the results of its operations and its cash flows for the three years then ended in conformity with generally accepted accounting principles.

     As discussed in Note B to the financial statements, the Bank changed its method of accounting for securities as required under Statement of Financial Accounting Standards (FAS) 115 in 1994.

     As explained in Note Q to the financial statements, on April 27, 1995, Peoples Bancshares, Inc.'s stockholders entered into an agreement and plan of merger with another company.

                                     A Professional Accounting Corporation

March 13, 1995 except for Note Q
 for which the date is April 27, 1995

      PEOPLES BANCSHARES INC. AND SUBSIDIARY
                                           CONSOLIDATED BALANCE SHEETS

                                                      ASSETS


                                                          December 31,
                                                   __________________________
                                                        1994         1993
                                                   _____________ ____________
Cash and Due from Banks                              $7,040,645   $6,186,707
Federal Funds Sold                                    6,500,000   20,600,000
Investment Securities Held-to-Maturity (Market Value
  of $21,104,505 and $80,710,438,
  Respectively)                                      21,530,509   79,192,029
Investment Securities Available-for-Sale             71,361,531            -
Loans - Net of Unearned Discount                     56,406,542   59,875,174
Less:  Allowance for Loan Losses                     (2,243,169)  (2,093,534)
                                                   ______________ ___________
    Net Loans                                        54,163,373   57,781,640
                                                   ______________ ___________
Premises and Equipment, Net                           3,845,679    4,497,210
Other Real Estate Owned                                 934,546      690,417
Accrued Interest Receivable                           1,820,628    1,518,012
Customers' Acceptance Liability                         456,100      473,200
Excess Cost Over Fair Value of Assets
  Acquired                                              409,361      457,695
Other Assets                                          1,683,777    1,808,169
                                                   _____________ ____________
                                                   $169,746,149 $173,205,079

The accompanying notes are an integral part of these financial statements.

                                PEOPLES BANCSHARES INC. AND SUBSIDIARY
                                    CONSOLIDATED BALANCE SHEETS

                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         December 31,
                                                   _________________________
                                                       1994         1993
                                                   ____________ ____________
LIABILITIES
  Deposits
    Non-Interest Bearing Demand                     $31,027,781  $28,759,342
    NOW and Insured Money Market Accounts            36,902,634   41,347,209
    Savings                                          37,835,552   40,534,087
    Time                                             46,080,897   44,666,385
                                                   _____________ ___________
      Total Deposits                                151,846,864  155,307,023

  Acceptances Outstanding                               456,100      473,200
  Accrued Interest Payable                              383,495      383,803
  Notes Payable                                         488,396      524,315
  Other Liabilities                                   1,661,464    1,520,892
                                                   _____________ ____________
                                                    154,836,319  158,209,233
  Minority Interest in Subsidiary                       532,128      534,445
                                                   _____________ ____________
      Total Liabilities                             155,368,447  158,743,678
                                                   _____________ ____________
STOCKHOLDERS' EQUITY
  Common Stock - $25 Par Value, 125,000
    Shares Authorized, 24,082 Shares Issued
    and Outstanding in 1994 and 1993                    602,050      602,050
  Additional Paid-In Capital                          3,025,918    3,025,918
  Undivided Profits                                  12,133,893   11,099,649
  Unrealized Loss on Securities Available-for-Sale,
    Net of Applicable Deferred Income Taxes          (1,117,943)           -
                                                    _____________ ___________
      Total                                          14,643,918   14,727,617

  Less: Treasury Stock at Cost - 674 Shares in
          1994 and 1993                                (266,216)    (266,216)
                                                    _____________ ___________
       Total Stockholders' Equity                    14,377,702   14,461,401
                                                    ____________ ____________
                                                   $169,746,149 $173,205,079
                                                    ============ ============

The accompanying notes are an integral part of these financial statements.

                                   PEOPLES BANCSHARES INC. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF INCOME

                                                    For The Years Ended
                                             ________________________________
                                                        December 31,
                                                1994      1993        1992
                                            ___________ __________ __________
INTEREST INCOME
  Interest and Fees on Loans                $6,363,366  $7,050,555 $8,806,529
  U.S. Treasury Securities                   2,578,706   2,273,001  2,381,250
  Interest on U.S. Agency and
    Corporation Securities                   1,071,101   1,716,591  1,904,910
  Obligations of State and
    Political Subdivisions                     238,045     169,443    295,899
  Other Investment Income                      866,726     884,008    955,455
  Interest on Federal Funds Sold               483,330     431,369    289,285
                                           ___________ ___________ ___________
                                            11,601,274  12,524,967 14,633,328

INTEREST EXPENSE
  Interest on Deposits                       3,579,583   3,766,047  5,120,067
  Interest on Notes Payable                     45,844      49,162     60,413
  Interest on Debentures                             -       4,091     16,711
                                           ____________ ___________ __________
      Total Interest Expense                 3,625,427   3,819,300  5,197,191
                                           ____________ ___________ __________
NET INTEREST INCOME BEFORE PROVISIONS
  FOR LOAN LOSSES                            7,975,847   8,705,667  9,436,137

PROVISION FOR LOAN LOSSES                            -     300,000  1,506,000
                                           ____________ ___________ __________
NET INTEREST INCOME                          7,975,847   8,405,667  7,930,137
                                           ____________ ___________ __________
OTHER INCOME
  Service Charges on Deposit Accounts        1,232,006   1,364,213  1,391,167
  Other Service Charges and Fees               325,590     213,301    314,229
  Other Operating Income                       125,348     159,733    162,955
  Securities Gains (Losses)                     24,425      79,007     13,996
                                           ____________ ___________ __________
      Total Other Income                     1,707,369   1,816,254  1,882,347
                                           ____________ ___________ __________
OTHER EXPENSE
  Salaries and Employee Benefits             3,753,043   3,707,974  3,546,412
  Occupancy Expense                          1,981,203   1,979,478  1,935,603
  Other Operating Expense                    1,890,034   2,171,768  2,379,779
                                           ____________ ___________ __________
      Total Other Expenses                   7,624,280   7,859,220  7,861,794
                                           ____________ ___________ __________
INCOME BEFORE INCOME TAXES
  AND CHANGES IN ACCOUNTING
  PRINCIPLE AND MINORITY INTEREST
  IN CONSOLIDATED SUBSIDIARY                 2,058,936   2,362,701  1,950,690

PROVISION FOR INCOME TAXES                     618,770     803,885    660,302
                                           ____________ ___________ __________
INCOME BEFORE CHANGES IN
  ACCOUNTING PRINCIPLE AND MINORITY
  INTEREST IN CONSOLIDATED SUBSIDIARY        1,440,166   1,558,816  1,290,388

  Change in Accounting Principle -
   Adoption of FAS 109                               -      36,040          -
                                           ____________ ___________ __________
INCOME BEFORE MINORITY INTEREST
  IN CONSOLIDATED SUBSIDIARY                  1,440,166  1,522,776  1,290,388

MINORITY INTEREST IN CONSOLIDATED
  SUBSIDIARY                                     54,802     56,104     48,080
                                           ____________ ___________ __________
NET INCOME                                   $1,385,364 $1,466,672 $1,242,308
                                           ============ =========== ==========
EARNINGS PER SHARE                               $59.18     $62.66     $53.07
                                           ============ =========== ==========

The accompanying notes are an integral part of these financial statements.

                                                                         Excess     Unrealized
                                                                        Cost Over     Loss on
                                                                          Market    Investment
                                              Additional                Value -     Securities
                                   Common     Paid-In      Undivided      Equity    Available-  Treasury
                                    Stock      Capital       Profits    Securities   For-Sale     Stock        Total
                                  __________ ___________ ____________ ____________  ___________ ___________ ____________
Balance - December 31, 1991        $602,050   $3,025,918   $8,859,729   ($127,210)       $  -   ($230,216)
Net Income                                -            -    1,242,308           -           -          -    1,242,308
Cash Dividends Paid
  ($10.04 Per Share)                      -            -     (234,980)          -           -          -     (234,980)
Reverse Securities Loss
  Allocation                              -            -            -     127,210           -          -      127,210
Purchase of Treasury Stock                -            -            -                       -    (36,000)     (36,000)
                                  __________ ___________ ____________ ____________  ___________ ___________ ____________
Balance - December 31, 1992         602,050    3,025,918    9,867,057           -            -   (266,216)  13,228,809
Net Income                                -            -    1,466,672           -            -          -    1,466,672
Cash Dividends Paid
  ($10.00 Per Share)                      -            -     (234,080)          -            -          -     (234,080)
                                  __________ ___________ ____________ ____________  ___________ ___________ ____________
Balance - December 31, 1993         602,050    3,025,918   11,099,649           -            -   (266,216)  14,461,401
Net Income                                -            -    1,385,364           -            -          -    1,385,364
Cash Dividends Paid
  ($15.00 Per Share)                      -            -     (351,120)          -            -          -     (351,120)
Unrealized Loss on Securities
  Available-for-Sale, Net of
  Applicable Deferred Income
  Taxes                                   -            -            -           -   (1,117,943)         -   (1,117,943)
                                  __________ ___________ ____________ ____________  ___________ ___________ ____________
Balance - December 31, 1994        $602,050   $3,025,918                                    -                ($266,216)
                                  ========== =========== ============ ============  =========== =========== ============

                                     PEOPLES BANCSHARES, INC. AND SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     For The Years Ended
                                                                          December 31,
                                                        _________________________________________
                                                             1994          1993           1992
                                                        _____________ _____________ _____________
OPERATING  ACTIVITIES
  Net Income                                             $1,385,364     $1,466,672    $1,242,308
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities:
      Deferred Income Taxes                                 538,605         (5,345)      (52,739)
      Provision for Loan Losses                                   -        300,000     1,506,000
      Other Real Estate Owned Adjustments to
        Fair Market Value                                    80,720        211,497       124,023
      Depreciation and Amortization                         401,137        384,869       358,812
      Amortization of Excess Cost on Assets Acquired         48,333        248,333       398,333
      Amortization of Premium Investment
         Securities - Held-to-Maturity                      378,594        706,091       622,990
      Amortization of Premium Investment
         Securities - Available-for-Sale                    300,810              -             -
      Accretion of Discount on Investment
         Securities - Held-to-Maturity                       (8,093)       (23,380)      (23,331)
      Accretion of Discount on Investment
         Securities - Available-for-Sale                    (54,438)             -             -
      (Gain) Loss on Sale of Other Real Estate                7,500         74,525        86,728
      Amount Realized on Sale of Security (Gain) Loss       (24,425)       (79,007)      (13,996)
      (Increase) Decrease in Interest Receivable           (302,616)       144,039       461,563
      (Increase) Decrease in Other Assets                   226,268       (694,846)          268
      Increase (Decrease) in Interest Payable                  (308)       (78,468)     (301,661)
      Increase (Decrease) in Other Liabilities              140,569       (395,876)      185,666
      Increase (Decrease) in Minority Interest               (2,317)        41,045        30,936
      Increase (Decrease) in Unearned Discount             (199,076)      (502,293)     (978,451)
                                                        _____________ _____________ _____________
        Net Cash Provided by Operating Activities         2,916,627      1,797,856     3,647,449
                                                        _____________ _____________ _____________
INVESTING ACTIVITIES
  Proceeds from Sale of Investment
     Securities - Held-to-Maturity                                -     36,408,327    28,921,452
  Proceeds from Sale of Investment
     Securities - Available-for-Sale                      36,055,781             -             -
  Purchases of Investment
     Securities - Held-to-Maturity                       (13,458,411)  (35,672,427)  (35,200,986)
  Purchases of Investment
     Securities - Available-for-Sale                     (62,224,846)            -             -
  Proceeds from Maturities of Investment
     Securities - Available-for-Sale                      13,000,000             -             -
  Proceeds from Maturities of Investment
     Securities - Held-to-Maturity                         9,932,358             -             -
  Principal Payments on Mortgage-Backed Securities           490,647             -             -
  Principal Payments on Corporate Bonds                      153,589             -             -
  Net (Increase) Decrease in Loans                         3,817,347     4,498,760    16,108,132
  Purchases of Bank Premises and Equipment                  (161,956)     (628,448)     (130,795)
  Proceeds from Sale of Bank Premises and Equipment                -        10,228       251,083
  (Increase) Decrease in Other Real Estate Owned                   -      (249,687)   (2,018,663)
  Covered Transactions on Other Real Estate Paid                   -        26,900             -
  Proceeds from Sale of Other Real Estate                     80,000     1,470,053       584,400
                                                        _____________ _____________ _____________
        Net Cash Provided by (Used in)
          Investing Activities                           (12,315,491)    5,863,706     8,514,623
                                                        _____________ _____________ _____________
FINANCING  ACTIVITIES
  Purchase of Treasury Stock                                       -             -      (36,000)
  Net Increase (Decrease) in Non-Interest
    Bearing Deposits                                       2,268,439       649,357    5,688,825
  Net Increase (Decrease) in NOW and
    Insured Money Market                                  (4,444,575)   (2,125,753)    (825,348)
  Net Increase (Decrease) in Savings                      (2,698,535)    1,321,905    9,141,070
  Net Increase (Decrease) in Time Deposits                 1,414,512    (5,566,813)  (9,843,032)
  Repayment of Notes Payable                                 (35,919)      (32,602)     (19,359)
  Repayment of Subordinated Debentures                             -      (125,506)    (125,505)
  Payments of Dividends                                     (351,120)     (234,080)    (234,980)
                                                        _____________ _____________ _____________
        Net Cash Provided by (Used in)
           Financing Activities                           (3,847,198)   (6,113,492)   3,745,671
                                                        _____________ _____________ _____________
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     (13,246,062)    1,548,070   15,907,743

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR             26,786,707    25,238,637    9,330,894
                                                        _____________ _____________ _____________
CASH AND CASH EQUIVALENTS - END OF YEAR                  $13,540,645   $26,786,707  $25,238,637



PEOPLES BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)




SUPPLEMENTAL DISCLOSURES:

Interest Paid:  The Company paid $3,584,371, $4,058,581 and $5,304,478, in
1994, 1993 and 1992, respectively, in interest on dep borrowings.

Income Taxes Paid: The Company paid $125,000, $1,761,125, $280,000 of income taxes during 1994, 1993 and 1992, respectively.

Total increase in unrealized loss on securities available-for-sale, net of applicable deferred income taxes, during 1994 was $1,

NOTE A
     SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION
          The accompanying financial statements include the accounts of PEOPLES BANCSHARES, INC. AND SUBSIDIARY and its majority owned subsidiary, Peoples Bank and Trust Company of St. Bernard. In consolidation, all significant intercompany accounts, balances and transactions have been eliminated.

     INVESTMENT SECURITIES
            Securities  of  State  and  Political  subdivisions  and
     corporate bonds     that management has the ability and  intent
     to hold to maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Treasury securities, agencies, equity securities and collateral mortgage obligations are classified as available-for-sale and are carried at fair value. Realized gains and losses on securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity, net of the related tax effect. Cost of securities sold is recognized using the specific identification method.

     INTEREST INCOME
           Interest income on loans is primarily accrued using the interest method on the amount of principal outstanding. Interest income on a portion of installment consumer loans is based upon the sum-of-the-months digits method, which does not differ materially from results obtained using the interest method.

          Fee income, in the form of commitment fees, or origination fees is recognized at the time the loans are made. The amount of income, net of expenses, derived from these sources is immaterial.

     NONPERFORMING ASSETS
           Nonperforming assets include nonaccrual loans and other real estate acquired through foreclosure. Nonaccrual loans are loans on which the accrual of interest income has been discontinued. The accrual of income on commercial and real estate loans is generally discontinued when the loan becomes 90 days past due as to principal or interest. At that time, interest accruals are discontinued and all previous accruals are reversed against interest income. Generally, a loan is returned to performing status as a result of full payment of all past due principal and interest. In the interim, interest income is recognized as received when collection of principal is no longer doubtful.

           At the time, the loan is foreclosed, the collateral is transferred to Other Real Estate at the lesser of the loan balance or fair value. Gains or losses from sales related to these properties are included in Other Operating Expenses.

NOTE A
     SIGNIFICANT ACCOUNTING POLICIES (Continued)

     ALLOWANCE  FOR LOAN LOSSES
           The allowance for loan losses is established through a provision for loan losses charged to expense. The allowance represents an amount which, in management's judgment, will be adequate to absorb possible losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on such factors as changes in the nature and volume of the loan portfolio, current economic factors that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans.

     BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
           Bank premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation on bank premises and equipment is computed principally on the straight-line method over the estimated lives of the assets. Leasehold improvements are amortized principally on the straight-line method over the useful lives of the improvements.

     EXCESS COST OVER FAIR VALUE OF ASSETS ACQUIRED
           In connection with certain acquisitions, the excess of costs of the assets acquired, under the purchase method, over the fair value of the tangible net assets acquired is being amortized over 15 years using the straight-line method.

     INCOME TAXES
           PEOPLES BANCSHARES, INC. AND SUBSIDIARY file a consolid ated Federal income tax return. The subsidiary bank records income tax expense by applying the statutory tax rate to their income as adjusted for tax-exempt interest and other timing differences and remits the portion of Federal income taxes currently due to the parent Company.

           Income taxes are provided for the tax effects of trans actions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of loans, bank premises and equipment, deferred gain on sale of bank premises, deferred compensation payable, the values of available for sale securities and the self insurance plan for financial and income tax reporting. The deferred taxes represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     STATEMENTS OF CASH FLOWS
           For purposes of statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     EARNINGS PER SHARE
           Earnings per share were calculated by dividing net income by the average number of shares outstanding which was 23,408 in 1994, 1993 and 1992.

NOTE A
     SIGNIFICANT ACCOUNTING POLICIES (Continued)

     COMPARATIVE DATA
            Certain  amounts  in  the  1993  disclosures  have  been
     reclassified   to   provide   comparability   with   the   1994
     presentation.


NOTE B
     INVESTMENT SECURITIES
            Carrying  amounts  and  approximate  market  values   of
     investment securities are summarized as follows:

           Securities Held-to-Maturity consisted of the following at December 31, 1994:

                      Carrying      Unrealized     Unrealized    Approximate
                       Amount         Gains          Losses      Market Value
                     _____________ ______________ ____________ _______________
State and Political
 Subdivisions         $5,568,004       $25,430       $135,604     $5,457,830
Corporate Notes       15,962,505         1,460        317,290     15,646,675
                     _____________ ______________ ____________ _______________
                     $21,530,509       $26,890       $452,894    $21,104,505
                     ============= ============== ============ ===============

           Securities Available-for-Sale consisted of the following at December 31, 1994:

                       Amortized     Unrealized     Unrealized    Approximate
                         Cost          Gains         Losses       Market Value
                     _____________ ______________ ____________ _______________
U.S. Treasury
 Securities           $50,244,414       $6,956     $1,222,308    $49,029,062
Government Agencies    21,028,851      134,161        707,074     20,455,938
Equity Securities         250,000            -              -        250,000
Collateralized Mortgage
 Obligations            1,596,688       29,843              -      1,626,531
                     _____________ ______________ ____________ _______________
                      $73,119,953     $170,960     $1,929,382    $71,361,531
                     ============= ============== ============ ===============

NOTE B
     INVESTMENT SECURITIES (Continued)

           Securities Held-to-Maturity consisted of the following at December 31, 1993:

                     Carrying      Unrealized     Unrealized     Approximate
                      Amount         Gains         Losses        Market Value
                    _____________ ______________ ____________ _______________
U.S. Treasury
 Securities          $43,278,333     $852,561        $15,269    $44,115,625
Government Agencies   15,036,838      434,222          3,790     15,467,270
State and Political
 Subdivisions          4,591,788       74,441         15,162      4,651,067
Equity Securities        250,000           -              -         250,000
Other Securities      16,035,070      200,434          9,028     16,226,476
                     _____________ ______________ ____________ _______________
                     $79,192,029  $ 1,561,658        $43,249    $80,710,438
                     ============= ============== ============ ===============

 The Maturities of Investment Securities at December 31, 1994 are as follows:

                    Securities Held-to-Maturity  Securities Available-for-Sale
                   ___________________________    _____________________________
                     Carrying      Approximate      Amortized    Approximate
                      Amount     Market Value         Cost       Market Value
                   ____________ ______________    _____________ _______________

U.S. Treasury
 Securities:
  One Year and Under   $  -       $   -           $  9,016,078    $  8,875,625
  Two to Five Years       -           -             41,228,336      40,153,437
                   ____________ ______________    _____________ _______________
                       $  -       $   -            $50,244,414    $ 49,029,062
                   ============ ==============    ============= ===============

Government Agencies:
 One Year and Under    $  -       $   -           $  5,999,486    $  5,951,875
 Two to Five Years        -           -             14,033,526      13,374,063
 Six to Ten Years         -           -                      -               -
 Over Ten Years           -           -                995,839       1,130,000
                   ____________ ______________    _____________ _______________
                       $  -       $   -            $21,028,851    $ 20,455,938
                   ============ ==============    ============= ===============

NOTE B
     INVESTMENT SECURITIES (Continued)


                    Securities Held-to-Maturity  Securities Available-for-Sale
                   ___________________________    _____________________________
                     Carrying      Approximate      Amortized    Approximate
                      Amount     Market Value         Cost       Market Value
                   ____________ ______________    _____________ _______________



State and Political
 Subdivisions:
  One Year
   and Under      $ 1,103,611      $1,100,221       $        -     $         -
  Two to
   Five Years       4,022,501       3,928,314                -               -
  Six to
   Ten Years          441,892         429,295                -               -
  After
   Ten Years                -               -                -               -
                   ____________ ______________    _____________ _______________
                   $5,568,004      $5,457,830       $        -     $         -
                   ============ ==============    ============= ===============

Collateralized Mortgage
 Obligations:
 One Year and Under $        -      $        -       $        -     $         -
 Two to Five Years           -               -          150,513         150,635
 Six to Ten Years            -               -          136,655         154,170
 After Ten Years             -               -        1,309,520       1,321,726
                   ____________ ______________    _____________ _______________
                   $         -      $        -       $1,596,688     $ 1,626,531
                   ============ ==============    ============= ===============

Corporate Notes:
 One Year
  and Under       $  7,011,120      $6,909,231       $        -     $         -
 Two to
  Five Years         8,951,385       8,737,444                -               -
 Six to Ten Years            -               -                -               -
 After Ten Years             -               -                -               -
                   ____________ ______________    _____________ _______________
                   $15,962,505     $15,646,675       $        -    $          -
                   ============ ==============    ============= ===============

           Investment securities held-to-maturity with an adjusted cost of $14,091,000 at December 31, 1993, were pledged to secure public deposits.

           Investment securities available-for-sale with an adjusted cost of $14,629,375 at December 31, 1994, were pledged to secure public deposits.

NOTE B
     INVESTMENT SECURITIES (Continued)

           Included in the average maturity of Collateral Mortgage Obligations are certain mortgage backed securities having contractual remaining maturities ranging from 1 month to 25 years. Based on prepayment assumptions, the estimated average remaining lives of these securities range from 2 years to 5 years.

           Gross realized gains on sales of securities held-to maturity were:

                                       1994       1993       1992
                                  ____________ ___________ ___________
 Government Agencies                   $-        $43,149    $12,050
 State  and Political Subdivisions      -         29,054     (8,054)
          Equity Securities             -              -          -
          Other Securities              -          6,804     10,000
                                  ____________ ___________ ___________
                                       $-        $79,007    $13,996
                                  ============ =========== ===========

          Gross realized gains on sales of securities available-for-sale were:

                                       1994      1993      1992
                                  ____________ ___________ ___________
 U.S. Treasury Securities          $  3,019        $-        $-
 Government Agencies                 21,406         -         -
 State and Political Subdivisions         -         -         -
 Equity Securities                        -         -         -
 Other Securities                         -         -         -
                                  ____________ ___________ ___________
                                    $24,425        $-        $-
                                  ============ =========== ===========

           As of January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 on "Accounting for Certain Investment Securities". This statement requires investment securities to be classified into one of the following categories: held-to-maturity, available-for-sale or trading. Investment securities classified as held-to-maturity are measured at amortized cost while investment securities classified as available-for-sale or trading are measured at fair value, with unrealized gains or losses recorded in the "Equity" section for available-for-sale securities and in the income statement for trading securities. The effect of this change in accounting principle is reflected in the "Equity" section of the Statement of Changes in Stockholders' Equity as an unrealized loss on investment securities available-for-sale of $1,117,943 net of deferred taxes of $575,921.

           A specific reserve allocation was recorded against income for two preferred stocks held in Investment Securities prior to 1992. Both preferred stocks were sold prior to the reversal of the $132,500 specific reserve allocation included in stockholders equity during the year ended December 31, 1992.

NOTE C
     LOANS
          Major classifications of loans are summarized as follows:

                                           For The Years Ended
                                               December 31,
                                         ________________________
                                             1994         1993
                                        ___________  ____________
        Real Estate - Residential       $18,571,673  $22,042,771
        Real Estate - Commercial         17,089,078   17,987,194
        Commercial - Non-Real Estate      6,695,896    6,713,025
        Student Loans                     3,391,123    3,114,060
        Installment                      10,839,905   10,912,226
        Other                             1,650,026    1,136,132
                                       ____________  ____________
                                         58,237,701   61,905,408
        Less:  Unearned Discount         (1,831,159)  (2,030,234)
                                      _____________  ____________
                                         56,406,542   59,875,174
        Less:   Allowance for
                  Loan Losses            (2,243,169)  (2,093,534)
                                      ______________  ___________
                                        $54,163,373  $57,781,640
                                      ==============  ===========


     At December 31, 1994, $365,072 of loans were in the nonaccrual status and $2,988 of interest was foregone in the year then ended. At December 31, 1993, $1,021,086 of loans were in the nonaccrual status and $85,774 of interest was foregone in the year then ended. The net effect of the reversal of previously accrued interest was to reduce interest income by $2,585, $64,949 and $67,904, in 1994, 1993 and 1992, respectively.

           An approximate schedule of loan maturities or repricing opportunities and interest rates is as follows:

                            Variable         Fixed
        Maturities            Rate            Rate         Total
      ________________    _____________  _____________  ______________
   Three Months or Less    $12,035,296   $  6,530,991    $ 18,566,287
   Three Months - One Year  16,911,442     11,087,177      27,998,619
   One Year - Five Years     1,488,163      8,985,629      10,473,792
   Over Five Years                  -       1,199,003       1,199,003
                          _____________  ____________   ______________
                           $30,434,901   $ 27,802,800    $ 58,237,701
                          =============  ============   ==============

NOTE D
     ALLOWANCE  FOR POSSIBLE LOAN LOSSES
           Transactions in the allowance for loan losses were as follows:

                                       For The Years Ended
                                           December 31,
                                   _________________________________
                                     1994       1993        1992
                                  ___________ ___________ ___________

  Balance at January 1            $2,093,534  $1,436,356   $1,288,900
  Provision Charged to
     Operations                            -     300,000    1,506,000
  Loans Charged Off                 (237,869)   (572,993)  (1,925,428)
  Recoveries                         387,504     930,171      566,884
                                  ___________ ___________ ___________
  Balance at December 31          $2,243,169  $2,093,534  $1,436,356
                                  =========== =========== ===========

           The Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective January 1, 1995. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met. The effect of adopting this new standard will not have a material impact on the Company's financial position or results of operation.


NOTE E
     BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
           Major classifications of fixed assets are summarized as follows:

                                                December 31,
                                         ___________________________
                                               1994        1993
                                         ______________ ____________
       Bank Building and Improvements    $  2,894,407   $  2,849,444
       Furniture, Fixtures and Equipment    3,291,508      3,172,614
       Leasehold Improvements                 289,781        291,682
       Land                                 1,064,494      1,476,844
                                         ______________ ____________
                                            7,540,190      7,790,584
       Less:  Accumulated Depreciation
               and Amortization            (3,694,511)    (3,293,374)
                                         ______________ ____________
                                         $  3,845,679   $  4,497,210
                                         ============== ============

          Depreciation and amortization expense totaled $401,137, $384,869 and $358,516 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE F
     OTHER REAL ESTATE
           Other Real Estate includes a variety of property acquired through foreclosure. These properties are recorded at the lower of the loan balance or fair value, less estimated disposal cost. The appraisals of such properties are addressed annually, and all properties are adjusted to the lower of the current carrying value or appraisal value. Other Real Estate also includes a piece of property which was previously purchased to build a branch but is now being held as an investment at the bank holding company level. Additionally the Company has set up a reserve for anticipated carrying and disposal cost of these properties.

         Changes in the reserve were as follows:

                                         For The Years Ended
                                             December 31,
                                  ___________________________________
                                       1994       1993      1992
                                  ____________ __________ ___________
          Balance at January 1       $50,000     $     -    $   -
          Provision Charged to
           Operations                 17,400      50,000        -
          Charge Offs                      -           -        -
          Recoveries                       -           -        -
                                  ____________ ___________ __________

          Balance at December 31     $67,400     $50,000     $  -
                                  ============ =========== ==========

          The sale of certain pieces of these properties resulted in losses of ($7,500), ($74,525) and ($86,787), in 1994, 1993 and
     1992, respectively. These amounts have been included in other operating income (expenses) for the respective periods.


NOTE G
     ACQUISITIONS
           Under a Purchase and Assumption Agreement (the Agreement) dated May 24, 1989, between Peoples Bank and Trust Company of St. Bernard and the Federal Deposit Insurance Corporation
     (FDIC) as receiver of First Eastern Bank and Trust Company, New Orleans, Louisiana, Peoples Bank and Trust Company purchased certain assets and assumed the deposit liabilities of First Eastern.

           The negative bid of ($640,500) received was allocated to the following assets: ($250,000) as a discount on loans purchased, ($475,500) as an adjustment of Bank Premises to their fair market value and a premium of $85,000 on the deposits assumed. The $85,000 premium is included in Excess Cost Over Fair Value of Assets Acquired along with amounts from prior acquisitions and is being amortized by annual charges to earnings over a period of 15 years.

NOTE G
     ACQUISITIONS
           Under a Deposit Transfer and Asset Purchase Agreement (Agreement II) dated October 12, 1990, between Citizens Bank and Trust Company, Covington, Louisiana and Peoples Bank and Trust Company of St. Bernard, Peoples Bank and Trust Company agreed to assume all deposit liabilities of Citizens Bank's Slidell branch and purchase certain assets of that branch. Subject to Agreement II, Peoples had the opportunity to purchase any loans at par from the Slidell branch within 120 days of the date of the agreement. Additionally, Peoples' parent company, Peoples Bancshares, Inc., acquired the branch location of the Citizens' Slidell branch and subsequently entered into a lease with Peoples Bank for the facility. Under Agreement II, Peoples paid a premium of $80,000 for the deposit base which is included in Excess Cost Over Fair Value of Assets Acquired along with amounts from prior years and is being amortized by annual charges to earnings over a period of 15 years.

           Under  a Purchase and Assumption Agreement (the Agreement
     III)  dated  December 3, 1987, between Peoples Bank  and  Trust
     Company of St. Bernard and the FDIC as receiver of the State Bank of Commerce, Slidell, Louisiana, Peoples purchased certain assets and assumed the deposit liabilities of State Bank of Commerce. In consideration of such assumption, Peoples acquired certain assets of State Bank and assistance from FDIC with an aggregate fair value equal to the total amount of liabilities assumed less $1,310,000. Peoples is amortizing such excess by annual charges to earnings over a period of 15 years. A comparison of the deposit base purchased to the deposit base at December 31, 1992 reflected a decline in the deposit base estimated to be retained after the acquisition. Therefore, an additional charge to earnings of $180,000 and $300,000 was made during the years ended December 31, 1993 and 1992, respectively. The balance is being amortized over the remaining fifteen year period.

            Accumulated  amortization  amounted  to  $1,065,639  and
     $1,017,305 at December 31, 1994 and 1993, respectively. The total amount of amortization was $48,334, $248,333, and $398,333 for 1994, 1993 and 1992, (from the above acquisitions) and has been included in Other Operating Expenses.


NOTE H
     NOTES PAYABLE
          Notes payable consist of the following:

                                                   December 31,
                                               _____________________
                                                 1994      1993
                                               __________ __________
    9% two year note, due in quarterly
     installments of $20,441 and one balloon
     payment on September 30, 1996.             $488,396   $524,315
                                               ========== ==========

          The above notes are secured by a pledge of securities of a minimum of 80% of the outstanding shares of the Capital Stock of Peoples Bank and Trust Company of St. Bernard.

NOTE H
     NOTES PAYABLE (Continued)

           Interest expense on these notes for the years ended December 31, 1994, 1993 and 1992 totaled $45,844, $49,162 and
     $60,413, respectively.

           The aggregate amount of maturities for these notes is as follows:

          1995                                          $    67,871
          1996                                              420,525
                                                        ____________

                                                        $   488,396
                                                        ============

NOTE I

     INCOME TAXES
           During 1993, the Company adopted FAS Statement 109. The Bank elected not to retroactively adopt the pronouncement and, therefore, has accounted for the adoption as a change in accounting principle and reported the results of such change as of January 1, 1993.

          Under the new rules, the Company recognized a deferred tax asset based on temporary differences between book and tax purposes.

           The effective tax rates differ from the statutory rates principally because of tax exempt revenues. A reconciliation of these rates is shown below:

                                  Years Ended December 31,
                     _____________________________________________________
                           1994              1993             1992
                     __________________ __________________ _________________
                                 % of              % of              % of
                                 Pretax            Pretax            Pretax
                      Amount     Income   Amount   Income   Amount   Income
                     __________ ________ ________ ________ ________ ________
Federal Income Tax at
 Statutory Rate      $  700,039  34.00%  $803,318  34.00%  $639,804  34.00%

Increases (Decreases)
 Resulting From:
  Tax Exempt Income    (114,867) (5.58)   (76,069) (3.22)  (136,425) (6.90)
  Disallowed Interest
    Expense               9,892    .48      6,436    .27      7,470    .38
  Amortization
    Acquisition Premium  16,433    .80     84,433   3.57    135,433   6.87
  Miscellaneous Items     7,273    .35    (14,233)  (.60)    14,020    .71
                     __________ ________ _________ ______ _________ ________
         Total       $  618,770  30.05%  $803,885  34.02%  $660,302  35.06%
                     ========== ======== ========= ====== ========= ========

NOTE I
     INCOME TAXES (Continued)

          There were net deferred tax assets of $766,891 and $707,633 as of December 31, 1994 and 1993, respectively. The major temporary differences which created deferred tax assets and liabilities are as follows:

                                                           1994      1993
                                                      ___________ ___________
Unrealized loss on securities
     (FASB 115 Adjustment)                            $  597,863   $       -
Unrealized loss on securities
     (Section 475 Adjustment)                           (413,220)          -
Deferred compensation                                    337,541     257,363
Allowance for loan losses                                280,554     217,524
Accumulated depreciation                                (138,321)    (46,975)
Other Real Estate                                         80,989      77,064
Deferred Income                                           77,276     103,035
Other                                                     29,419      99,622
                                                      ____________ ___________
                                                         852,101     707,633
Valuation Allowance                                      (85,210)          -
                                                      ____________ ___________
                                                      $  766,891    $707,633
                                                      ============ ===========

          These amounts are included in Other Assets on the Balance Sheet.

          The income tax provision is composed of current and deferred portions as follows:

                                           December 31,
                                  ____________________________________
                                                          Deferred
                                    Liability Method       Method
                                  ____________________ _______________
                                    1994       1993         1992
                                  _________ __________ _______________
  Current                         $80,165     $809,231    $713,042
  Deferred                        453,395       (5,346)    (52,740)
  Change in Valuation Allowance    85,210            -           -
                                ___________ ___________ _______________
                                 $618,770     $803,885    $660,302
                                =========== =========== ===============

NOTE J
     LEASES
           The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 1994:

           December 31,
         _________________
               1995                                     $ 499,851
               1996                                       480,234
               1997                                       446,400
                                                       ______________
          Total Minimum Payments Required               $1,426,485

           Rent expense totaled $510,209, $509,349 and $508,571  for
     1994, 1993 and 1992, respectively.

           The Bank is the lessor of office space under operating leases expiring in various years through 1999.

           Minimum future rentals to be received on non-cancelable leases as of December 31, 1994 for each of the next 5 years and in the aggregate are:

          December 31,
        ___________________

             1995                                       $ 106,673
             1996                                          97,036
             1997                                          92,735
             1998                                          86,325
             1999                                          74,125
                                                       ____________
                                                        $ 456,894
                                                       ============

NOTE K
     EMPLOYEE BENEFITS
          As of October 30, 1984, the Bank merged its target-benefit pension plan with its profit sharing plan to form a new profit sharing plan. The result of this merger was to combine the benefits accrued into one plan, with no detrimental effect on either the Bank or its employees. Employer contributions to the plan are determined annually. The amounts of profit sharing expense for 1994, 1993 and 1992 totaled $125,000, $100,000 and $100,000, respectively, which are included in salaries and employee benefits on the statements of income. The plan covers all employees of the Bank who have approximately six months of service (1,000 hours) and are age twenty and one-half or older.

NOTE L
     RELATED PARTIES
           Certain executive officers and directors have loans, deposits and other transactions with the Bank. Such transactions are on substantially the same terms as those prevailing at the time for comparable transactions of others. An analysis of loans to directors, officers and principal holders of equity securities, is as follows:

                                                December 31,
                                          ____________________________
                                               1994        1993
                                          _____________ ______________
          Balance - January 1               $1,077,935  $  1,471,787
          New Loans Made and Renewals          458,697       579,894
          Repayments and Maturities           (511,029)     (973,746)
                                          _____________ ______________
                                            $1,025,603  $  1,077,935
                                          ============= ==============

          On December 30, 1985, the Bank sold its buildings and land to a partnership whose partners are the major stockholders of the Bank's holding company. The sales price was $3,500,000, the appraised value of the property. The terms consisted of an installment sale with a down payment of $260,000, and a balance of $3,240,000 to be paid. The balance of $3,240,000 was repaid in January of 1987. At the time of the sale, the Bank entered into operating leases with the partnership for the property sold for a period of twelve years beginning December 30, 1985 and ending December 31, 1997. The leases require minimum annual lease payments of $446,400. In accordance with Generally Accepted Accounting Principles, the gain from the sale/lease back is to be amortized over the life of the lease. In 1994, 1993 and 1992, $75,761 of the gain was recognized in each year. Deferred income of $227,283 and $303,044 for 1994 and 1993 have been included in other liabilities.

           On October 13, 1990, the Bank entered into a lease agreement with its parent, Peoples Bancshares, Inc. for its branch facility located in Slidell, Louisiana. Under terms of the agreement, the lease is for a 10 year period at a monthly rent of $4,500 with adjustment clauses based upon changes in the Consumer Price Index at the beginning of the 2nd, 4th, 6th, 8th and 10th years. The total rent under this agreement for 1994, 1993 and 1992 totaled $54,000 per year.


NOTE M
     DEFERRED COMPENSATION AGREEMENTS
           The Bank is a party to deferred compensation agreements with several officers of the Bank. The amount of compensation accumulated will be distributed to those officers at the time they reach retirement age in time frames ranging from lump sum distribution to 15 years. The amounts charged to operations were $49,975, $47,512 and $57,346 from 1994, 1993 and 1992, respectively. The total deferred compensation liability payable equaled $992,769 and $927,112 for 1994 and 1993, respectively, and was included in other liabilities. The liability includes a prior period adjustment of $462,673 due to the underfunding of the plan. These plans do not qualify under the Internal
     Revenue Code, and accordingly, tax deductions are allowable only when benefits are paid.
NOTE N
     COMMITMENTS AND CONTINGENCIES
           The Bank's financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and the involved elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and contingent liabilities of secondary mortgage loans sold with recourse over a 90 day period of time.

           A summary of the Bank's commitments and contingent liabilities at December 31, 1994 is as follows:

                                                         Amount
                                                      _______________
          Secondary Mortgage Loans Sold With Recourse    $1,553,650
          Credit Card Arrangements                        1,124,776
          Commercial Lines of Credit                      1,984,963
          Commitments to Extend Credit                    2,742,850
                                                      ________________
                                                         $7,406,239
                                                      ================

           Commitments to extend credit, credit card arrangements, commercial letters of credit and secondary mortgage loans sold with recourse all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statement of condition. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

           The Bank is a party to various legal proceedings arising in the ordinary course of business. In the opinion of management and the Bank's outside legal counsel, the ultimate resolution of these proceedings will not have a material adverse affect on the Bank's financial condition or results of operations.

NOTE O
     DEPOSITS
          Major classifications of deposits are as follows:

                                               December 31,
                                   ____________________________________
                                           1994            1993
                                   ___________________ ________________
     Non-Interest Bearing Demand       $31,027,781       $28,759,342
     NOW and Insured Money
         Market Accounts                36,902,634        41,347,209
     Savings Accounts                   37,835,552        40,534,087
     Certificates of Deposit
        Greater than $100,000            7,613,910         5,011,206
     Other Certificates of Deposit      38,466,987        39,655,179
                                   ___________________ ________________
                                      $151,846,864      $155,307,023
                                   =================== ================

           An approximate schedule of maturities for fixed rate Certificates of Deposits $100,000 and over are as follows as of December 31, 1994:

          Three Months or Less                         $5,464,819
          Over Three Months through Twelve Months       1,477,423
          Over One Year through Five Years                671,668
          Over Five Years                                       -
                                                      ____________
                                                       $7,613,910


NOTE P
     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS
           The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

          CASH AND SHORT-TERM INVESTMENTS
                For cash, the carrying amount approximates fair value. For short-term investments, fair values are calculated based upon general investment market interest rates for similar maturity investments.

     INVESTMENT SECURITIES
                For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices.

     LOAN RECEIVABLES
                For certain homogeneous categories of loans such as residential mortgages, credit card receivables and other consumer loans, fair value is estimated using the current U.S. treasury interest rate curve, a factor for cost of processing and a factor for historical credit risk to determine the discount rate.

NOTE P
     DISCLOSURE   ABOUT   FAIR   VALUE  OF   FINANCIAL   INVESTMENTS
     (Continued)

     DEPOSIT LIABILITIES
               The fair value of demand deposits, savings deposits and certain money market deposits are calculated based upon general investment market interest rates for similar maturity investments. The fair value of fixed maturity certificates of deposit is estimated using the U.S. treasury interest rate curve currently offered for deposits of similar remaining maturities.

          COMMITMENTS TO EXTEND CREDIT
                The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

            The estimated fair values of the Bank's financial instruments are as follows:

                        December 31, 1994     December 31, 1993
                     _________________________ __________________________
                        Carrying      Fair        Carrying      Fair
                         Amount       Value        Amount       Value
                     _____________ ____________ ____________ ____________

Financial Assets:
  Cash and Short-Term
   Investment         $13,541,000  $13,540,000  $26,786,707  $26,784,080
  Investment
   Securities          92,892,000   92,466,000   79,192,029   80,710,438
  Loans                56,407,000   55,262,000   59,875,174   60,456,592
  Less:  Allowance for
   Loan Losses         (2,243,000)  (2,243,000)  (2,093,534)  (2,093,534)
                     ____________ ____________ _____________ ____________
                     $160,597,000 $159,025,000  $163,760,376 $165,857,576
                     ============ ============ ============= ============

Financial Liabilities:

  Deposits           $151,847,000 $149,702,000  $155,307,023 $154,246,171
                     ============ ============  ============ ============

Unrecognized Financial Instruments:

  Commitments to Extend
   Credit              $2,742,850 $  2,742,850    $3,834,000  $ 3,834,000
  Secondary Mortgage
   Loans with 90-Day
   Recourse             1,553,650    1,553,650     4,321,350    4,321,350
  Commercial Lines
   of Credit            1,984,963    1,984,963     1,299,930    1,299,930
  Credit Card
   Arrangements         1,124,776    1,124,776     1,214,038    1,214,038
                      _____________ ____________ _____________ ____________
                       $7,406,239   $7,406,239   $10,669,318  $10,669,318
                      ============= ============ ============= ============

NOTE Q
     SUBSEQUENT EVENTS
          Effective April 27, 1995, Peoples Bancshares, Inc. entered into an agreement and plan of merger with First Commerce Corporation. The consideration for the acquisition of the Company and its subsidiary will consist of $30,796,000 of common stock of First Commerce Corporation with a market value based on the average trading prices over the ten business days prior to the date the Plan becomes effective.

           As of December 31, 1994, Peoples Bank and Trust Company of St. Bernard was in negotiations to sell $1,400,000 of Student Loans to the Student Loan Marketing Association. As of the date of this Independent Auditor's Report, the sale has not been completed.

          As of December 31, 1994, Peoples Bancshares was engaged in negotiations to sell a piece of land which was previously held to build a branch location for $385,000 which will result in no gain when consummated. As of the date of this Independent Auditor's Report, the sale of this property is still pending.


NOTE R
     PARENT COMPANY ONLY FINANCIAL INFORMATION

                          PEOPLES BANCSHARES, INC.
                                BALANCE SHEETS

                                   ASSETS

                                                   December 31,
                                           ______________________________
                                                 1994         1993
                                           ______________ ______________

CURRENT
  Cash                                         $156,370      $155,903
                                           ______________ ______________
      Total                                     156,370       155,903

OTHER
  Investment in Bank                         13,967,134    14,027,137
  Other Assets                                  694,816       282,377
  Land and Buildings                            364,446       783,668
                                           ______________ ______________
      Total                                  15,026,396    15,093,182
                                           ______________ ______________
                                            $15,182,766   $15,249,085
                                           ============== ==============

NOTE R
  PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                                   PEOPLES BANCSHARES, INC.
                                      BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     December 31,
                                            ____________________________
                                                 1994         1993
                                           ______________ ______________
CURRENT
  Current Maturities of Long-Term Debt          $67,871      $524,315
  Due to Subsidiary                             280,865       263,369
  Accounts Payable                               35,803             -
                                           ______________ ______________
      Total                                     384,539       787,684
                                           ______________ ______________
LONG-TERM
  Notes Payable                                 420,525             -
                                           ______________ ______________
      Total                                     420,525             -
                                           ______________ ______________
      Total Liabilities                         805,064       787,684
                                           ______________ ______________
STOCKHOLDERS'  EQUITY
  Common Stock - Par Value $25, 125,000
    Shares Authorized, 24,082 Shares
    Issued in 1994 and 1993, of which 674
    were held as Treasury Stock
    in 1994 and 1993                            602,050       602,050
  Additional Paid-In Capital                  3,025,918     3,025,918
  Retained Earnings                          12,133,893    11,099,649
  Unrealized Loss on Securities
    Available-for-Sale Net of Applicable
     Deferred Income Taxes                   (1,117,943)            -
                                           ______________ ______________
        Total                                14,643,918    14,727,617
  Less:  Treasury Stock at Cost; 674 Shares    (266,216)     (266,216)
                                           ______________ ______________
      Total Stockholders' Equity             14,377,702    14,461,401
                                           ______________ ______________
                                            $15,182,766   $15,249,085
                                           ============== ==============

NOTE R
   PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                                PEOPLES BANCSHARES, INC.
                        STATEMENTS OF INCOME AND RETAINED EARNINGS


                                           For The Years Ended
                                               December 31,
                                  ___________________________________
                                    1994        1993        1992
                                  ___________ __________ ____________
REVENUE
  Dividends from Subsidiary        $380,496    $394,945    $385,312
  Interest                            5,213       4,590       7,532
  Rent                               54,000      54,000      54,000
                                  ___________ __________ ____________
                                    439,709     453,535     446,844
                                  ___________ __________ ____________
EXPENSES
  Interest                           45,844      53,253      77,124
  Other                              93,772      13,052      12,766
                                  ___________ __________ ____________
                                    139,616      66,305      89,890
                                  ___________ __________ ____________
INCOME BEFORE INCOME TAXES
  AND EQUITY IN UNDISTRIBUTED       300,093     387,230     356,954
  EARNINGS OF SUBSIDIARY

INCOME TAX BENEFIT                   27,340       2,623       9,642
                                  ___________ __________ ____________
                                    327,433     389,853     366,596

EQUITY  IN UNDISTRIBUTED  EARNINGS
  OF SUBSIDIARY                   1,057,931   1,076,819     875,712
                                  ___________ __________ ____________
NET INCOME                        1,385,364   1,466,672   1,242,308

RETAINED EARNINGS - BEGINNING OF
  YEAR                           11,099,649   9,867,057   8,859,729

LESS DIVIDENDS DECLARED            (351,120)   (234,080)   (234,980)
                                  ___________ __________ ___________

RETAINED EARNINGS - END OF YEAR  $12,133,893 $11,099,649 $9,867,057
                                 ============ ========== ===========

NOTE R
   PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                           PEOPLES BANCSHARES, INC.
                           STATEMENTS OF CASH FLOWS


                                                For The Years Ended
                                                    December 31,
                                           __________________________________
                                                1994      1993       1992
                                           ___________ ___________ __________
CASH FLOWS FROM OPERATING  ACTIVITIES
  Net Income                               $1,385,364  $1,466,572  $1,242,308
  Depreciation                                  6,872       6,872       6,872
  Equity in Earnings of Subsidiary         (1,438,435) (1,471,767) (1,427,727)
  Other Real Estate Owned Adjustment
    to Fair Market Value                       44,744           -           -
  Net (Increase) Decrease in Other Assets     (44,839)   (282,371)     51,175
  Net Increase (Decrease) in Other
     Liabilities                               35,800    (428,310)    311,300
                                           ____________ ___________ __________

      Net Cash Provided by (Used in) Operating
        Activities                            (10,494)   (708,904)    183,928
                                           ____________ ___________ __________
CASH FLOWS FROM INVESTING  ACTIVITIES
  Purchase of Premises and Land                     -           -           -
  Purchase of Investment Securities                 -           -           -
  Dividends from Subsidiary                   380,504     394,945     385,312
  Maturities of Investment Securities               -           -     100,000
                                           ____________ ___________ __________

      Net Cash Provided by
         Investing Activities                 380,504     394,945     485,312
                                           ____________ ___________ __________
CASH FLOWS FROM FINANCING  ACTIVITIES
  Purchase of Treasury Stock                        -           -     (36,000)
  Repayment of Long-Term Debt                 (35,919)    (32,608)    (19,359)
  Repayment of Subordinated Debentures              -    (125,506)   (125,505)
  Advance to (Payment from) Subsidiary         17,496     705,883    (203,038)
  Dividends Paid                             (351,120)   (234,080)   (234,980)
                                           ____________ ___________ __________
      Net Cash Used in Financing Activities  (369,543)    313,689    (618,882)
                                           ____________ ___________ __________
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                467        (270)     50,358

CASH AND CASH EQUIVALENTS -
  BEGINNING OF YEAR                           155,903     156,173     105,815
                                           ____________ ___________ __________
CASH AND CASH EQUIVALENTS - END OF YEAR      $156,370    $155,903    $156,173
                                           ============ =========== ==========

SUPPLEMENTAL INFORMATION:
  Transfer from Premises and
    Land to Other Real Estate                $412,350







                        PEOPLES BANK AND TRUST
                        COMPANY OF ST. BERNARD

                           December 31, 1994



                    Audits of Financial Statements

                           December 31, 1994
                                  and
                           December 31, 1993

                         C O N T E N T S



Independent Auditor's Report                                   1

Balance Sheets                                                 2

Statements of Income                                           3

Statements of Changes in Stockholders' Equity                  4

Statements of Cash Flows                                  5 -  6

Notes to Financial Statements                             7 - 25

Officers and Board of Directors
Peoples Bank and Trust Company of St. Bernard


                             Independent Auditor's Report
                             ____________________________

     We have audited the balance sheets of PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD as of December 31, 1994 and December 31, 1993 and the related statements of income, changes in stockholders' equity and csh flows for each of the three years in the period ended December 31, 1994. These financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts anddisclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD as of December 31, 1994 and December 31, 1993, and the result of its operations and its cash flows for the three years then ended, in conformity with generally accepted accounting principles.

   As discussed in Note B to the financial statements, the Bank changed its method of accounting for securities as required under Statement of Financial Accounting Standards (FAS) 115 in 1994.

   As explained in Note Q to the financial statements, on April 27, 1995, Peoples Bank and Trust Company of St. Bernard's stockholders entered into an agreement and plan of merger with another company.

                                       A Professional Accounting Corporation

March 13, 1995 except for Note Q
  for which the date is April 27, 1995

                        PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                      BALANCE SHEETS

                                         ASSETS

                                                     December 31,
                                               _________________________
                                                  1994          1993
                                               ____________  ___________
Cash and Due from Banks                         $7,040,645    $6,186,707
Federal Funds Sold                               6,500,000    20,600,000
Investment Securities Held-to-Maturity
  (Market Value of $21,104,505 and
  $80,710,438, Respectively)                    21,530,509    79,192,029
Investment Securities Available-for-Sale        71,361,531             -
Loans - Net of Unearned Discount                56,406,542    59,875,174
Less:  Allowance for Loan Losses                (2,243,169)   (2,093,534)
                                               _____________ _____________
    Net Loans                                   54,163,373    57,781,640
                                               _____________ _____________

Premises and Equipment, Net                      3,481,233     3,713,542
Other Real Estate Owned                            566,946       690,417
Accrued Interest Receivable                      1,820,628     1,518,012
Customers' Acceptance Liability                    456,100       473,200
Excess Cost Over Fair Value of Assets
  Acquired                                         409,361       457,695
Other Assets                                     1,635,110     1,789,161
                                               _____________ _____________

                                              $168,965,436  $172,402,403
                                              ============== =============

The accompanying notes are an intregal part of these financial statements.

                    PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                BALANCE SHEETS
                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      December 31,
                                            _____________________________
                                                 1994          1993
LIABILITIES                                 _____________ ______________
  Deposits
    Non-Interest Bearing Demand              $31,027,908   $28,759,490
    NOW and Insured Money Market Accounts     36,971,993    41,419,463
    Savings                                   37,835,552    40,534,087
    Time                                      46,167,781    44,749,886
                                            _____________ _____________

      Total Deposits                         152,003,234   155,462,926

  Acceptances Outstanding                        456,100       473,200
  Accrued Interest Payable                       383,495       383,803
  Other Liabilities                            1,623,346     1,520,892
                                            _____________ _____________

      Total Liabilities                      154,466,175   157,840,821
                                            _____________ _____________

STOCKHOLDERS' EQUITY
  Common Stock - $25 Par Value, 92,500
    Shares Authorized, 25,000 Shares Issued
    and Outstanding in 1994 and 1993             625,000       625,000
  Surplus                                      4,000,000     4,000,000
  Undivided Profits                           11,034,819     9,936,582
  Unrealized Loss on Securities Available-for-Sale,
    Net of Applicable Deferred Income Taxes   (1,160,558)            -
                                            _____________ _____________

      Total Stockholders' Equity              14,499,261    14,561,582
                                            _____________ _____________

                                            $168,965,436  $172,402,403
                                            ============= =============


The accompanying notes are an integral part of these financial statements

                  PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                            STATEMENTS OF INCOME

                                                   For The Years Ended
                                                       December 31,
                                       _______________________________________
                                             1994        1993        1992
INTEREST INCOME
  Interest and Fees on Loans             $6,363,366   $7,050,555   $8,806,529
  U.S. Treasury Securities                2,578,706    2,273,001    2,379,997
  Interest on U.S. Agency and
    Corporation Securities                1,071,101    1,716,591    1,904,910
  Obligations of State and
    Political Subdivisions                  238,045      169,443      295,899
  Other Investment Income                   866,726      884,008      955,455
  Interest on Federal Funds Sold            483,330      431,369      289,285
                                        _____________ ____________ ___________
                                         11,601,274   12,524,967   14,632,075

INTEREST EXPENSE
  Interest on Deposits                    3,584,796    3,770,637    5,126,346
                                        _____________ ____________ ___________

NET INTEREST INCOME                       8,016,478    8,754,330    9,505,729
PROVISION FOR LOAN LOSSES                         -      300,000    1,506,000
                                        _____________ ____________ ___________

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES               8,016,478    8,454,330    7,999,729
                                        _____________ ____________ ___________

OTHER INCOME
  Service Charges on Deposit Accounts     1,232,006    1,364,213    1,391,167
  Other Service Charges and Fees            325,590      213,301      314,229
  Other Operating Income                    127,348      159,733      164,955
  Securities Gains (Losses)                  24,425       79,007       13,996
                                        _____________ ____________ ___________

                                          1,709,369    1,816,254    1,884,347
                                        _____________ ____________ ___________

OTHER EXPENSE
  Salaries and Employee Benefits          3,753,043    3,707,974    3,546,412
  Occupancy Expense                       2,026,846    2,025,097    1,981,199
  Other Operating Expense                 1,806,612    2,167,097    2,377,417
                                        _____________ ____________ ___________

    Total Other Expenses                  7,586,501    7,900,168    7,905,028
                                        _____________ ____________ ___________

INCOME BEFORE INCOME TAXES AND
  CHANGES IN ACCOUNTING PRINCIPLE         2,139,346    2,370,416    1,979,048

PROVISION FOR INCOME TAXES                  646,109      806,508      669,944
                                        _____________ ____________ ___________

INCOME BEFORE CHANGES IN
  ACCOUNTING PRINCIPLE                    1,493,237    1,563,908    1,309,104

  Change in Accounting Principle -
    Adoption of FAS 109                        -          36,040          -
                                        _____________ ____________ ___________

NET INCOME                              $ 1,493,237  $ 1,527,868   $1,309,104
                                        ============= ============ ===========

EARNINGS PER SHARE                      $     59.73  $     61.11   $    52.36
                                        ============= ============ ===========

The accompanying notes are an integral part of these financial statements.

                            PEOLES BANK AND TRUST COMPANY OF ST. BERNARD
                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                          For The Years ended
                    December 31, 1994, December 31, 1993 and December 31, 1992



                                                                        Excess    Unrealized
                                                                      Cost Over     Loss on
                                                                        Market    Investment
                                            Additional                 Value      Securities
                                 Common     Paid-In      Undivided     - Equity    Available
                                  Stock      Capital       Profits    Securities   For Sale       Total
                               ___________ ___________  ____________ ____________ ___________  ____________
Balance - December 31, 1991      $625,000   $4,000,000   $7,909,610   ($132,500)          $-  $12,402,110
Net Income                              -            -    1,309,104           -            -    1,309,104
Cash Dividends Paid ($16.00 Per share)  -            -     (400,000)          -            -     (400,000)
Reverse Securities Loss                                                       -            -
  Allocation                            -            -        -         132,500            -      132,500
                               ___________ ___________  ____________ ____________ ___________  ____________

Balance - December 31, 1992       625,000    4,000,000    8,818,714           -            -   13,443,714
Net Income                              -            -    1,527,868           -            -    1,527,868
Cash Dividends Paid ($16.40 Per         -            -     (410,000)          -            -     (410,000)
                               ___________ ___________  ____________ ____________ ___________  ____________

Balance - December 31, 1993      $625,000   $4,000,000   $9,936,582          $-           $-   13,443,714
Net Income                              -            -    1,493,237           -            -    1,493,237
Cash Dividends Paid ($15.80 Per Share)  -            -     (395,000)          -            -     (395,000)
Unrealized Loss on Securities
  Available-for-Sale, Net of
  Applicable Deferred Income
  Taxes                                 -            -            -           -   (1,160,558)  (1,160,558)
                               ___________ ___________  ____________ ____________ ___________  ____________

Balance - December 31, 1994      $625,000   $4,000,000   $11,034,819         $-  $(1,160,558) $14,499,261
                               =========== ===========  ============ ============ ============ ============

                          PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD
                                  STATEMENTS OF CASH FLOWS


                                                                  For The Years Ended
                                                                      December 31,
                                                      _______________________________________
                                                          1994         1993           1992
                                                      _____________ ____________ ____________
OPERATING  ACTIVITIES
  Net Income                                            $1,493,237   $1,527,868   $1,309,104
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities
      Deferred Income Taxes                                538,605       (5,345)     (52,739)
      Provision for Loan Losses                                  -      300,000    1,506,000
      Other Real Estate Owned Adjustments to Fair
        Market Value                                        35,970      211,497      124,023
      Depreciation and Amortization                        394,265      377,997      351,644
      Amortization of Excess Cost on Assets Acquired        48,333      248,333      398,333
      Amortization of Premium Investment Securities -
        Held to Maturity                                   378,594      706,091      622,990
      Amortization of Premium Investment Securities -
        Available for Sale                                 300,810         -            -
      Accretion of Discount on Investment Securities -
        Held to Maturity                                    (8,093)     (23,380)     (23,331)
      Accretion of Discount on Investment Securities -
         Available for Sale                                (54,438)        -            -
      (Gain) Loss on Sale of Other Real Estate               7,500       74,525       86,728
      Amount Realized on Sale of Security (Gain) Loss      (24,425)     (79,007)     (13,996)
      (Increase) Decrease in Interest Receivable          (302,616)     144,039      458,640
      (Increase) Decrease in Other Assets                  213,309     (402,090)      (6,592)
      Increase (Decrease) in Interest Payable                 (308)     (76,285)    (299,547)
      Increase (Decrease) in Other Liabilities             102,454     (414,448)     202,055
      Increase (Decrease) in Unearned Discount            (199,076)    (502,293)    (978,451)
                                                      _____________ ____________ ____________

        Net Cash Provided by Operating Activities        2,924,121    2,087,502    3,684,861
                                                      _____________ ____________ ____________

INVESTING ACTIVITIES
  Proceeds from Sale of Investment
    Securities - Held-to-Maturity                             -      36,408,327   28,817,836
  Proceeds from Sale of Investment
    Securities - Available-for Sale                     36,055,781         -            -
  Purchases of Investment Securities -
    Held-to-Maturity                                   (13,458,411) (35,672,427) (35,200,986)
  Purchases of Investment Securities -
    Available-for-Sale                                 (62,224,846)        -            -
  Proceeds from Maturities of Investment
    Securities - Available-for-sale                     13,000,000         -            -
  Proceeds from Maturities of Investment
    Securities - Held-to-maturity                        9,932,358         -            -
  Principal Payments on Mortgage-Backed Securities         490,647         -            -
  Principal Payments on Corporate Bonds                    153,589         -            -
  Net (Increase) Decrease in Loans                       3,817,347    4,498,760   16,108,132
  Purchases of Bank Premises and Equipment                (161,956)    (628,448)    (130,795)
  Proceeds from Sale of Bank Premises and Equipment           -          10,228      251,083
  (Increase) Decrease in Other Real Estate Owned              -        (249,687)  (2,018,663)
  Covered Transactions on Other Real Estate Paid              -          26,900         -
  Proceeds from Sale of Other Real Estate                   80,000    1,198,489      584,400
                                                      _____________ ____________ ____________

      Net Cash Provided by (Used in)
         Investing Activities                          (12,315,491)   5,592,142    8,411,007
                                                      _____________ ____________ ____________

FINANCING  ACTIVITIES
  Net Increase (Decrease) in Non-Interest
       Bearing Deposits                                  2,268,418      644,413    5,700,793
  Net Increase (Decrease) in NOW and
       Insured Money Market                             (4,447,470)  (2,123,561)    (789,792)
  Net Increase (Decrease) in Savings                    (2,698,535)   1,321,905    9,141,070
  Net Increase (Decrease) in Time Deposits               1,417,895   (5,564,331)  (9,840,197)
  Payments of Dividends                                   (395,000)    (410,000)    (400,000)
                                                      _____________ ____________ ____________

       Net Cash Provided by (Used In)
           Financing Activities                         (3,854,692)  (6,131,574)   3,811,874
                                                      _____________ ____________ ____________

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   (13,246,062)   1,548,070   15,907,742

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR           26,786,707   25,238,637    9,330,895
                                                      _____________ ____________ ____________

CASH AND CASH EQUIVALENTS - END OF YEAR                $13,540,645  $26,786,707  $25,238,637
                                                      ============= ============ ============

The accompanying notes are an integral part of these financial statements.


SUPPLEMENTAL DISCLOSURES:

Interest Paid:  The Bank paid $3,584,371, $4,058,581 and $5,304,478, in 1994,
  1993 and 1992, respectively, in interest on deposits and other borrowings.

Income Taxes Paid: The Bank paid $125,000, $1,761,125, $280,000 of income taxes during 1994, 1993 and 1992, respectively.

Total increase in unrealized loss on securities available-for-sale, net of applicable deferred income taxes, during 1994 was $1,160,558.


NOTE A
     SIGNIFICANT ACCOUNTING POLICIES

     MAJORITY OWNERSHIP
           PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD is majority owned by Peoples Bancshares, Inc., an authorized bank holding company.

     INVESTMENT SECURITIES
           Securities  of  State and Political subdivisions  and
     corporate bonds that management has the ability and  intent to  hold-to-maturity are classified as held-to-maturity and carried  at cost, adjusted for amortization of premium  and accretion  of  discounts  using methods  approximating  the interest  method.  Treasury  securities,  agencies,  equity
     securities   and   collateral  mortgage   obligations   are
     classified  as available-for-sale and are carried  at  fair
     value.   Realized  gains  and  losses  on  securities   are
     included  in  net income.  Unrealized gains and  losses  on securities  available-for-sale  are  recognized  as  direct increases or decreases in stockholders' equity, net of  the related  tax effect.  Cost of securities sold is recognized using the specific identification method.

     INTEREST INCOME
           Interest income on loans is primarily accrued using the interest method on the amount of principal outstanding.
     Interest income on a portion of installment consumer loans is based upon the sum-of-the months digits method, which does not differ materially from results obtained using the interest method.

           Fee income, in the form of commitment fees or origination fees is recognized at the time the loans are made. The amount of income, net of expenses, derived from these sources is immaterial.

     NONPERFORMING ASSETS
           Nonperforming  assets include  nonaccrual  loans  and
     other real estate acquired through foreclosure.  Nonaccrual loans are loans on which the accrual of interest income has been discontinued.  The accrual of income on commercial and real  estate loans is generally discontinued when the  loan
     becomes  90 days past due as to principal or interest.   At
     that  time,  interest  accruals are  discontinued  and  all previous  accruals  are reversed against  interest  income.
     Generally,  a loan is returned to performing  status  as  a result  of  full  payment  of all past  due  principal  and
     interest.   Interest income is recognized as received  when
     collection of principal is no longer doubtful.

           At the time the loan is foreclosed, the collateral is transferred to Other Real Estate at the lesser of the loan balance or fair value. Gains or losses from sales related to these properties are included in Other Operating
     Expenses.

     ALLOWANCE FOR LOAN LOSSES
          The allowance for loan losses is established through a
     provision   for  loan  losses  charged  to  expense.    The
     allowance  represents  an  amount  which,  in  management's judgment,  will  be adequate to absorb possible  losses  on existing loans that may become uncollectible.


NOTE A
     SIGNIFICANT ACCOUNTING POLICIES (Continued)
     ALLOWANCE FOR LOAN LOSSES (Continued)

           Management's judgment in determining the adequacy of the allowance is based on such factors as changes in the nature and volume of the loan portfolio, current economic factors that may affect the borrowers' ability to pay, overall portfolio quality and review of specific problem loans.

     BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
           Bank premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation on bank premises and equipment is computed principally on the straight-line method over the estimated lives of the assets. Leasehold improvements are amortized principally on the straight-line method over the useful lives of the improvements.

     EXCESS COST OVER FAIR VALUE OF ASSETS ACQUIRED
          In connection with certain acquisitions, the excess of costs of the assets acquired, under the purchase method over the fair value of the tangible net assets acquired, is being amortized over 15 years using the straight-line method.

     INCOME TAXES
           PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD files a
     consolidated tax return with its majority stockholder.   In
     accordance  with  their  tax sharing  agreement,  the  Bank records  as  expense  an amount obtained  by  applying  the statutory  tax  rate to their income as adjusted  for  tax-
     exempt  interest and other timing differences,  and  remits the portion of expense currently due to the parent company.

          Income taxes are provided for the tax effects of trans actions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of loans, bank premises and equipment, deferred gain on sale of bank premises, deferred compensation payable, the values of available-for-sale securities and the self insurance plan for financial and income tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     EARNINGS PER SHARE
           Earnings per share were calculated by dividing net income by the average number of shares outstanding.

     COMPARATIVE DATA
           Certain amounts in the 1993 disclosures have been reclassified to provide comparability with the 1994 presentation.



NOTE B
     INVESTMENT SECURITIES
           Carrying amounts and approximate market values of investment securities are summarized as follows:

          Securities Held-to-Maturity consisted of the following at December 31, 1994

                           Carrying     Unrealized  Unrealized   Market
                            Amount        Gains      Losses      Value
                        ______________ ____________ ___________ __________

     State and Political
      Subdivisions        $ 5,568,004     $25,430    $135,604   $5,457,830
     Corporate Notes       15,962,505       1,460     317,290   15,646,675
                         _____________ ____________ ___________ __________

                          $21,530,509     $26,890    $452,894   $21,104,505
                         ============= ============ =========== ===========

  Securities Available-for-Sale consisted of the following at December 31, 1994

                           Amortized    Unrealized   Unrealized    Market
                             Cost         Gains        Losses      Value
                          ____________ ____________ ____________ ____________

     U. S. Treasury
      Securities          $50,244,414     $ 6,956    $1,222,308  $49,029,062
     Government Agencies   21,028,851     134,161       707,074   20,455,938
     Equity Securities        250,000                             250,000
     Collateralized
      Mortgage
      Obligations           1,596,688      29,843             -    1,626,531
                         _____________ ____________ ____________ ____________

                          $73,119,953    $170,960    $1,929,382  $71,361,531
                         ============= ============ ============ ============

 Securities Held-to-Maturity consisted of the following at December 31, 1993

                            Carrying    Unrealized    Unrealized    Market
                             Amount       Gains         Losses      Value
                         _____________ _____________ ____________ ___________

     U. S. Treasury
       Securities         $43,278,333    $852,561       $15,269  $44,115,625
     Government Agencies   15,036,838     434,222         3,790   15,467,270
     State and Political
      Subdivisions          4,591,788      74,441        15,162    4,651,067
     Equity Securities        250,000           -             -      250,000
     Other Securities      16,035,070     200,434         9,028   16,226,476
                         _____________ _____________ ____________ ___________

                          $79,192,029  $1,561,658       $43,249  $80,710,438
                         ============= ============= ============ ===========


NOTE B
     INVESTMENT SECURITIES (Continued)

 The Maturities of Investment Securities at December 31, 1994 are as follows:


                                Securities Held-to-Maturity   Securities   Available-for-Sale
                                  Carrying    Approximate       Amortized       Approximate
                                   Amount     Market Value        Cost         Market Value
                               ____________ ________________ ______________   ______________

 U. S. Treasury Securities:
       One Year and Under          $   -        $   -          $ 9,016,078     $ 8,875,625
       Two to Five Years               -            -           41,228,336      40,153,437
                               ____________ _______________ ________________  ______________

                                   $   -        $   -          $50,244,414     $49,029,062
                               ============ =============== =================  =============

      Government Agencies:
      One Year and Under           $   -        $   -          $ 5,999,486     $ 5,951,875
      Two to Five Years                -            -           14,033,526      13,374,063
      Six to Ten Years                 -            -                    -               -
      Over Ten Years                   -            -              995,839       1,130,000
                              _____________ _______________ _________________  _____________

                                   $   -        $   -          $21,028,851     $20,455,938
                               ============= =============== =================  =============
     State and Political
       Subdivisions:
       One Year and Under        $1,103,611     $1,100,221      $   -          $    -
       Two  to  Five  Years       4,022,501      3,928,314          -               -
       Six to Ten Years             441,892        429,295          -               -
       After Ten Years                 -              -             -               -
                             ______________ _______________ _________________  _____________

                                 $5,568,004     $5,457,830      $   -         $     -
                             ============== =============== =================  =============

     Collateralized Mortgage
       Obligations:
       One Year and Under        $     -        $   -           $    -         $     -
       Two to Five Years               -            -              150,513         150,635
       Six to Ten Years                -            -              136,655         154,170
       After Ten Years                 -            -            1,309,520       1,321,726
                              ______________ ______________ _________________  _____________

                                   $   -        $   -           $1,596,688      $1,626,531
                              ============== ============== =================  =============

NOTE B
     INVESTMENT SECURITIES (Continued)

                    Securities Held-to-Maturity   Securities Available-for-Sale
                      Carrying    Approximate       Amortized     Approximate
                       Amount     Market Value     Cost Market      Value
                  ______________ _______________ _______________ ______________

Corporate Notes:
 One Year and Under   $7,011,120    $6,909,231        $   -           $   -
 Two to Five Years     8,951,385     8,737,444            -               -
 Six to Ten Years          -            -                 -               -
 After Ten Years           -            -                 -               -
                    _____________  ______________  ______________ _____________

                     $15,962,505   $15,646,675        $   -           $   -
                    =============  ==============  ============== =============

  Investment securities held-to-maturity with an adjusted cost of $14,091,000 at December 31, 1993, were pledged to secure public deposits.

  Investment securities available-for-sale with an adjusted cost of $14,629,375 at December 31, 1994, were pledged to secure public deposits.

  Included in the average maturity of Collateral Mortgage Obligations are certain mortgage-backed securities having contractual remaining maturities ranging from 1 month to 25 years. Based on prepayment assumptions, the estimated average remaining lives of these securities range from 2 years to 5 years.

  Gross realized gains on sales of securities held-to maturity were:

                                 1994       1993          1992
                             ___________ ___________ ____________

     Government Agencies       $     -     $43,149      $12,050
      State  and Political
        Subdivisions                 -      29,054       (8,054)
     Equity Securities               -           -            -
     Other Securities                -       6,804       10,000
                             ___________ ___________ ____________

                               $     -     $79,007      $13,996
                             =========== =========== =============

NOTE B
     INVESTMENT SECURITIES (Continued)

 Gross realized gains on sales of securities available-for-sale were:

                                   1994       1993          1992
                                 _________  _________   ___________

     U.S. Treasury Securities     $ 3,019     $   -         $   -
     Government Agencies           21,406         -             -
     State and Political
       Subdivisions                     -         -             -
     Equity Securities                  -         -             -
     Other Securities                   -         -             -
                                 __________  _________   ___________
                                  $24,425     $   -         $   -
                                 ==========  =========   ===========

           As of January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, on "Accounting for Certain Investment Securities". This statement requires investment securities to be classified into one of the following categories: held-to-maturity, available-for-sale, or trading. Investment securities classified as held-to-maturity are measured at amortized cost while investment securities classified as available-for-sale or trading are measured at fair value, with unrealized gains or losses recorded in the "Equity" section for available-for-sale securities and in the income statement for trading securities. The effect of this change in accounting principle is reflected in the "Equity" section of the
     Statement of Changes in Stockholders' Equity as an unrealized loss on investment securities available-for-sale of $1,160,558 net of deferred taxes of $597,863.

           A specific reserve allocation was recorded against income for two preferred stocks held in Investment Securities prior to 1992. Both preferred stocks were sold prior to the reversal of the $132,500 specific reserve allocation included in stockholders equity during the year ended December 31, 1992.

NOTE C
     LOANS
     Major  classifications of loans are summarized as follows:

                                            For The Years Ended
                                                 December 31,
                                            _______________________
                                              1994         1993
                                            __________   __________

           Real Estate - Residential       $18,571,673  $22,042,771
           Real Estate - Commercial         17,089,078   17,987,194
           Commercial - Non-Real Estate      6,695,896    6,713,025
           Student Loans                     3,391,123    3,114,060
           Installment                      10,839,905   10,912,226
           Other                             1,650,026    1,136,132
                                            __________   __________
                                            58,237,701   61,905,408
           Less:  Unearned Discount         (1,831,159)  (2,030,234)
                                            __________   __________
                                            56,406,542   59,875,174
           Less:  Allowance for
                  Loan Losses               (2,243,169)  (2,093,534)
                                            __________   __________
           Balance at December 31          $54,163,373  $57,781,640
                                            ==========   ==========


           At December 31, 1994, $365,072 of loans were in the nonaccrual status and $40,119 of interest was foregone in the year then ended. At December 31, 1993, $1,021,086 of loans were in the nonaccrual status and $85,774 of interest was foregone in the year then ended. The net effect of the reversal of previously accrued interest was to reduce interest income by $2,585, $64,949 and $67,904 in 1994,
     1993 and 1992, respectively.

            An  approximate  schedule  of  loan  maturities   or
     repricing opportunities is as follows:

                                  Variable       Fixed
          Maturities                Rate          Rate         Total
       _________________         __________    __________    __________
       Three Months or Less     $12,035,296    $6,530,991   $18,566,287
       Three Months - One Year   16,911,442    11,087,177    27,998,619
       One Year - Five Years      1,488,163     8,985,629    10,473,792
       Over Five Years                    -     1,199,003     1,199,003
                                 __________    __________    __________
                                $30,434,901   $27,802,800   $58,237,701
                                 ==========    ==========    ==========

NOTE D
     ALLOWANCE  FOR POSSIBLE LOAN LOSSES
     Transactions in the allowance for loan losses were as follows:

                                        For The Years Ended
                                            December 31,
                                  __________________________________
                                    1994        1993         1992
                                  _________   _________    _________

     Balance at January 1        $2,093,534  $1,436,356   $1,288,900
     Provision Charged to
      Operations                          -     300,000    1,506,000
     Loans Charged Off             (237,869)   (572,993)  (1,925,428)
     Recoveries                     387,504     930,171      566,884
                                  _________   _________    _________

     Balance at December 31      $2,243,169  $2,093,534   $1,436,356
                                  =========   =========    =========


           The Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective January 1, 1995. This statement establishes standards, including the use of discounted cash flow techniques, for measuring the impairment of a loan when it is probable that the contractual terms will not be met. The effect of adopting this new standard will not have a material impact on the Company's financial position or results of operation.


NOTE E
     BANK PREMISES, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
           Major classifications of fixed assets are summarized as follows:

                                                  December 31,
                                               1994         1993

          Bank Building and Improvements    $2,652,511  $2,618,975
          Furniture and Equipment            3,291,508   3,172,614
          Leasehold Improvements               325,511     315,985
          Land                                 877,294     877,294
                                             _________   _________
                                             7,146,824   6,984,868
          Less:  Accumulated Depreciation
           and Amortization                 (3,665,591) (3,271,326)
                                             _________   _________
                                            $3,481,233  $3,713,542
                                             =========   =========

         Depreciation and amortization expense totaled $394,265, $377,997 and $351,644 for the years ended December 31, 1994, 1993 and 1992, respectively.

NOTE F
     OTHER REAL ESTATE
           Other real estate includes a variety of property acquired through foreclosure. These properties are recorded at the lower of the loan balance or fair value, less estimated disposal cost. The appraisals of such properties are addressed annually, and all properties are adjusted to the lower of the current carrying value or appraisal value. Additionally, the Bank has set up a reserve for anticipated carrying and disposal cost of these properties.

         Changes in the reserve were as follows:

                                         For The Years Ended
                                             December 31,
                                    _______________________________
                                      1994        1993       1992
                                    _______      _______    _______
     Balance at January 1           $50,000           $-         $-
     Provision Charged to
      Operations                          -       50,000          -
     Loans Charged Off                    -            -          -
     Recoveries                           -            -          -
                                    _______      _______    _______

     Balance at December 31         $50,000      $50,000         $-
                                    =======      =======    =======

          The sale of certain pieces of these properties resulted in gains (losses) of ($7,500), ($74,525) and ($86,787) in
    1994, 1993 and 1992, respectively. These amounts have been included in other operating income (expenses) for the respective periods.


NOTE G
     ACQUISITIONS
           Under a Purchase and Assumption Agreement (the Agreement) dated May 24, 1989, between PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD and the Federal Deposit Insurance Corporation (FDIC) as receiver of First Eastern
    Bank and Trust Company, New Orleans, Louisiana, Peoples purchased certain assets and assumed the deposit liabilities of First Eastern.

           The negative bid of ($640,500) received was allocated to the following assets, ($250,000) as a discount on loans purchased, ($475,500) as an adjustment of Bank Premises to their Fair Market Value and a premium of $85,000 on the deposits assumed. The $85,000 premium is included in Excess Cost Over Fair Value of Assets Acquired along with amounts from prior acquisitions and is being amortized by annual charges to earnings over a period of 15 years.

NOTE G
     ACQUISITIONS (Continued)

           Under a Deposit Transfer and Asset Purchase Agreement (Agreement II) dated October 12, 1990, between Citizens Bank and Trust Company, Covington, Louisiana and PEOPLES
     BANK AND TRUST COMPANY OF ST. BERNARD, Peoples agreed to assume all deposit liabilities of Citizens Bank's Slidell branch and purchase certain assets of that branch. Subject to Agreement II, Peoples had the opportunity to purchase any loans at par from the Slidell branch within 120 days of the date of the agreement. Additionally, Peoples' parent company, Peoples Bancshares, Inc., acquired the branch location of the Citizens' Slidell branch and subsequently entered into a lease with Peoples Bank for the facility. Under the agreement, Peoples paid a premium of $80,000 for the deposit base which is included in Excess Cost Over Fair Value of Assets Acquired along with amounts from prior years and is being amortized by annual charges to earnings over a period of 15 years.

           Under  a Purchase and Assumption Agreement (Agreement
     III) dated December 3, 1987, between PEOPLES BANK AND TRUST COMPANY OF ST. BERNARD and the FDIC as receiver of the
     State Bank of Commerce, Slidell, Louisiana, Peoples purchased certain assets and assumed the deposits liabilities of State Bank of Commerce. In consideration of such assumption, Peoples acquired certain assets of State Bank and assistance from FDIC with an aggregate fair value equal to the total amount of liabilities assumed less $1,310,000. Peoples is amortizing such excess by annual charges to earnings over a period of 15 years. A comparison of the deposit base purchased to the deposit base at December 31, 1992 reflected a decline in the deposit base estimated to be retained after the acquisition. Therefore, an additional charge to earnings of $180,000 and $300,000 was made during the years ended December 31, 1993 and 1992, respectively. The balance is being amortized over the remaining fifteen year period.

           Accumulated amortization amounted to $1,065,639 and $1,017,305 at December 31, 1994 and 1993, respectively. The total amount of amortization was $48,334, $248,333 and $398,333 for 1994, 1993, 1992 (from the above acquisitions) and has been included in other operating expenses.


NOTE H
     INCOME TAXES
           During 1993, the Bank adopted FAS Statement 109. The Bank elected not to retroactively adopt the pronouncement and, therefore, has accounted for the adoption as a change in accounting principle and reported the results of such change as of January 1, 1993.

           Under the new rules, the Bank recognized a deferred tax asset based on temporary differences between book and tax purposes.

NOTE H
     INCOME TAXES (Continued)

           The  effective  tax rates differ from  the  statutory
     rates  principally  because  of  tax  exempt  revenues.   A
     reconciliation of these rates is shown below:

                                                 Years Ended December 31,
                              ___________________________________________________________
                                    1994                1993                 1992
                              __________________   _________________    _________________
                                          % of                 % of                 % of
                                         Pretax               Pretax               Pretax
                               Amount    Income     Amount    Income     Amount    Income
                              ________   ______    ________   ______    ________   ______
    Federal Income
     Tax at Statutory Rate    $727,378    34.00%   $805,941    34.00%   $649,446    34.00%

    Increases (Decreases)
     Resulting From:
      Tax Exempt Income       (114,867)   (5.37)    (76,069)   (3.21)   (136,425)   (6.80)
      Disallowed Interest
        Expense                  9,892      .46       6,436      .27       7,470      .37
      Amortization Acqui-
        sition Premium          16,433      .77      84,433     3.56     135,434     6.78
      Miscellaneous Items        7,273      .34     (14,233)    (.60)     14,019      .70
                              ________   ______    ________   ______    ________   ______
        Total                 $646,109    30.20%   $806,508    34.02%   $669,944    35.05%
                              ========   ======    ========   ======    ========   ======

      The income tax provision is composed of current and deferred portions as follows:

                                                   December 31,
                                    ________________________________________
                                                              Deferred
                                        Liability Method        Method
                                    ______________________   _______________

                                         1994        1993        1992
                                       ________    ________    ________

     Current                           $107,504    $811,853    $722,683
     Deferred                           453,395      (5,345)    (52,739)
     Change in Valuation Allowance       85,210           -           -
                                       ________    ________    ________
                                       $646,109    $806,508    $669,944
                                       ========    ========    ========

NOTE H
     INCOME TAXES (Continued)

           There were net deferred tax assets as of $766,891 and $707,633 as of December 31, 1994 and 1993, respectively.
     The major temporary differences which created deferred tax assets and liabilities are as follows:

                                               1994        1993
                                              _______     _______
          Unrealized loss on securities
            (FASB 115 Adjustment)            $597,863    $      -
          Unrealized loss on securities
            (Section 475 Adjustment)         (413,220)          -
          Deferred compensation               337,541     257,363
          Allowance for loan losses           280,554     217,524
          Accumulated depreciation           (138,321)    (46,975)
          Other Real Estate                    80,989      77,064
          Deferred Income                      77,276     103,035
          Other                                29,419      99,622
                                              _______     _______
                                              852,101     707,633
          Valuation Allowance                 (85,210)          -
                                              _______     _______
                                             $766,891    $707,633
                                              =======     =======

           These amounts are included in Other Assets on the Balance Sheet.


NOTE I
     LEASES
          The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 1994:

          Year Ending
          December 31,
          ___________

             1995                                        $553,851
             1996                                         534,234
             1997                                         500,400
             1998                                          54,000
             1999                                          54,000
             After 1999                                    42,450
                                                        _________

             Total Minimum Payments Required           $1,738,935
                                                        =========

           Rent  expense totaled $564,209, $563,349 and $562,571
     for 1994, 1993 and 1992, respectively.

NOTE I
     LEASES (Continued)

          The Bank is the lessor of office space under operating
leases expiring in various years   through 1999.

            Minimum  future  rentals  to  be  received  on  non-
cancelable  leases as of December 31, 1994    for  each  of  the
next 5 years and in the aggregate are:

          December 31,
          ____________
             1995                                        $106,673
             1996                                          97,036
             1997                                          92,735
             1998                                          86,325
             1999                                          74,125
                                                          _______
                                                         $456,894
                                                          =======

NOTE J
     EMPLOYEE BENEFITS
           As of October 30, 1984, the Bank merged its target-benefit pension plan with its profit sharing plan to form a new profit sharing plan. The result of this merger was to combine the benefits accrued into one plan, with no detrimental effect on either the Bank or its employees. Employer contributions to the plan are determined annually. The amounts of profit sharing expense were $125,000, $100,000 and $100,000 for 1994, 1993 and 1992,
     respectively, and is included in salaries and employee benefits on the statements of income. The plan covers all employees of the Bank who have six months of service (1,000) hours and are age twenty and one-half or older.


NOTE K
     RELATED PARTIES
           Certain executive officers and directors have loans, deposits, and other transactions with the Bank. Such transactions are on substantially the same terms as those prevailing at the time for comparable transactions with others. An analysis of loans to directors, officers and principal holders of equity securities, is as follows:

                                                  December 31,
                                             _____________________
                                               1994        1993
                                             _________   _________

          Balance - January 1               $1,077,935  $1,471,787
          New Loans Made and Renewals          458,697     579,894
          Repayments and Maturities           (511,029)   (973,746)
                                             _________   _________
                                            $1,025,603  $1,077,935
                                             =========   =========

NOTE K
     RELATED PARTIES (Continued)

           On December 30, 1985, the Bank sold its buildings and land to a partnership whose partners are the major stockholders of the Bank's holding company. The sales price was $3,500,000, the appraised value of the property. The terms consisted of an installment sale with a down payment of $260,000 and a balance of $3,240,000 to be paid. The balance of $3,240,000 was repaid in January of 1987. At the time of the sale, the Bank entered into operating leases with the partnership for the property sold for a period of twelve years beginning December 30, 1985 and ending December 31, 1997. The leases require minimum annual lease payments of $446,400. In accordance with Generally Accepted Accounting Principles the gain from the sale/lease back is to be amortized over the life of the lease. In 1994, 1993 and 1992, $75,761 of the gain was recognized in each year. Deferred income of $227,283 and $303,044 for 1994 and 1993 have been included in other liabilities.

           On October 13, 1990, the Bank entered into a lease agreement with its parent, Peoples Bancshares, Inc., for its branch facility located in Slidell, Louisiana. Under terms of the agreement the lease is for a ten year period at a monthly rent of $4,500 with adjustment clauses based upon changes in the Consumer Price Index at the beginning of the 2nd, 4th, 6th, 8th and 10th years. The total rent under this agreement for 1994, 1993 and 1992 totaled $54,000 per year.


NOTE L
     DEFERRED COMPENSATION AGREEMENTS
            The Bank is a party to deferred compensation agreements with several officers of the Bank. The amount of compensation accumulated will be distributed to those officers at the time they reach retirement age in time frames ranging from lump sum distribution to 15 years. The amounts charged to operations were $49,975, $47,512 and $57,346 from 1994, 1993 and 1992, respectively. The total deferred compensation liability payable equaled $992,769 and $927,112 for 1994 and 1993, respectively, and was included in other liabilities. These plans do not qualify under the Internal Revenue Code, and accordingly, tax deduc tions are allowable only when benefits are paid.

NOTE M
     COMMITMENTS AND CONTINGENCIES
          The Bank's financial statements do not reflect various commitments and contingent liabilities that arise in the normal course of business and the involved elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, commercial letters of credit and contingent liabilities of secondary mortgage loans sold with recourse over a 90-day period of time. A summary of the Bank's commitments and contingent liabilities at December 31, 1994 is as follows:

                                                           Amount
                                                         _________
          Secondary Mortgage Loans Sold With Recourse   $1,553,650
          Credit Card Arrangements                       1,124,776
          Commercial Lines of Credit                     1,984,963
          Commitments to Extend Credit                   2,742,850
                                                         _________

                                                        $7,406,239
                                                         =========

             Commitments to extend credit, credit card arrangements, commercial letters of credit and secondary mortgage loans sold with recourse all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statement of condition. Because these instruments have fixed maturity dates and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

           The Bank is a party to various legal proceedings arising in the ordinary course of business. In the opinion of management and the Bank's outside legal counsel, the ultimate resolution of these proceedings will not have a material adverse affect on the Bank's financial condition or results of operations.

NOTE N
     DEPOSITS
          Major classifications of deposits are as follows:

                                               December 31,
                                        ___________________________
                                            1994          1993
                                        ___________   _____________

          Non-Interest Bearing Demand $31,027,908 $28,759,490 NOW and Insured Money Market
            Accounts                      36,971,993    41,419,463
          Savings Accounts                37,835,552    40,534,087
          Certificates of Deposit
            Greater than $100,000          7,613,910     5,400,683
          Other Certificates of Deposit   38,553,871    39,349,203
                                          __________    __________

                                        $152,003,234  $155,462,926
                                         ===========   ===========

           An  approximate schedule of maturities for fixed rate
     Certificates of Deposits $100,000 and over are as follows as of December 31, 1994:

          Three Months or Less                         $5,464,819
          Over Three Months through Twelve Months       1,477,423
          Over One Year through Five Years                671,668
          Over Five Years                                       -
                                                        _________

                                                       $7,613,910
                                                        =========

NOTE O
     CONCENTRATIONS OF CREDIT
           All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distributions of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The majority of the Bank's customers are located in Southeastern Louisiana.

NOTE P
     DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS
           The  following methods and assumptions were  used  to
     estimate   the  fair  value  of  each  class  of  financial
     instruments for which it is practicable to estimate the value:

          CASH AND SHORT-TERM INVESTMENTS
          For cash, the carrying amount approximates fair value.
          For short-term investments, fair values are calculated based upon general investment market interest rates for similar maturity investments.

          INVESTMENT SECURITIES
          For securities and marketable equity securities held-for-investment purposes, fair value are based on quoted market prices.

          LOAN RECEIVABLES
          For certain homogeneous categories of loans, such as residential mortgages, credit card receivables and other consumer loans, fair value is estimated using the current U.S. treasury interest rate curve, a factor for cost of processing and a factor for historical credit risk to determine the discount rate.

          DEPOSIT LIABILITIES
          The fair value of demand deposits, savings deposits and certain money market deposits are calculated based upon general investment market interest rates for similar maturity investments. The fair value of fixed maturity certificates of deposit is estimated using the U.S. treasury interest rate curve currently offered for deposits of similar remaining maturities.

          COMMITMENTS TO EXTEND CREDIT
          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.

NOTE P
      DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INVESTMENTS (Continued)
               COMMITMENTS TO EXTEND CREDIT (Continued)

       The estimated fair values of the Bank's financial instruments are as follows:


                              December 31, 1994            December 31, 1993
                         ____________________________   _______________________
                            Carrying       Fair           Carrying       Fair
                             Amount        Value           Amount        Value

 Financial Assets:

 Cash and Short-Term
  Investment             $13,541,000   $13,540,000   $26,786,707   $26,784,080
 Investment Securities    92,892,000    92,466,000    79,192,029    80,710,438
  Loans                   56,407,000    55,262,000    59,875,174    60,456,592
 Less:  Allowance for
       Loan Losses        (2,243,000)   (2,243,000)   (2,093,534)   (2,093,534)
                          ___________   ___________    __________   ___________
                        $160,597,000  $159,025,000  $163,760,376  $165,857,576
                         ============   ===========   ===========   ===========

 Financial Liabilities:

  Deposits              $152,003,000  $148,858,000  $155,462,926  $154,342,074
                         ===========   ===========   ===========   ===========

 Unrecognized Financial Instruments:

 Commitments to Extend
  Credit                  $2,742,850    $2,742,850    $3,834,000    $3,834,000
  Secondary Mortgage Loans
   with 90 day Recourse    1,553,650     1,553,650     4,321,350     4,321,350
   Commercial Lines
   of Credit               1,984,963     1,984,963     1,299,930     1,299,930
  Credit Card
   Arrangements            1,124,776     1,124,776     1,214,038     1,214,038
                           _________     _________    __________    __________
                          $7,406,239    $7,406,239   $10,669,318   $10,669,318
                           =========     =========    ==========    ==========

NOTE Q
     SUBSEQUENT EVENTS
           Effective April 27, 1995, Peoples Bancshares, Inc. entered into an agreement and plan of merger with First Commerce Corporation. The consideration for the acquisition of the Company and its subsidiary will consist of $30,622,000 of common stock of First Commerce
     Corporation, with a market value based on the average trading prices over the ten business days prior to the date the Plan becomes effective.

           As of December 31, 1994, Peoples Bank and Trust Co. was in negotiations to sell $1,400,000 of Student Loans to the Student Loan Marketing Association. As of the date of this Independent Auditor's Report, the sale has not been completed.

                                                        Appendix

                             PROXY FAIRNESS OPINION
                             DRAFT - SUBJECT TO REVISION


                              , 1995

          The Board of Directors
          Peoples Bancshares, Inc.
          P. O. Box 1099
          Chalmette, LA  70044-1099

          The Board of Directors
          Peoples Bank & Trust Company of St. Bernard
          P. O. Box 1099
          Chalmette, LA  70044-1099

          Ladies and Gentlemen:

          You have requested our opinion as to the fairness, from a financial point of view, to Peoples Bancshares, Inc. ("Company"), Peoples Bank & Trust Company of St. Bernard ("Bank") and their respective shareholders of (a) the Aggregate Consideration, as defined below, to be received by the shareholders of Company and Bank pursuant to the Plan, as defined below and (b) the allocation of the Aggregate Consideration between shareholders of Company and Bank.

          The terms of the transaction contemplated are set forth in an Amended and Restated Agreement and Plan of Merger dated July 27, 1995, and a related Agreement of Merger of Bank into First National Bank of Commerce (collectively, the "Plan"); and provide that Company will merge into First Commerce Corporation ("FCC") (the " Merger"), and Bank will merge into First National Bank of Commerce, FCC's wholly-owned subsidiary, (the "Bank Merger"). Under the terms of the Plan, on the date the Merger becomes effective (the "Effective Date"), the shareholders of Company will become shareholders of FCC, as follows:

          Each issued and outstanding share of the common stock, $25.00 par value per share, of Company ("Company Common Stock"), except for the shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited in accordance with applicable law, shall be converted into a number of shares of the common stock, $5.00 par value per share, of FCC ("FCC Common
          Stock") equal to the quotient of (i) 96.33% of the quotient of (the Aggregate Consideration divided by the Market Value, as defined below, of a share of FCC Common Stock) divided by (ii) the number of shares of Company Common Stock outstanding on the Effective Date. The term, "Aggregate Consideration", is defined in the Plan as $30,796,000 less the Deductible Amount. The term, "Deductible Amount", is defined in the Plan as the excess over $200,000 of Company's and Bank's aggregate legal, accounting, investment banking, printing and mailing fees and costs from January 1, 1994, through the Effective Date related to the prospective sale of Company and Bank, the process leading to the execution of the Plan, and the negotiation, implementation and consummation of the Plan, other than (1) any such fees and costs that had been accrued on or before December 31, 1994, and
          (2) any such fees and costs, up to but not exceeding $300,000, that are accrued and paid at any time from January 1, 1995 through the date that is 30 days prior to the date set for consummation of the Plan. The term, "Market Value", is defined in the Plan as the average of the closing sales prices of a share of FCC Common Stock reported on the NASDAQ National Market for the ten business days ending on the last business day prior to the Effective Date.

          The Boards of Directors                                    , 1995
          Peoples Bancshares, Inc.                                   Page 2
          Peoples Bank and Trust Company of St. Bernard



          Under the terms of the Plan, on the Effective Date, the shareholders of Bank will become shareholders of FCC, as follows:

          Each issued and outstanding share of the common stock, $25.00 par value per share, of Bank ("Bank Common Stock"), except for the shares as to which dissenters' rights of appraisal have been perfected and not withdrawn or forfeited in accordance with applicable law and shares owned by the Company, shall be converted into a number of shares of FCC Common Stock equal to the quotient of (i) 3.67% of the quotient of (the Aggregate Consideration, divided by the Market Value, of a share of FCC Common Stock) divided by (ii) the number of shares of Bank Common Stock outstanding that are not owned by the Company.

          Under the terms of the Plan, in lieu of the issuance of any fractional share of FCC Common Stock to which a Company or a Bank shareholder would otherwise be entitled:

          Each such Company or Bank shareholder shall be entitled to receive a cash payment equal to such fractional share multiplied by the Market Value.

          Chaffe & Associates, Inc. ("Chaffe"), through its experience in the securities industry, investment analysis and appraisal, and in related corporate finance and investment banking activities, including mergers and acquisitions, corporate recapitalization, and valuations for estate, corporate and other purposes, states that it is competent to provide opinions as to the fairness of the consideration, and the allocation of the consideration, contemplated herein. Neither Chaffe nor any of its officers or employees has an interest in the common stocks of Company, Bank or FCC, nor an interest in Peoples Properties Limited Partnership (the "Partnership"). During the past year in addition to those opinions, Chaffe has provided financial advisory services to Company and Bank, including assistance in negotiating the proposed transaction ("Advisory Services") and provision of earlier fairness opinions on the proposed transaction (the "April Opinion" and the "July Opinion"). The fee received for the preparation and delivery of this opinion is not, and fees received for Advisory Services the April Opinion and the July Opinion were not, dependent or contingent upon any transaction.

          In connection with this opinion, we have reviewed materials bearing upon the transaction contemplated in the Plan and upon the financial and operating condition of Company and the Bank, including, among other information: a) the Plan; b) the Offer and Agreement to Sell and to Purchase Real Property, signed by the Partnership on April 1, 1995 and accepted by FCC on April 26, 1995, between FCC and Partnership, as amended by the First Amendment to the Offer and Agreement to Sell and Purchase Real Property, signed by Partnership on July 26, 1995, and to be accepted by FCC; c) the Appraisal of the Market Value of 9109 West Judge Perez Drive, 1801 East Judge Perez Drive and 6624 St. Claude Avenue, St. Bernard Parish, Louisiana for Mr. Nicholas P. Trist, President and Chairman of the Board of the Bank, by Patrick J. Egan, CRE, Robert W. Merrick Appraisal Division of Latter & Blum, Inc./Realtors, dated January 31, 1995; and Supplemental Letters by Mr. Egan, dated April 18, 1995 and July 20, 1995, addressed to Mr. Henry F. O'Connor, Jr., attorney for the Partnership (collectively, the "Appraisal Documents"); d) Company's audited financial statements, with examination and opinion by LaPorte, Sehrt, Romig & Hand, Certified Public Accountants ("LaPorte, Sehrt"), for the years 1989 through 1994;
          e) Company's Federal Reserve Forms FR Y-6 dated December 31, 1992, 1993 and 1994; Forms FR Y-9C for each quarter ended March 31, 1994 through June 30, 1995; and Forms FR Y-9LP for each quarter ended March 31, 1994 through June 30, 1995; f) Company's Income Tax Return for the years 1992 through 1994, prepared by LaPorte, Sehrt; g) Company's Uniform Holding Company Performance Reports dated December 31, 1993, December 31, 1994 and March 31, 1995; h) Bank's audited financial statements for the years 1988 through 1994, with examination and opinion by LaPorte, Sehrt; i) Bank's CALL Reports for each quarter ended June 30, 1993 through June 30, 1995; j) Bank's Uniform Bank Performance Reports dated December 31, 1993, The

          Boards of Directors
          Peoples Bancshares, Inc.                                   , 1995
          Peoples Bank and Trust Company of St. Bernard              Page 3


          December 31, 1994 and March 31, 1995; k) Bank's Statement of Budgeted Earnings & Expenses for 1995; l) Articles of
          Incorporation and By-Laws of both Company and Bank; and m) various Company and Bank reports, unaudited financial statements, information, documents and regulatory correspondence and other related documents.

          In addition, we have reviewed materials bearing upon the financial and operating condition of FCC, including: a) FCC's audited financial statements for the years 1988 through 1994; b) FCC's Proxy Statements for Annual Shareholders Meetings held in 1990 through 1995; c) FCC's Annual Reports on Form 10-K for the years 1989 through 1994, and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1993, March 31, June 30 and September 30, 1994 and March 31, 1995; d) FCC's Registration Statements on Form S-4 dated August 8, 1994, and September 9, 1993; Form S-4 dated August 5, 1994, and post-effective Amendment No. 1 dated April 27, 1995, and Form S-4 dated September 30, 1994 and Amendment No. 1 thereto dated October 31, 1994; e) FCC's Forms 8-A dated August 12, 1993 and December 22, 1994; f) FCC's Form 8-K dated February 17, 1995, May 5, 1995 and May 15, 1995, and Form 8-K/A dated February 17, 1995; g) Schedules 13G dated April 8, 1994, February 10, 1994, and February 15, 1995, ; h) FCC's quarterly consolidated financial statement for June 30, 1995 Financial Information; i) the draft Form S-4 relating to this transaction, as of July 27, 1995; and j) various FCC information and correspondence. We note that Management of FCC has not allowed us to review any information other than publicly-available information. We have also reviewed statistical and financial information derived from various statistical services for Company, Bank, FCC, and comparable companies, as well as certain publicly-available information and analyses relating to them.

          We have reviewed certain historical market information for the Company and Bank Common Stocks, and note that no independent market exists for the shares of either. We note that, at present, Company has authorized 125,000 shares of Common Stock, of which 24,082 shares are issued, 23,408 shares are outstanding and 674 shares are held in its treasury. We note that, at present, Bank has authorized 92,500 shares of Common Stock, of which 25,000 shares are issued and outstanding, and no shares are held in its treasury. Company is the owner of 96.33% of outstanding Bank Common Stock. In addition, we have reviewed certain historical market information for FCC Common Stock. We note that at June 30, 1995, FCC had authorized 100 million shares of FCC common stock, of which at such date 29,468,248 shares were issued, 28,974,823 shares were outstanding, and 493,425 shares were held as treasury stock. In addition, FCC had authorized 5,000,000 shares of preferred stock, no par value, of which 2,397,370 shares were issued and outstanding, and no shares were held in its treasury.

          We have analyzed the historical performances of Company, Bank and FCC and have considered the current financial conditions, operations and prospects for each company. We have held discussions with the Management of Company, Bank and FCC about these matters. We analyzed information provided by the Management of Company, Bank and FCC concerning their loans, other real estate owned, securities portfolio, fixed
          assets  and  operations,   although   we   did  not   perform  an
          independent review of Company's, Bank's or FCC's assets or liabilities. We have relied solely on Company, Bank and FCC for information as to the adequacy of their respective loan loss allowances and values of other real estate owned. We have relied solely on FCC for information as to the value of its securities portfolio.

          Also, we compared certain financial and stock market data for peer groups of bank Company companies whose securities are publicly traded; reviewed the financial terms of business combinations in the commercial banking industry specifically and other industries generally; considered a number of valuation methodologies, including among others, those that incorporate book value, deposit base premium and capitalization of earnings; and performed such other studies and analyses as we deemed appropriate to this opinion. This opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.


          The Boards of Directors                                    , 1995
          Peoples Bancshares, Inc.                                   Page 4
          Peoples Bank and Trust Company of St. Bernard



          We note that in order for the proposed transaction to close, Company and Bank must meet certain operating constraints, as more fully described in the Plan. Further, we have relied on the statement of the Management of Company, and Bank that Company and Bank are in compliance with the operating constraints as of the date of this letter and that Company and Bank expect to be able to meet these operating constraints through the Closing Date.

          We note that an essential element of the transaction, as proposed by FCC, is the acquisition by FCC of 100% of the ownership in Company and Bank, as well as ownership of three banking facilities (the "Properties"). Partnership is composed of all members of the Board of Directors of Company and the widows of two deceased Directors, all of whom own or control, in the aggregate 63.14% of the stock of the Company. The total consideration proposed by FCC for the acquisition of Company and Bank and the purchase of the Properties, as described above, is an aggregate amount of $33,300,000 (the "Enterprise Consideration"). Partnership has agreed to sell the Properties to FCC at a price of $2,504,000 (the "Appraised Value"), which was determined solely by the Appraisal Documents. We note that both Partnership and FCC have represented to Chaffe that the choice of Latter & Blum, Inc. as the appraiser is acceptable to them. The payment of this consideration will be effected through the assumption by FCC of $2,504,000 of the debt owed by the Partnership to ArgentBank, under a note dated March 31, 1994 and related documents. Further, it is our understanding, relied upon in this opinion, that the Partnership will, through the necessary payments, reduce the principal balance of this indebtedness to $2,504,000 prior to the consummation of the transactions contemplated herein.

          In our review, we have relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information reviewed by us for purposes of the opinions, including without limitation, the Appraisal Documents. We note that the closing of the mergers contemplated by the Plan is conditioned on receipt of an opinion from FCC's independent public accountants, Arthur Andersen LLP, that, inter alia, the mergers will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. We express no opinion on the tax consequences of the proposed transaction or the effect of any tax consequences on the value received by the holders of Company Common Stock or Bank Common Stock.

          Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion that the proposed Aggregate Consideration is fair, from a financial point of view, to Company, Bank , and their respective shareholders; and that the allocation of the Aggregate Consideration between the shareholders of Company and the shareholders of Bank is fair to the shareholders of each of those financial institutions, from a financial point of view.

          Very truly yours,

          CHAFFE & ASSOCIATES, INC.



                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS



          Item 20.  Indemnification of Directors and Officers

               Section 83 of the Louisiana Business Corporation Law ("LBCL") permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of the fact that he is or was a director, officer, employee or agent of the corporation and he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provisions of Section 83 are not exclusive, but no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance, or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Section 11 of FCC's by-laws (the "Indemnification By-Law") provides for mandatory indemnification for current and former directors and officers to the full extent permitted by Louisiana law. As permitted by FCC's Articles of Incorporation, FCC has entered into contracts with its directors providing for indemnification to the fullest extent permitted by law ("Indemnification Contracts"). The rights of the directors under the Indemnification Contracts substantially mirror those granted under the Indemnification By-law.

               FCC maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacities.

               The Indemnification Contracts provide that, to the extent insurance is reasonably available, FCC will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if FCC does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

          Item 21.  Exhibits and Financial Statement Schedules

          (a)  Exhibits

               The   following  Exhibits  are  filed  as   part   of   this
          Registration Statement:

 Exhibit No.               Description

    2     Amended and Restated Agreement and Plan of Merger.

   4.1 Indenture between Registrant and Republic Bank Dallas, N.A. (now Nations Bank, Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series A, included as
          Exhibit 4.1 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

   4.2 Indenture between Registrant and Republic Bank Dallas, N.A. (now Nations Bank, Texas, N.A.), Trustee, including the form of 12-3/4% Convertible Debenture due 2000, Series B, included as
          Exhibit 4.2 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

   5      Opinion of Correro, Fishman & Casteix, L.L.P.

   8      Form of opinion of Arthur Andersen LLP as to certain tax matters.

  15 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

  23.1    Consent of Arthur Andersen LLP.

  23.2    Consent of Laporte, Sehrt, Romig & Hand.

  23.3    Consent of Chaffe and Associates, Inc.

  23.4    Consent of Correro, Fishman & Casteix, L.L.P., included in Exhibit 5.

  24 Powers of Attorney of directors and certain officers of Registrant contained on page S-1 of the Registration Statement.

  99 Forms of Proxy of Peoples Bancshares, Inc. and Peoples Bank & Trust Company of St. Bernard.

          (b)  Financial Statement Schedules

               None

          Item 22.  Undertakings

               The undersigned Registrant hereby undertakes as follows:

                   (1) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                   (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                   (3) That, for the purpose of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                   (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in response to Item 20 of this Registration Statement, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


               Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana on the 3th day of August, 1995.


                                        FIRST COMMERCE CORPORATION


                                        By: /s/ Thomas L. Callicutt, Jr.



               Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Thomas C. Jaeger and Thomas L. Callicutt, Jr., or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to such Registration Statement, including post-effective therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Signature                      Title                   Date



       /s/  Ian  Arnof              President  and  Chief     April 17, 1995
      ________________________   Executive Officer and Director
          Ian Arnof

      /s/  Hermann  Moyse, Jr.      Chairman of the Board     April 17, 1995
      ________________________
          Hermann Moyse, Jr.

     /s/  Thomas L. Callicutt, Jr.  Senior Vice President     April 17, 1995
     _____________________________  and Controller (Principal
          Thomas L. Callicutt, Jr.    Accounting Officer)

     /s/  Thomas C. Jaeger          Chief Financial Officer   April 17, 1995
     _____________________________
          Thomas C. Jaeger

     /s/ James J. Bailey III                Director          April 17, 1995
     _____________________________
          James J. Bailey III

     /s/ John W. Barton                     Director          April 17, 1995
     _____________________________
          John W. Barton

     /s/ Sydney J. Bestoff III              Director          April 17, 1995
     _____________________________
          Sydney J. Bestoff III

     /s/ Robert H. Bolton                   Director          April 17, 1995
     ______________________________
         Robert H. Bolton

     /s/ Frances B. Davis                   Director          April 17, 1995
     ______________________________
         Frances B. Davis

     /s/ Laurance Eustis, Jr.               Director          April 17, 1995
     ______________________________
         Laurance Eustis, Jr.

     /s/ William P. Fuller                  Director          April 17, 1995
     ______________________________
          William P. Fuller

     /s/ Arthur Hollins III                 Director          April 17, 1995
     ______________________________
          Arthur Hollins III

     /s/ F. Ben James, Jr.                  Director          April 17, 1995
     ______________________________
           F. Ben James, Jr.

     /s/ Erik F. Johnsen                    Director          April 17, 1995
     ______________________________
           Erik F. Johnsen

     /s/ Joseph Merrick Jones, Jr.          Director          April 17, 1995
     ______________________________
          Joseph Merrick Jones, Jr.

                                            Director                , 1995
     ______________________________
         Edwin Lupberger

     /s/ O. Miles Pollard, Jr.              Director          April 17, 1995
     ______________________________
          O. Miles Pollard, Jr.

     /s/ G. Frank Purvis, Jr.               Director          April 17, 1995
     ______________________________
          G. Frank Purvis, Jr.

     /s/ Edward M. Simmons                  Director          April 17, 1995
     ______________________________
          Edward M. Simmons

                                            Director                  , 1995
    _______________________________
          H. Leighton Steward

    /s/ Joseph B. Storey                    Director          April 17, 1995
    _______________________________
          Joseph B. Storey

    /s/ Robert A. Weigle                    Director          April 17, 1995
    _______________________________
          Robert A. Weigle

                                    EXHIBIT INDEX




Exhibits

  2     Amended  and  Restated Agreement and Plan of
        Merger.

 4.1    Indenture  between  Registrant  and Republic
        Bank Dallas, N.A. (now Nations Bank,  Texas,
        N.A.),  Trustee,  including  the form of 12-
        3/4% Convertible Debenture due  2000, Series
        A,  included  as Exhibit 4.1 to Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

 4.2    Indenture  between  Registrant  and Republic
        Bank Dallas, N.A. (now Nations Bank,  Texas,
        N.A.),  Trustee,  including  the form of 12-
        3/4% Convertible Debenture due  2000, Series
        B,  included  as Exhibit 4.2 to Registrant's
        Annual Report on Form 10-K for the year ended December 31, 1985 and incorporated herein by reference.

  5     Opinion   of  Correro,  Fishman  &  Casteix,
        L.L.P.

  8 Form of opinion of Arthur Andersen LLP as to certain tax matters.

  15 Letter of Arthur Andersen LLP regarding unaudited interim financial information

 23.1   Consent of Arthur Andersen LLP.

 23.2   Consent of Laporte, Sehrt, Romig & Hand

 23.3   Consent of Chaffe and Associates, Inc.

 23.4   Consent   of  Correro,  Fishman  &  Casteix,
        L.L.P., included in Exhibit 5

  24 Powers of Attorney of directors and certain officers of Registrant contained on page S-1 of the Registration Statement.

  99    Forms  of  Proxy of Peoples Bancshares, Inc.
        and Peoples  Bank  &  Trust  Company  of St.
        Bernard.